     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1996



                                                      REGISTRATION NO. 333-04195

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                              GCR HOLDINGS LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          THE CAYMAN ISLANDS                           6719                             NOT APPLICABLE
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                               ------------------

                                  SOFIA HOUSE
                                48 CHURCH STREET
                            HAMILTON HM 12, BERMUDA
                                 (441) 292-9415
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 246-5070
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ------------------
                                   copies to:

                  DAVID B. HARMS, ESQ.                                     LOIS HERZECA, ESQ.
                  Sullivan & Cromwell                           Fried, Frank, Harris, Shriver & Jacobson
                    125 Broad Street                                       One New York Plaza
                New York, New York 10004                                New York, New York 10004
                     (212) 558-4000                                          (212) 859-8000

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                               ------------------

                        CALCULATION OF REGISTRATION FEE


- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF SECURITIES                    AGGREGATE OFFERING          AMOUNT OF
                          TO BE REGISTERED                                 PRICE(1)(2)        REGISTRATION FEE(3)
- -------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value $0.10 per share(3)........................      $115,000,000             $39,656
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purposes of calculating the registration fee.

(2) Includes approximately (i) $100,000,000 aggregate offering price of Ordinary Shares to be initially offered for sale in the offering described herein and
    (ii) $15,000,000 aggregate offering price of Ordinary Shares that the Underwriters have the option to purchase to cover over-allotments, if any, in connection with the offering. An indeterminate amount of Ordinary Shares is being registered for resale by a dealer in connection with market-making transactions. See "Explanatory Note."



(3) A registration fee of $29,311 was paid in connection with the initial filing on May 21, 1996 and an additional registration fee of $10,345 is being paid herewith. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained in this Registration Statement may also be used in connection with offers and sales of an indeterminate amount of Ordinary Shares that were previously registered for resales by a dealer in connection with market-making transactions, pursuant to a separate registration statement (No. 33-97736) that became effective on December 18, 1995. Because a registration fee of $49,916 covering such shares was paid previously, no additional registration fee is being paid herewith in respect of such shares. See "Explanatory Note."

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              GCR HOLDINGS LIMITED

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

                    ITEM NUMBER                               PROSPECTUS SECTION
       -------------------------------------   ------------------------------------------------
1.     Forepart of the Registration
         Statement and Outside Front Cover
         Page of Prospectus.................   Facing Page; Outside Front Cover Page

2.     Inside Front and Outside Back Cover
         Pages of Prospectus................   Inside Front and Outside Back Cover Pages;
                                                 Prospectus Summary

3.     Summary Information, Risk Factors and
         Ratio of Earnings to Fixed
         Charges............................   Outside Front Cover Page; Prospectus Summary;
                                                 Risk Factors; Business

4.     Use of Proceeds......................   Prospectus Summary; Use of Proceeds

5.     Determination of Offering Price......   Outside Front Cover Page; Risk Factors;
                                                 Underwriting

6.     Dilution.............................   *

7.     Selling Security Holders.............   Outside Front Cover Page; Principal and Selling
                                                 Shareholders; Shares Eligible for Future Sale

8.     Plan of Distribution.................   Underwriting

9.     Description of Securities to Be
         Registered.........................   Outside Front Cover Page; Prospectus Summary;
                                                 Description of Capital Shares

10.    Interests of Named Experts and
         Counsel............................   *

11.    Information with Respect to the
         Registrant.........................   Prospectus Summary; Risk Factors; Use of
                                                 Proceeds; Dividend Policy; Price Range of
                                                 Ordinary Shares; Capitalization; Selected
                                                 Consolidated Financial Data; Management's
                                                 Discussion and Analysis of Financial Condition
                                                 and Results of Operations; Business;
                                                 Management; Principal and Selling
                                                 Shareholders; Certain Relationships and
                                                 Related Party Transactions; Description of
                                                 Capital Shares; Shares Eligible for Future
                                                 Sale; Certain Tax Considerations; Consolidated
                                                 Financial Statements

12.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities........................   *

- ---------------

* Not applicable.

                                EXPLANATORY NOTE


     This Registration Statement covers the registration of $115,000,000 aggregate offering price of Ordinary Shares of GCR Holdings Limited (the "Company") for sale in a public offering (the "Offering"). This Registration Statement also covers the registration of an indeterminate number of Ordinary Shares for resale by Goldman, Sachs & Co. in connection with market-making transactions. The complete prospectus relating to the Offering (the "Prospectus") follows immediately after this Explanatory Note. Following the Prospectus are certain pages of the prospectus relating solely to such market-making transactions (together with the remainder of the Prospectus as modified as indicated below, the "Market-Making Prospectus"), including alternate front and back cover pages, a section entitled "Principal Shareholders" and a section entitled "Plan of Distribution." The Market-Making Prospectus will not include the stabilization legend, which will be deleted from the inside front cover page, or the sections entitled "Principal and Selling Shareholders" and "Underwriting." All other sections of the Prospectus are to be used in the Market-Making Prospectus.


     The Cross Reference Sheet refers to items in the Prospectus. The Market-Making Prospectus incorporates the Prospectus in its entirety, except for the following items of Form S-1, which are replaced in their entirety in the Market-Making Prospectus:

           FORM S-1 ITEM NUMBER AND HEADING           CAPTION IN MARKET-MAKING PROSPECTUS
       ----------------------------------------  ---------------------------------------------
   4.  Use of Proceeds.........................  "Wrap-around" cover page of Market-Making
                                                 Prospectus
   7.  Selling Security Holders................  Not applicable
   8.  Plan of Distribution....................  "Wrap-around" cover page of Market-Making
                                                 Prospectus; Plan of Distribution

     Pursuant to Rule 429 under the Securities Act of 1933, the Market-Making Prospectus may also be used in connection with offers and sales of an indeterminate number of Ordinary Shares that were previously registered for resale by Goldman, Sachs & Co. in connection with market-making transactions. Such shares were registered under a separate registration statement (No. 33-97736), which became effective on December 18, 1995 in connection with the Company's initial public offering.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 26, 1996



                                4,000,000 SHARES


LOGO                          GCR HOLDINGS LIMITED
                                ORDINARY SHARES
                          (PAR VALUE $0.10 PER SHARE)
                            ------------------------

     All the Ordinary Shares offered are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Ordinary Shares. One million of the Ordinary Shares offered will be repurchased in the Offering by the Company's operating subsidiary, at the initial public offering price net of the underwriting discount. See "Prospectus Summary -- The Offering and the GCR Repurchase."

     SEE "RISK FACTORS" ON PAGES 13 THROUGH 23 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE ORDINARY SHARES.


     The last reported sale price of the Ordinary Shares, which are quoted under the symbol "GCREF," on the Nasdaq National Market on June 25, 1996 was $25.938 per share. See "Price Range of Ordinary Shares."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                INITIAL
                                                PUBLIC
                                               OFFERING       UNDERWRITING PROCEEDS TO SELLING
                                                 PRICE        DISCOUNT(1)    SHAREHOLDERS(2)
                                             -------------    -----------  --------------------
Per Share..................................        $               $                $
Total(3)(4)................................        $               $                $

- ------------

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


(2) The Company will pay certain expenses related to the offering estimated at approximately $1.1 million.



(3) Certain Selling Shareholders have granted the Underwriters an option for 30 days to purchase up to an additional 600,000 Ordinary Shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to
     Selling Shareholders will be $          , $          and $          ,
     respectively. See "Underwriting."


(4) The information set forth in this table does not include the 1,000,000 Ordinary Shares to be repurchased by the Company's operating subsidiary from the Underwriters, at the initial public offering price net of the underwriting discount. The proceeds to Selling Shareholders from these
     shares will be $          . See "Prospectus Summary -- The Offering and the
     GCR Repurchase."
                            ------------------------

     The Ordinary Shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New
York, on or about           , 1996, against payment therefor in immediately
available funds.
GOLDMAN, SACHS & CO.

                     DONALDSON, LUFKIN & JENRETTE
                               SECURITIES CORPORATION

                                       J.P. MORGAN & CO.

                                                               SMITH BARNEY INC.
                            ------------------------

           The date of this Prospectus is                     , 1996.

          ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES LAWS

     The Company is a Cayman Islands corporation, and certain of its officers and directors are residents of various jurisdictions outside the United States. All or a substantial portion of the assets of the Company and of such officers and directors, at any one time, are or may be located in jurisdictions outside the United States. (In particular, Global Capital Reinsurance Limited, the Company's sole subsidiary, through which the Company conducts all its operations, is a Bermuda corporation.) Therefore, it ordinarily could be difficult for investors to effect service of process within the United States on the Company or any of these officers and directors who reside outside the United States or to recover against the Company or any such individuals on judgments of courts in the United States, including judgments predicated upon civil liability under the U.S. federal securities laws. Notwithstanding the foregoing, the Company has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of shares made hereby in the United States by serving CT Corporation System, 1633 Broadway, New York, New York 10019, its United States agent appointed for that purpose. The Company has been advised by Maples and Calder, its Cayman Islands counsel, that (i) in practice the courts of the Cayman Islands are unlikely to enforce judgments of courts in the United States obtained in actions against the Company or such individuals, including judgments predicated upon civil liability under the U.S. federal securities laws, and (ii) there is doubt as to whether the courts of the Cayman Islands would enforce original actions brought in the Cayman Islands against the Company or such individuals predicated solely upon laws of U.S. jurisdictions, including those predicated upon the U.S. federal securities laws. Similarly, the Company has been advised by Appleby, Spurling & Kempe, its Bermuda counsel, that enforcement of any such judgments in Bermuda would require the commencement of a separate action in the Bermuda courts. There is no treaty in effect between the United States and the Cayman Islands (or Bermuda) providing for such enforcement, and there are grounds upon which Cayman Islands courts (and Bermuda courts) may not enforce judgments of courts in the United States. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies available under the U.S. federal securities laws, would not be allowed in Cayman Islands courts (or Bermuda courts) as contrary to that nation's public policy.
                            ------------------------

     FOR NORTH CAROLINA PURCHASERS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. BUYERS IN NORTH CAROLINA SHOULD UNDERSTAND THAT NEITHER THE COMPANY NOR ITS SUBSIDIARY IS LICENSED IN NORTH CAROLINA PURSUANT TO CHAPTER 58 OF THE NORTH CAROLINA GENERAL STATUTES NOR COULD THEY MEET THE BASIC ADMISSIONS REQUIREMENTS IMPOSED BY SUCH CHAPTER AT THE PRESENT TIME.
                            ------------------------

     Except as expressly provided in the Underwriting Agreement, no shares may be offered or sold in the Cayman Islands or Bermuda (although offers may be made to persons in Bermuda from outside Bermuda) and offers may be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, only where such offers have been delivered outside of Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any Ordinary Shares.
                            ------------------------

     In this Prospectus, monetary amounts are expressed in United States dollars and the financial statements contained herein have been prepared in accordance with United States generally accepted accounting principles. The Ordinary Shares, par value $0.10 per share, of the Company are also sometimes referred to herein as "shares."

     References herein to the "Securities Act" mean the U.S. Securities Act of 1933 and to the "Exchange Act" mean the U.S. Securities Exchange Act of 1934.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE ORDINARY SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET-MAKING TRANSACTIONS IN THE ORDINARY SHARES ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this Prospectus. Unless the context otherwise requires, references herein to the "Company" mean GCR Holdings Limited, a Cayman Islands company, and references herein to "GCR" mean the Company together with its wholly owned subsidiary, Global Capital Reinsurance Limited, a Bermuda corporation ("Global Capital Re") through which the Company conducts all its operations. References herein to any fiscal year are to the Company's fiscal year ending on September 30 of the year specified. All monetary amounts herein are stated in United States dollars unless otherwise specified. See "Glossary of Selected Insurance Terms" for definitions of certain terms used in this Prospectus; such terms are printed in boldface the first time they appear in the text below. An investment in the Ordinary Shares offered hereby involves significant risks. See "Risk Factors."

     In December 1995, the Company effected a five-for-one split of the Ordinary Shares in the form of a share dividend (the "Share Split"). Unless the context otherwise requires, all information in this Prospectus gives effect to the Share Split. See note (1) to the financial statements. Unless the context otherwise requires, this Prospectus also assumes that the Underwriters' over-allotment option is not exercised.


     The Company has invited certain of its shareholders to participate in the Offering as Selling Shareholders. Because participations (including those for the Company's founding sponsors) have not yet been determined, the information in this Prospectus regarding the Selling Shareholders and share ownership before and after the Offering and the GCR Repurchase (as defined below) is subject to change prior to the pricing of the Offering. See "Principal and Selling Shareholders."


                                  THE COMPANY

     The Company, through Global Capital Re, its Bermuda-domiciled subsidiary, provides property catastrophe and other short-TAIL property REINSURANCE on a worldwide basis. In the first six months of fiscal year 1996, approximately 66% of this reinsurance covered property catastrophe risks, of which 96% was written on an EXCESS-OF-LOSS basis. Substantially all reinsurance written by Global Capital Re was written for primary insurers rather than reinsurers. Global Capital Re had 233 clients on March 31, 1996, including many of the leading insurance companies around the world. At that date, approximately 55% of Global Capital Re's clients were based in the United States and approximately 55% of its PREMIUMS WRITTEN on policies in force related to U.S. risks. The balance of Global Capital Re's clients and covered risks were located in the largest international insurance markets, principally in Europe, Japan and Australia/New Zealand.


     GCR was established in 1993 through the sponsorship of Goldman, Sachs & Co., a leading international investment banking firm, and Johnson & Higgins, a leading global provider of insurance and reinsurance brokerage services. These firms, together with their affiliates, own approximately 17.2% and 6.4%, respectively, of the Ordinary Shares and, upon completion of the Offering and the GCR Repurchase, will own approximately 14.6% and 4.6%, respectively, of the Ordinary Shares based on current assumptions regarding the levels of Selling Shareholder participation in the Offering (in each case calculated on the basis set forth in the notes to "Principal and Selling Shareholders"). See "Certain Relationships and Related Party Transactions." GCR was formed in response to a severe imbalance between the global supply of and demand for property catastrophe reinsurance that developed in 1993. This imbalance resulted from relatively high levels of worldwide property catastrophe losses in prior years, particularly 1992 when Hurricane Andrew occurred, causing some reinsurers to withdraw from the market or curtail their participation and leading to a very substantial increase in premium rates and RETENTION levels throughout this market in 1993. Based on industry trade publications and information obtained from clients and brokers, manage-ment believes that over $4.0 billion of capital has entered the Bermuda-based property catastrophe reinsurance market since November 1992 in response to these developments. See "-- Industry Trends." GCR began operations in October of 1993.

     GCR's principal operating objective is to UNDERWRITE property catastrophe risks in a manner that maximizes shareholder return on equity. Its underwriting strategy is based on two main principles. First, in selecting its reinsurance programs, GCR targets clients with reputations for quality underwriting and risks that GCR's analysis indicates have superior risk/return profiles. Also, by limiting itself largely to writing reinsurance directly for its insurance company clients and limiting the amount of coverage it is willing to write on a RETROCESSIONAL basis, GCR is able to access more information regarding underlying risks and therefore evaluate the quality of the primary underwriting more effectively. As a result of this selective approach, during fiscal year 1995 and the first six months of fiscal year 1996, respectively, GCR offered capacity for only 15% and 13% of the new reinsurance programs submitted for its review (i.e., excluding renewals of existing programs). During these periods, GCR underwrote 105 and 37 programs, respectively, for new clients. The number of new programs written in fiscal year 1995 reflects the start-up nature of GCR's business during that period. In addition, the number of new programs written during the first half of the current fiscal year reflects the fact that contract renewals are concentrated in the first calendar quarter of each year, so that the number of new programs as well as premiums written in the first half are likely to exceed those written in the second half of the current fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Second, in managing its portfolio of reinsurance contracts, GCR seeks to limit its aggregate loss exposure in any one geographic zone to a specified level rather than measuring and managing risk in relation to premium volume. As a result, GCR intends to pursue new business opportunities in markets where geographic concentration of risk is relatively low, and not necessarily where premium volume growth would be fastest. GCR believes that this approach should lead to an improved balance of risk worldwide, which should moderate the effects of catastrophic events as compared to a book of business accumulated without regard to geographic zone limits. Some of GCR's competitors may follow a similar strategy. GCR believes that this approach not only enhances risk management but, as evidenced by its success in establishing relationships with targeted clients, is highly attractive to "blue chip" insurance companies, which tend to regard capital strength and underwriting reputation as primary factors in selecting a reinsurer, and thus greatly enhances GCR's ability to establish and develop long-term relationships with preferred clients.

     Given the industry practice of generally offering renewal opportunities to existing reinsurers, (i.e., the tendency of client companies to prefer a long-term relationship with well capitalized reinsurers to achieve security and continuity of coverage in and subsequent to periods of significant loss experience), GCR believes that its existing reinsurance portfolio is a valuable asset and a competitive advantage in retaining existing business as it comes up for renewal. This practice was a significant factor in GCR's ability to retain, in fiscal year 1995 and the first six months of fiscal year 1996, respectively, 99% and 98% of the programs written in the prior fiscal year or period on which it offered capacity. Approximately 66% and 83% of the reinsurance programs underwritten by GCR during these periods, respectively, represented renewals of programs underwritten in the prior fiscal year.

     To implement its underwriting strategy, GCR, in addition to using geographic zone limits, imposes aggregate loss-per-event limits on almost all its reinsurance contracts. GCR also writes most of its coverage on an excess-of-loss basis, with ATTACHMENT POINTS designed to minimize claims from relatively high frequency, low severity events, and a relatively small portion of coverages are written on a PROPORTIONAL basis, whereby the reinsurer assumes a specified percentage of the primary insurer's entire loss exposure to a covered risk. In addition, for each reinsurance program it writes, GCR combines proprietary and other computer modelling systems with the analysis and judgment of its experienced underwriting team to assess the adequacy of the pricing terms in the light of the associated risk and, ultimately, the potential effect of the program on GCR's overall rate of return on capital and its aggregate loss exposure.

     In light of its principal operating objective, the Company adopted a policy in December 1995 with regard to capital management and payment of dividends. Under this policy, the Company intends to target an average return on shareholders' equity of approximately 20% to 25% over time and a dividend payout that would total, in each fiscal year, approximately 60% to 80% of the Company's net operating earnings (which exclude any realized investment gains and losses), if any, in the prior fiscal year. As an important first step toward these goals, the Company distributed approximately $201 million of its capital to shareholders in August 1995 (the "1995 Distribution"). During the current fiscal year to date and consistent with its dividend policy, the Company has declared two quarterly dividends of $0.62 per share each, totalling $31.8 million. On an annualized basis, these dividends represent a dividend payout of approximately 70% of the Company's net operating earnings for fiscal year 1995. As part of the Company's continuing efforts to achieve its capital targets, Global Capital Re will repurchase 1,000,000 of the Ordinary Shares being offered hereby, at the initial public offering price net of the underwriting discount (the "GCR Repurchase"). Assuming a net offering price of $25 per share, the GCR Repurchase would reduce GCR's capital by $25 million, thereby further enhancing its ability to pursue a return on equity within its current target range. GCR achieved a return on average shareholders' equity of 25.0% during fiscal year 1995 on a pro forma basis (after giving effect to the 1995 Distribution, the GCR Repurchase and certain related events) and 25.0% during the first six months of fiscal year 1996 on a pro forma, annualized basis (after giving effect to the GCR Repurchase and certain other events). See "-- Selected Pro Forma Financial Data." The Company's ability to meet these capital and dividend targets in the future will depend on various factors, some of which are beyond its control, and these targets are subject to change at the discretion of the Board of Directors. See "Risk Factors" and "Dividend Policy."

     GCR markets its reinsurance products worldwide through non-exclusive relationships with more than 40 reinsurance BROKERS. GCR deals with most of the leading brokers active in the U.S. and non-U.S. markets for property catastrophe reinsurance, including Guy Carpenter, which accounted for approximately 29% of GCR's premiums written under contracts in force on March 31, 1996, and Willcox Incorporated Reinsurance Intermediaries ("Willcox"), an affiliate of Johnson & Higgins, which accounted for approximately 11% of such premiums. GCR focuses its marketing efforts primarily on developing long-term relationships with existing clients and intends to pursue new business opportunities mainly in the principal reinsurance markets outside the United States. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Marketing."


     As indicated above, GCR's business is focused principally on the property catastrophe reinsurance market. However, GCR continues to explore opportunities to build or acquire new lines of business throughout the world. Management's objective is to identify new lines that are compatible with GCR's property catastrophe lines, that do not increase the concentration of GCR's exposure to catastrophe events and that will contribute to shareholder value. To date, these efforts have focused on expanding GCR's portfolio of marine excess of loss reinsurance business, which represents a growing portion of GCR's premiums written. The Company is also exploring possible opportunities in marine excess of loss insurance. There can be no assurance that new opportunities will be identified or as to the effect that any new lines might have on GCR. See "Business -- Reinsurance Products."


                                INDUSTRY TRENDS

     Based on industry trade publications, underwriting submissions and meetings with clients and brokers, management believes that the relatively high level of worldwide property catastrophe losses from 1987 to 1993 had a significant effect on the results of property insurers and property catastrophe reinsurers and on the property catastrophe reinsurance market, causing some reinsurers to withdraw from the market or reduce their underwriting commitment while also causing a substantial increase in market demand. In particular, Hurricane Andrew in 1992 caused unprecedented insured claims, in excess of $16 billion industry-wide as estimated by the American

Insurance Services Group, and caused many insurers and property catastrophe reinsurers to reassess their assumptions concerning their maximum potential catastrophe exposure and their need for reinsurance. The demand for property catastrophe reinsurance also increased due to greater scrutiny by rating agencies of insurers and reinsurers with respect to their catastrophe exposure.

     Based on these sources, management believes that these developments created a severe imbalance between the supply of and demand for property catastrophe reinsurance, which in turn caused premium rates to more than double and retentions (i.e., the portions of risk exposure retained by ceding insurers) to rise very substantially in 1993. In response to this imbalance, management believes, over $4.0 billion of capital entered the Bermuda-based property catastrophe reinsurance market since November 1992, making Bermuda a leading global source of this reinsurance. Industry analysts estimate that the Bermuda market currently writes about 25% of worldwide property catastrophe reinsurance premiums. This capital flow has helped to balance supply and demand in recent years, and this improved balance led to a stabilization in worldwide premium rates and retentions in 1994 compared to 1993.


     Based on these sources, management believes that premium rates in the global property catastrophe reinsurance market decreased by an average of 10% to 15% in 1995 compared to 1994 and in the first quarter of 1996 compared to the same period last year, as a result of favorable loss experience. If and while this favorable loss experience continues, management expects further downward pressure on rates during the remainder of 1996 and into 1997. In particular, rates on Japanese business, which generally renews on April 1, have declined approximately 20% in 1996 compared to 1995. In the U.S. market, where the level of property catastrophe losses has generally been higher than in international markets in recent years, rates have decreased but still remain at a higher level than those which prevailed in 1992. Moreover, the levels of catastrophe risk exposure that U.S. ceding insurers are generally prepared to retain continue to be substantially higher than in 1992. Higher retentions tend to reduce GCR's exposure to losses from catastrophic events of relatively higher frequency and lower severity.


     For a discussion of the impact that these trends have had on GCR's recent results of operations, see "-- Recent Developments."

                              RECENT DEVELOPMENTS


     The recent decline in worldwide premium rates in the property catastrophe reinsurance market, which resulted primarily from favorable loss experience, adversely affected the level of premiums written by GCR at January 1 and April 1, 1996. In furtherance of its underwriting principle of targeting reinsurance programs with superior risk/return profiles, GCR declined to offer coverage on a substantial number of new programs, as well as on a number of renewal programs, submitted for its review with proposed pricing terms that management considered inadequate. Due primarily to these underwriting decisions, and secondarily to the generally lower rates applicable to programs that were written, the level of premiums written by GCR in the first six months of fiscal year 1996 was 6.6% lower than in the same period last year. Management expects this trend to accelerate during the second half of fiscal year 1996, with the level of premiums written decreasing by a greater percentage during the second half compared to the same period last year. The percentage decrease from the prior year period is expected to be greater in the second half than in the first six months of the current fiscal year mainly because worldwide premium rates have softened further in the third fiscal quarter (ending June 30, 1996) and, due to industry renewal practice, a larger portion of the reinsurance programs written by GCR in the second half will involve international risks, for which premium rates generally have declined further than those for North American risks in recent periods. Overall, GCR expects premium rates to be down approximately 12% to 15% for its third quarter ending June 30, 1996 compared to the same quarter of the previous year. The Company expects this to account for a $5 to $6 million reduction in premiums written for the quarter. In addition, several other factors are expected to further reduce third quarter premiums written, including: (i) reduced participation by the Company in renewal programs resulting in a $3 million decline, (ii) a weakening of the Japanese yen, causing a $2 million decline and (iii) a shift in the renewal date of a large existing third quarter program resulting in a $4 million reduction; although a significant portion of the latter amount is expected to be included in the fourth quarter. In total, premiums written for the third quarter are expected to be approximately $25 million compared to premiums written of $40 million in the third quarter of the prior fiscal year.



     Despite the decline in premiums written, GCR earned net income of $49.2 million during the first six months of fiscal year 1996, an increase of 14.7% over the same period last year. These results are primarily attributable to favorable loss experience during the period. GCR recorded losses and loss expenses of $13.4 million during the first six months of fiscal year 1996, compared to $17.2 million in the same period last year. For the first two months of the Company's third fiscal quarter, loss experience has continued to be favorable and is expected to be comparable to loss experience in the second fiscal quarter, for which GCR's loss ratio was 10.4%. Overall, net income for the third fiscal quarter is expected to be comparable to the $26.4 million achieved during the second fiscal quarter, although less favorable than the $30.7 million achieved during GCR's third fiscal quarter of 1995, the Company's best quarter to date. GCR is subject to infrequent but severe effects of natural and man-made catastrophes, which can lead to volatile losses and financial results. Premium and net income estimates are forward-looking statements which involve risks and uncertainties, and actual results may differ substantially from such estimates. Factors that might cause such differences include, but are not limited to, those discussed below in "Risk Factors." See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The Company believes that its current dividend and capital management policies promote its strategic objectives, particularly in periods of declining pricing. The Company also believes that its focus on returning capital to shareholders through a high dividend payout allows the Company to maintain its selective underwriting strategy and to forego writing programs with less desirable risk/return profiles while still pursuing returns on equity in its target range of 20% to 25%. See "Dividend Policy."

     In December 1995, the Company completed an initial public offering of 7,618,750 Ordinary Shares (the "1995 IPO"). All of these shares were sold by certain of the Company's original shareholders, and the Company did not receive any of the sale proceeds.

     In connection with the 1995 IPO, Goldman, Sachs & Co., Johnson & Higgins and certain of their respective affiliates exercised warrants (the "Sponsors' Warrants") to purchase 3,303,655 Ordinary Shares at an exercise price of $11.00 per share, or $36.3 million in total. The Sponsors' Warrants were granted in connection with the formation of GCR in 1993. The exercise of the Sponsors' Warrants has had a dilutive effect on the Ordinary Shares. See "-- Selected Consolidated Financial Data."

     In August 1995, the Company paid an extraordinary cash distribution totaling $201 million, or $9.00 per Ordinary Share, to its shareholders. The Company also entered into a three-year, $150 million revolving credit facility with several commercial banks (as amended, the "Credit Agreement"), which it used to fund most of this 1995 Distribution. All borrowings under this facility have been repaid and the facility remains available to the Company for further borrowing, subject to minimum net worth and other requirements thereunder. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- The Credit Agreement."

                      THE OFFERING AND THE GCR REPURCHASE


Ordinary Shares offered by the
  Selling Shareholders.............   4,000,000 Ordinary Shares
Ordinary Shares to be repurchased
  by Global Capital Re.............   1,000,000 Ordinary Shares
Ordinary Shares offered to the
  public...........................   3,000,000 Ordinary Shares
Ordinary Shares to be outstanding
  immediately after the
     Offering*.....................   24,668,255 Ordinary Shares
GCR Repurchase.....................   One million of the Ordinary Shares being offered will be
                                      repurchased by Global Capital Re in the Offering, at the
                                      initial public offering price net of the underwriting
                                      discount shown on the cover page of this Prospectus.
                                      Assuming a net purchase price of $25 per share, the
                                      aggregate purchase price to be paid by Global Capital Re
                                      in the GCR Repurchase would be $25 million, which would
                                      be funded by the sale of a portion of Global Capital
                                      Re's investment portfolio. The actual purchase price
                                      will depend on the initial public offering price and
                                      underwriting discount for the Offering and thus will not
                                      be known until the Offering is priced. The closing for
                                      the GCR Repurchase will occur simultaneously with the
                                      closing for the Offering. All Ordinary Shares purchased
                                      by Global Capital Re will carry the voting, dividend and
                                      other rights associated with the Ordinary Shares, until
                                      such time as the shares are transferred to the Company
                                      and retired. However, for purposes of the Company's
                                      consolidated financial statements after the Offering and
                                      the GCR Repurchase, any shares held by Global Capital Re
                                      would be treated as if they had been retired by the
                                      Company. There is no assurance as to whether or when
                                      shares held by Global Capital Re will be transferred to
                                      the Company and retired.
Nasdaq National Market symbol......   GCREF
Use of proceeds....................   The Company will not receive any of the proceeds from
                                      the sale of Ordinary Shares sold in the Offering. The
                                      Company will pay certain fees and expenses related to
                                      the Offering, including certain of those incurred by the
                                      Selling Shareholders. See "Use of Proceeds" and
                                      "Principal and Selling Shareholders."
Dividend policy....................   In December 1995, the Company adopted a policy with
                                      regard to managing its return on equity and the payment
                                      of dividends. Under this policy, the Company intends to
                                      target an average return on shareholders' equity of
                                      approximately 20% to 25% over time and, in light of that
                                      target, to distribute a substantial portion of its
                                      earnings each year. Currently, the Company's Board of
                                      Directors has targeted a dividend payout that would
                                      total, in each fiscal year, approximately 60% to 80% of
                                      the Company's net operating earnings (which exclude any
                                      realized investment gains and losses), if any, in the
                                      prior fiscal year. Dividends would be paid on a
                                      quarterly basis, in February, May, August and November
                                      of each year. Based on its operating results for fiscal
                                      year


- ---------------


* Based upon Ordinary Shares outstanding at March 31, 1996, exclusive of up to 631,925 Ordinary Shares issuable upon the exercise of outstanding options held by employees and directors. See "Management -- Provisions Governing the Board of Directors -- Compensation of Directors" and "-- Executive Compensation -- Management Options." Does not include 1,000,000 Ordinary Shares which will be held by Global Capital Re immediately after the Offering as a result of the GCR Repurchase and, for purposes of the Company's consolidated financial statements, will be treated as if they have been retired.

                                      1995, the Company paid an initial quarterly dividend of
                                      $0.62 per share on February 27, 1996 and a second
                                      quarterly dividend of $0.62 per share on May 15, 1996.
                                      These two quarterly dividends represent, on an
                                      annualized basis, a dividend payout of approximately 70%
                                      of GCR's net operating earnings for fiscal year 1995.
                                      The actual timing and amount of future dividends (if
                                      any), as well as the general targets referred to above,
                                      will depend on various factors as described in the
                                      following paragraph and are subject to change at the
                                      discretion of the Board from time to time.

                                      In light of the Company's capital management policy, the
                                      Board of Directors has approved the GCR Repurchase and
                                      may also consider repurchasing outstanding Ordinary
                                      Shares in the open market from time to time after the
                                      Offering, either in lieu of or in addition to the
                                      payment of dividends. Any such open market repurchases
                                      would depend on market conditions, GCR's liquidity and
                                      capital needs and other factors. At present, the Board
                                      has not taken action to approve any such open market
                                      repurchases and there is no assurance that any such
                                      repurchases will be made.

                                      Notwithstanding this policy, dividends will be paid only
                                      when, as and if determined by the Company's Board of
                                      Directors out of funds legally available therefor. The
                                      actual amount and timing of dividends (if any) will
                                      depend on GCR's results of operations and capital needs,
                                      which in turn will depend on the level of losses
                                      incurred, opportunities to expand the business, GCR's
                                      competitive position and any other factors that the
                                      Board may deem relevant. In particular, it is possible
                                      that losses incurred in any period may require GCR to
                                      retain its earnings and replenish its capital base over
                                      an extended period of time, including in subsequent
                                      periods when loss experience may be favorable. Dividend
                                      payments also are subject to regulatory requirements and
                                      restrictions under the Credit Agreement. See "Risk
                                      Factors" and "Dividend Policy."

                                  RISK FACTORS

     Prospective purchasers of the Ordinary Shares should consider carefully the specific investment considerations set forth under "Risk Factors," as well as the other information set forth in this Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of GCR as of September 30, 1994 and 1995 and March 31, 1996, and for the fiscal years ended September 30, 1994 and 1995 and the six months ended March 31, 1995 and 1996. GCR began operations in October 1993 and thus has no operating history prior thereto. The historical consolidated financial data were derived from the Company's audited consolidated financial statements for the fiscal years ended September 30, 1994 and 1995 and from the Company's unaudited consolidated interim financial statements for the six months ended March 31, 1995 and 1996. In the opinion of management, the consolidated interim financial statements reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results. The results of operations for any interim period are not necessarily indicative of results for the full fiscal year.

                                                        YEAR ENDED             SIX MONTHS ENDED
                                                       SEPTEMBER  30,             MARCH 31,
                                                   ----------------------    --------------------
                                                     1994         1995         1995        1996
                                                   ---------    ---------    --------    --------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Premiums written................................   $ 102,065    $ 136,884    $ 79,290    $ 74,024
CHANGE IN UNEARNED PREMIUMS.....................     (45,360)     (16,328)    (23,458)    (10,520)
                                                      ------      -------     -------    --------
Premiums earned.................................      56,705      120,556      55,832      63,504
Investment income, net..........................      20,095       32,651      15,222      15,944
Realized gains (losses) on investments, net.....     (10,216)         391      (1,472)      1,140
Exchange gains (losses) net.....................         529          (20)        406          17
                                                      ------      -------     -------    --------
Total revenues..................................      67,113      153,578      69,988      80,605
                                                      ------      -------     -------    --------
Losses and loss expenses........................      25,278       35,293      17,193      13,394
Acquisition expenses............................       6,743       17,063       6,743       9,380
Interest expense................................          --        1,964          --       3,563
General and administrative expenses.............       5,277        8,602       3,179       5,109
                                                      ------      -------     -------    --------
Total expenses..................................      37,298       62,922      27,115      31,446
                                                      ------      -------     -------    --------
Net income......................................   $  29,815    $  90,656    $ 42,873    $ 49,159
                                                      ======      =======     =======    ========
Net income per Ordinary Share(1)(2).............   $    1.32    $    3.94    $   1.88    $   2.01

OTHER DATA:
Loss ratio(3)...................................        44.6%        29.3%       30.8%       21.1%
Expense ratio(4)................................        18.6         18.6        16.5        20.3
                                                      ------      -------     -------    --------
COMBINED RATIO(5)...............................        63.2%        47.9%       47.3%       41.4%
                                                      ======      =======     =======    ========
Return on average shareholders' equity
  (annualized for interim periods)(2)(6)........         6.7%        19.2%       17.6%       24.6%

                                                        SEPTEMBER 30,
                                                   -----------------------
                                                     1994          1995          MARCH 31, 1996
                                                   ---------     ---------     ------------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Total investments available for sale at fair
  value, including cash and cash
  equivalents(2)...............................    $ 482,309     $ 526,812          $448,769
Total assets(2)................................      534,014       597,641           534,488
Reserve for losses and LOSS EXPENSES...........       19,705        33,390            34,331
Reserve for unearned premiums..................       45,360        61,688            72,208
Long-term debt (including current portion).....           --       142,000                --
Total shareholders' equity(2)..................      468,067       356,397           426,238
Book value per Ordinary Share(2)(7)............    $   20.76     $   15.94          $  16.61

- ---------------
(1) Net income per Ordinary Share is based upon the weighted average number of Ordinary Shares outstanding during the relevant period. For each period presented, such number of shares assumes that all employee and director options and Sponsors' Warrants outstanding during the period (or any portion thereof) were exercised and that the proceeds of such exercise were used to purchase outstanding shares pursuant to the treasury stock method, calculated in each case using the average market value (book value prior to December 19, 1995) per share for the period (or portion thereof). The employee and director options are or may become exercisable over various periods. See "Management." The Sponsors' Warrants were exercised in full on December 22, 1995.

(2) No effect is given to the GCR Repurchase, which, for purposes of GCR's consolidated financial statements, will reduce the number of outstanding shares by 1,000,000 and reduce total investments, total assets and shareholders' equity by $25 million. In addition, in April 1996, the Board of Directors declared a dividend on the Ordinary Shares totalling $15.9 million, or $0.62 per share, which was paid on May 15, 1996, and no effect is given to this dividend.

(3) Determined by dividing losses and loss expenses incurred (including estimates thereof for claims INCURRED BUT NOT REPORTED) by premiums earned during the relevant period.

(4) Determined by dividing acquisition and certain administrative expenses related to underwriting by premiums earned during the relevant period.

(5) Equals the sum of the loss ratio and the expense ratio for the relevant period.

(6) Equals annualized net income divided by the average of shareholders' equity on the first day and at the end of each quarter in the relevant period. For each interim period, net income has been doubled in order to provide an annualized rate of return. Consequently, the rate presented for any interim period is not necessarily indicative of the actual rate for the full fiscal year.

(7) Book value per Ordinary Share is based on the number of Ordinary Shares outstanding on the relevant date.

                       SELECTED PRO FORMA FINANCIAL DATA

     The following table sets forth selected pro forma financial data of GCR as of and for the fiscal year ended September 30, 1995 and as of and for the six months ended March 31, 1995 and 1996. Such data have been calculated in the manner described in "-- Selected Consolidated Financial Data" above, except that effect is given to (i) the 1995 Distribution and borrowings under the Credit Agreement (at an annual rate of 6.7%) to fund the 1995 Distribution, (ii) the issuance of Ordinary Shares upon exercise of the Sponsors' Warrants and the use of proceeds of such exercise to repay a portion of the borrowings under the Credit Agreement and (iii) the repurchase of one million Ordinary Shares by GCR at an aggregate purchase price of $25 million (which assumes a net purchase price of $25 per share and will depend on the pricing terms of the Offering) funded by a sale of investments, in each case as of the start of the relevant period or at the relevant date, as the case may be. No effect is given to the May 1996 dividend.

                                                                             SIX MONTHS ENDED
                                                                                 MARCH 31,
                                                      YEAR ENDED           ---------------------
                                                  SEPTEMBER 30, 1995        1995          1996
                                                  ------------------       -------       -------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME AND OTHER DATA:
Pro forma net income............................       $ 79,576            $36,054       $48,292
Pro forma net income per Ordinary Share(1)......           3.21               1.45          1.94
Pro forma return on average shareholders' equity
  (annualized for interim periods)..............           25.0%              24.4%         25.0%

                                                                                MARCH 31,
                                                                         -----------------------
                                                SEPTEMBER 30, 1995         1995           1996
                                                ------------------       --------       --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Pro forma total shareholders' equity..........       $356,657            $315,513       $400,371
Pro forma book value per Ordinary Share.......          14.46               12.74          16.23

- ---------------
(1) Net income per Ordinary Share for the six months ended March 31, 1996 would have been $2.01 if calculated in the manner described in "-- Selected Consolidated Financial Data" and $2.07 if so calculated and after giving pro forma effect only to the GCR Repurchase.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing the Ordinary Shares offered hereby.

VOLATILITY OF FINANCIAL RESULTS AND DIVIDENDS; SEVERITY OF POSSIBLE LOSSES; EFFECT OF DIVIDEND POLICY

     Because GCR underwrites property catastrophe reinsurance and has large aggregate exposures to natural and man-made disasters, management expects that GCR's loss experience generally will involve infrequent events of great severity. Consequently, the occurrence of losses from catastrophic events is likely to result in substantial volatility in GCR's financial results, and therefore in the timing and amount of dividends paid, if any, in any fiscal quarter or year. In addition, because catastrophes are an inherent risk of GCR's business, a major event or a series of events can be expected to occur from time to time and to have a material adverse effect on GCR's financial condition, results of operations or ability to pay dividends. Increases in the values and concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years and GCR expects that those factors will increase the severity of catastrophe losses per year in the future. GCR also expects that its dividend policy could exacerbate the adverse effects of unfavorable loss experience as GCR will have less capital available to sustain losses than would be the case in the absence of such a policy. See "Business -- Reinsurance Products."

     GCR's property catastrophe reinsurance contracts cover unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, fires, industrial explosions, freezes, riots, floods and other natural or man-made disasters. GCR endeavors to manage its loss exposure to catastrophic events by, among other things, establishing underwriting guidelines designed to limit such exposure by defined geographic zones, by ceding insurer and by event per policy. See "Business -- Underwriting." Nonetheless, at times, catastrophic events can be expected to result in claims substantially in excess of management's expectations. Such claims could impair GCR's ability to write new business or retain existing clients or to pay dividends, and could result in a default under the Credit Agreement, which requires that the Company maintain a consolidated net worth of at least $250 million (such net worth being approximately $426 million as of March 31, 1996, or approximately $385 million after payment of the May 1996 dividend and the GCR Repurchase, assuming a net purchase price of $25 per share). Such a default would preclude the Company from borrowing under the facility and, if the default occurred when any loans were outstanding under the facility, would entitle the lenders to foreclose upon the shares of Global Capital Re, which have been pledged to them as collateral.

     The adverse effects of losses incurred on GCR's capital base and business will be exacerbated by the Company's dividend policy of returning most of its available earnings (if any) to shareholders each year and by the GCR Repurchase. In addition, once its available earnings (if any) for any year have been distributed, such earnings will not be available to finance operations, new business or acquisitions.

     Management believes that the experience of its underwriting staff is one of GCR's principal strengths, and that effective underwriting is critical to the success of the Company. However, underwriting is by nature a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond GCR's control, and for which historical experience and probability analyses may not provide sufficient guidance. In addition, there can be no assurance that various provisions of GCR's policy forms, such as limitations on or exclusions from coverage, will be enforceable in the manner intended by GCR. Disputes relating to coverage and choice of legal forum can be expected to arise. Accordingly, GCR may incur losses beyond those which it contemplates should be incurred pursuant to its policies.

LIMITED OPERATING HISTORY

     GCR commenced operations in October 1993 and thus has a limited operating history. Although the members of GCR's senior management team have extensive industry experience, they have only a limited history of operating together as a team. Moreover, given the start-up nature of its operations to date, GCR has not fully established its reinsurance portfolio, accepting loss exposure on a more limited basis than it is likely to do in the future, and has only a limited claims history. Consequently, neither GCR's financial results nor its loss experience as described in this Prospectus is necessarily indicative of the results or experience in the future, nor is it necessarily indicative of the effectiveness of GCR's strategy.

CYCLICALITY OF REINSURANCE BUSINESS

     Historically, property catastrophe reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property insurers and prevailing general economic conditions. The supply of reinsurance is related directly to prevailing prices and levels of surplus capacity which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the property catastrophe reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive UNDERWRITING CAPACITY as well as periods when shortages of capacity permitted favorable premium levels. Increases in the frequency and severity of losses suffered by insurers can significantly affect these cycles. Conversely, the absence of severe or frequent catastrophe events could result in declining premium rates in the global market, such as appears to be occurring at present. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." GCR can be expected to experience the effects of such cyclicality.


     Management believes that the numerous and severe catastrophic events experienced worldwide from 1987 to 1992 resulted in large losses for reinsurers, which led to the departure of companies from the reinsurance market and therefore to a reduction in the supply of property catastrophe reinsurance available to primary insurers and reinsurers in the United States and other significant markets. See "Business -- Industry Trends." Management believes that the imbalance between the supply of and demand for property catastrophe reinsurance caused a significant increase in premium rates in 1993. Based on industry trade publications and information obtained from clients and brokers, management believes that over $4.0 billion of capital entered the Bermuda-based property catastrophe reinsurance market since November 1992 in response to this imbalance. Based on such sources, management believes this added capital helped to balance supply and demand and that, as a result, worldwide premium rates in the property catastrophe market stabilized in 1994. Management further believes that, as a result of favorable loss experience in recent periods, these rates declined by an average of 10% to 15% in 1995 compared to 1994 and by an average of 10% to 15% in the first quarter of calendar year 1996 compared to the same quarter last year. If and while this favorable loss experience continues, management expects further downward pressure on rates during the remainder of 1996 and into 1997. These declines have adversely affected the level of premiums written by GCR. There can be no assurance that the terms and conditions of trade in this market will not deteriorate further or at other times in the future as a result of additional capital provided by recent or future market entrants, loss experience or other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Industry Trends" and "Prospectus Summary -- Recent Developments."


COMPETITION; REINSURANCE RATINGS; NON-ADMITTED STATUS

     The property catastrophe reinsurance industry is highly competitive. GCR competes, and will continue to compete, with major U.S. and non-U.S. reinsurers, some of which have greater financial, marketing and management resources than GCR has. Also, GCR competes with several Bermuda-based property catastrophe reinsurers that target the same market as GCR and utilize similar business strategies, and most of these companies have more capital than GCR. In addition, there may be established companies or new companies of which GCR is not aware that may be planning to enter the property catastrophe reinsurance market or existing property catastrophe reinsurers that may be planning to raise additional capital. The full effect of this additional capital on the reinsurance market may not be known for some time. Ultimately, this competition could affect GCR's ability to attract or retain business.

     A.M. Best is generally considered to be an important rating agency with respect to the evaluation of insurance and reinsurance companies. In April 1996, GCR received an initial rating of its claims-paying ability of A- ("Excellent") from A.M. Best; prior to that time, GCR was not rated by any rating agency due to its limited operating history. The rating received by GCR represents the fourth highest in the RATING SCALE used by A.M. Best. While management believes that its new rating will not be a major competitive advantage or disadvantage, some of GCR's principal competitors have higher ratings than GCR. Insurance ratings are used by insurers and reinsurance brokers as an important means of assessing the financial strength and quality of reinsurers. In addition, a CEDING COMPANY'S own rating may be adversely affected by the rating of its reinsurer. Therefore, a ceding company could elect to reinsure with a competitor of GCR that has a higher insurance rating. Similarly, the lowering or loss of a rating in the future could adversely affect GCR's ability to compete. See "Business -- Competition."

     Global Capital Re is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the United States. Because jurisdictions in the United States do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, Global Capital Re's reinsurance contracts generally require it to post a letter of credit or provide other security to cover outstanding claims and/or unearned premiums. In order to post these letters of credit, Global Capital Re is generally required to provide the issuing banks with collateral equal to the amount of claims and/or unearned premiums posted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Competition."

LOSS RESERVES

     GCR recorded losses and loss expenses of $25.3 million for fiscal year 1994 and had outstanding reserves for losses and loss expenses of $19.7 million as of September 30, 1994. The majority of the fiscal year 1994 losses related to the Northridge, California earthquake, which the American Insurance Services Group estimated resulted in the second-largest insured catastrophe loss in U.S. history. For fiscal year 1995, GCR recorded losses and loss expenses of $35.3 million. The outstanding reserve for losses and loss expenses was $33.4 million as of September 30, 1995. For the six months ended March 31, 1996, GCR recorded loss and loss expenses of $13.4 million, and at March 31, 1996 the outstanding reserves for losses and loss expenses was $34.3 million. Because of the start-up nature of its operations at the time, the coverage written by GCR for the risks affected by the Northridge event was more limited than that which GCR has subsequently written and intends to write in the future for similar risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Under GAAP, GCR is not permitted to establish loss reserves with respect to its property catastrophe reinsurance until the occurrence of an event which may give rise to a claim. Claims arising from future catastrophic events can be expected to require the establishment of substantial reserves from time to time.

     The establishment of appropriate reserves for catastrophes is an inherently uncertain process. LOSS RESERVES represent GCR's estimates, at a given point in time, of the ultimate settlement and administration costs of losses incurred (including incurred but not reported losses) and these estimates are regularly reviewed and updated, using the most current information available to management. Consequently, the ultimate liability for a catastrophic loss is likely to differ from the original estimate. (For example, GCR's incurred losses and loss expense relating to the Northridge earthquake were $17.6 million at September 30, 1994, increased thereafter to $23.4 million at September 30, 1995 and stands at $22.9 million as of March 31, 1996.) Whenever GCR determines that any existing loss reserves are inadequate, GCR is required to increase its loss reserves with a corresponding reduction, which could be material, in GCR's operating results in the period in which the deficiency is identified. The establishment of new reserves, or the adjustment of reserves for reported claims, could have a material adverse effect on GCR's financial condition or results of operations in any particular period and will reduce the amount of earnings (if any) available for dividends.

     Reserve estimates by relatively new property catastrophe reinsurers, such as GCR, may be less reliable than the reserve estimates of a reinsurer with a stable volume of business and an established claim history. In addition, unlike those of U.S. insurers, GCR's loss reserves are not regularly examined by insurance regulators. See "Business -- Reserves."

HOLDING COMPANY STRUCTURE

     The Company is a holding company that conducts no operations of its own and whose assets essentially consist of its equity interest in Global Capital Re. The Company will rely on cash dividends and other permitted payments from Global Capital Re, and may also rely on borrowings under the Credit Agreement, to pay creditors and to pay cash dividends, if any, to the Company's shareholders. The payment of dividends by Global Capital Re to the Company is limited under The Insurance Act 1978 of Bermuda, amendments thereto and related regulations (the "Insurance Act"), which require Global Capital Re to maintain a minimum solvency margin and a minimum liquidity ratio and prohibit dividends that would result in a breach of these requirements. Similarly, the Credit Agreement requires, among other things, that Global Capital Re, in addition to the Company, maintain a minimum net worth of $250 million. In addition, the Company has pledged all the shares of Global Capital Re to the agent for the lenders to secure the Company's obligations under the Credit Agreement. In the event of a default under the Credit Agreement, the Company would be precluded from borrowing under the facility and, if the default occurred when any loans were outstanding thereunder, the agent for the lenders would be entitled to foreclose on the shares of Global Capital Re and sell them or retain the right to receive any distributions thereon, in satisfaction of the Company's obligations. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources,"
"Business -- Regulation" and note 12 to the consolidated financial statements.

REGULATION

     Global Capital Re is a registered Bermuda insurance company and is subject to regulation and supervision in Bermuda. The applicable Bermudian statutes and regulations generally are designed to protect insureds and ceding insurance companies rather than shareholders. Among other things, such statutes and regulations require Global Capital Re to maintain minimum levels of capital and surplus; impose restrictions on the amount and type of investments it may hold; prescribe solvency standards that it must meet; limit transfers of ownership of its capital shares; and provide for the performance of certain periodic examinations of Global Capital Re and its financial condition. These regulations may, in effect, restrict the ability of Global Capital Re to write new business or distribute funds to the Company, to repay indebtedness or pay dividends on the Ordinary Shares, which, as a holding company, will depend on such distributions as its principal source of funds. These regulations also may impede the Company's ability to effect a business combination involving a substantial change in the ownership or control of Global Capital Re or the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Neither the Company nor Global Capital Re is registered or licensed as an insurance company in any jurisdiction in the United States; a majority of GCR's premiums, however, come from, and are expected to continue to come from, ceding insurers in the United States. The insurance laws of each state in the United States regulate the sale of insurance and reinsurance within their jurisdiction by foreign insurers, such as GCR. GCR conducts its business through its offices in Bermuda and does not maintain an office, and its personnel do not solicit, advertise, settle claims or conduct other insurance activities in the United States. Accordingly, GCR does not believe it is in violation of insurance laws of any jurisdiction in the United States. There can be no assurance, however, that inquiries or challenges to GCR's insurance activities will not be raised in the future. See "Business -- Regulation." GCR believes that its manner of conducting business through its offices in Bermuda has not materially adversely affected its operations to date. There can be no assurance, however, that GCR's location, regulatory status or restrictions on its activities resulting therefrom will not adversely affect its ability to conduct its business in the future. Although it conducts its operations from Bermuda, Global Capital Re is not authorized to underwrite local risks in Bermuda.

     Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions including the United States, various states within the United States, the United Kingdom and elsewhere. It is not possible to predict the future impact of changing law or regulation on the operations of GCR; such changes could have a material adverse effect on GCR or the insurance industry in general.

     In some respects, the Bermudian statutes and regulations applicable to GCR are less restrictive than those that would be applicable to GCR were it subject to the insurance laws of any state in the United States. No assurances can be given that if GCR were to become subject to any such laws of the United States or any state thereof at any time in the future, it would be in compliance with such laws. See "Business -- Regulation."

REINSURANCE BROKERS

     GCR markets its reinsurance products exclusively through reinsurance brokers. Guy Carpenter and Willcox accounted for approximately 29% and 11%, respectively, and GCR's five main brokers (including Guy Carpenter and Willcox) together accounted for approximately 62% of GCR's business based on premiums written under contracts in force on March 31, 1996. See "Business -- Marketing." Loss of all or a substantial portion of the business provided by such intermediaries could have a material adverse effect on the Company.

     In accordance with industry practice, GCR pays amounts owing in respect of claims under its policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker failed to make such a payment, GCR would remain liable to the client for the deficiency. Conversely, when premiums for such policies are paid to reinsurance brokers for payment over to GCR, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable to GCR for those amounts whether or not actually received by GCR. Consequently, GCR assumes a degree of credit risk associated with brokers around the world.

UNITED STATES FEDERAL INCOME TAX RISKS

  TAXATION OF THE COMPANY AND GLOBAL CAPITAL RE

     The Company is a Cayman Islands company and Global Capital Re is a Bermuda corporation; neither files United States tax returns. Global Capital Re believes that it operates in such a manner that it will not be subject to U.S. tax (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources) because it does not engage in business in the United States. There can be no assurance, however, that Global Capital Re will not be subject to U.S. tax because U.S. law does not provide definitive guidance as to the circumstances in which Global Capital Re would be considered to be doing business in the United States. If Global Capital Re were engaged in business in the United States (and, if Global Capital Re were to qualify for benefits under the income tax treaty between the United States and Bermuda, such business were attributable to a "permanent establishment" in the United States), Global Capital Re would be subject to U.S. tax at regular corporate rates on its income that is effectively connected with its U.S. business plus an additional 30% "branch profits" tax on income remaining after the regular tax. See "Certain Tax Considerations."

  CONTROLLED FOREIGN CORPORATION RULES


     Each "United States shareholder" of a "controlled foreign company" ("CFC") who owns shares in the CFC on the last day of the CFC's taxable year must include in its gross income for United States federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. For these purposes, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own under applicable constructive ownership rules, 10% or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a "United States shareholder." In general, a foreign insurance company such as Global Capital Re is treated as a CFC only if such "United States shareholders" collectively own or are considered to own more than 25% of the total combined voting power or total value of the Company's stock for an uninterrupted period of 30 days or more during any tax year. Goldman, Sachs & Co., together with their affiliates, own approximately 17.2% of the Ordinary Shares and will own approximately 14.6% of the Ordinary Shares upon completion of the Offering and the GCR Repurchase based on current assumptions regarding the levels of Selling Shareholder participation in the Offering (in each case calculated on the basis set forth in the notes to "Principal and Selling Shareholders"), although, pursuant to the Company's Amended and Restated Articles of Association (the "Articles"), the combined voting power of these shares is limited to less than 10% of the combined voting power of all shares. The Company believes that, because of the dispersion of the Company's share ownership among holders other than Goldman, Sachs & Co. and their affiliates and because of the restrictions on transfer of the Ordinary Shares, shareholders who acquire Ordinary Shares in the Offering will not be subject to treatment as United States shareholders of a CFC. In addition, because under the Articles the voting power associated with shares held by any U.S. person, directly or by attribution (including shares so held by Goldman, Sachs & Co. and their affiliates), is limited to less than 10% of the total combined voting power of the Company, shareholders of the Company should not be viewed as shareholders of a CFC for purposes of these rules. There can be no assurance, however, that these rules will not apply to shareholders of the Company. Accordingly, U.S. persons who might, directly or through attribution, acquire 10% or more of the Ordinary Shares of the Company should consider the possible application of the CFC rules. See "Certain Tax Considerations."


  RELATED PERSON INSURANCE INCOME RISKS

     If Global Capital Re's related person insurance income ("RPII") were to equal or exceed 20% of Global Capital Re's gross insurance income in any fiscal year, a U.S. person who owns Ordinary Shares in the Company on the last day of the fiscal year would be required to include in its income for U.S. Federal income tax purposes the shareholder's pro rata share of Global Capital Re's RPII for the fiscal year, regardless of whether such income is distributed. The amount of RPII earned by Global Capital Re (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of Global Capital Re or any related person, including the Company) will depend on a number of factors, including the geographic distribution of Global Capital Re's business and the identity of persons directly or indirectly insured or reinsured by Global Capital Re. Although Global Capital Re does not believe that it had any RPII in fiscal year 1994 or 1995 or in the first six months of fiscal year 1996, some of these factors which determine the extent of RPII in any period may be beyond the control of Global Capital Re. Consequently, there can be no assurance that Global Capital Re's RPII will not equal or exceed 20% of its gross insurance income in any fiscal year. See "Certain Tax Considerations."

     The RPII rules provide that if a shareholder who is a U.S. person disposes of shares in a foreign insurance corporation that has RPII (even if the amount of RPII is less than 20% of the corporation's gross insurance income) and in which U.S. persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to dispositions of Ordinary Shares because the Company is not itself directly engaged in the insurance business and because proposed U.S. Treasury regulations should be interpreted as applying to shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the Internal Revenue Service will interpret the proposed regulations in this manner or that the proposed regulations will not be promulgated in final form in a manner that would cause these rules to apply to dispositions of Ordinary Shares. See "Certain Tax Considerations."

  PROPOSED LEGISLATION

     The Treasury Department has announced proposals that would affect the taxation of a foreign insurance company if 50% or more of the company's net premiums are attributable to the insurance or reinsurance of risks of related persons. While Global Capital Re intends to operate in a manner so that less than 50% of its premium income would be attributable to the insurance or reinsurance of risks of related persons, there can be no assurance that it will in fact do so or that any proposals enacted would not adversely affect the Company, Global Capital Re or holders of Ordinary Shares.

DEPENDENCE ON KEY EMPLOYEES

     The ability of GCR to execute its business strategy is dependent on the effectiveness of its underwriting and thus on its ability to retain a staff of qualified underwriters. GCR currently relies primarily on four members of management for executing its underwriting activities. Although GCR has employment agreements with its key executives, there can be no assurance that GCR will be successful in retaining or attracting qualified employees. GCR does not currently maintain key man life insurance policies with respect to any of its employees. See "Management."

     Under Bermuda law, non-Bermudians may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate governmental authority. Such permission may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards for the advertised position. Only one of GCR's executive officers is a Bermudian, and all others are working in Bermuda under work permits, which expire in 1998. In addition, two other employees of GCR are also working in Bermuda under work permits, one of which expires in 1996 and the other in 1997. While GCR is not currently aware of any reasons why the work permits for these officers and employees might not be reissued, there can be no assurance that these work permits will be extended.

FOREIGN CURRENCY AND INTEREST RATE FLUCTUATIONS

     GCR's functional currency is the U.S. dollar. However, the premiums receivable and losses payable in respect of a substantial portion of GCR's business are denominated in currencies other than U.S. dollars. Consequently, GCR may, from time to time, experience significant exchange gains and losses that could affect its financial position and results of operations. The Company currently does not -- and as a practical matter cannot -- hedge its foreign currency exposure with respect to potential claims until a loss payable in a foreign currency occurs (after which it may, although to date has not done so, purchase a currency hedge in some cases). Such exposure could be substantial. GCR also has not hedged its foreign currency exposure with respect to any premiums receivable, which generally are collected over the relevant contract term. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "-- Currency."

     Because of the unpredictable nature of losses that may arise under property catastrophe policies, GCR's liquidity needs can be substantial, and market liquidity is a principal investment objective for GCR. GCR maintains most of its investment portfolio in the form of short-term, fixed-income securities, the value of which is subject to fluctuation depending on changes in prevailing interest rates. GCR generally does not hedge its investment portfolio against interest rate risk. Accordingly, increases in interest rates may result in losses, both realized and unrealized, on GCR's investments.

FOREIGN CORPORATION; SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

     The Company is a Cayman Islands company and certain of its officers and directors are residents of various jurisdictions outside the United States. All or a substantial portion of the assets of the Company and of such officers and directors, at any one time, are or may be located in jurisdictions outside the United States. In particular, Global Capital Re, the Company's sole subsidiary through which it conducts all its operations, is a Bermuda corporation. Consequently, although the Company has appointed CT Corporation System as its agent for service of process within the United States, it may be difficult for shareholders to effect such service upon the Company should such appointment be terminated or held invalid for any reason. Moreover, it may be difficult to effect such service upon Global Capital Re or such officers and directors, none of whom has made such an appointment, and, notwithstanding such appointment, it may be difficult to enforce against the Company, Global Capital Re or any such other person, or against any of their respective assets, any judgment of courts of the United States predicated upon U.S. laws, including the U.S. federal securities laws. For execution or enforcement of any such judgment, or for prosecutions of any claims, against the Company, Global Capital Re or such officers and directors, it likely will be necessary to institute legal proceedings outside the United States, and no assurance can be given that any such proceedings will be feasible. See "Enforceability of Civil Liabilities Under United States Laws."

PRINCIPAL SHAREHOLDERS; POSSIBLE CONFLICTS OF INTEREST


     Goldman, Sachs & Co. and Johnson & Higgins, which sponsored the establishment of GCR in 1993, together with their respective affiliates own approximately 17.2% and 6.4%, respectively, of GCR's outstanding Ordinary Shares (calculated on the basis set forth in the notes to "Principal and Selling Shareholders"). After completion of the Offering and the GCR Repurchase, ownership levels will be approximately 14.6%, in the case of Goldman, Sachs & Co., and approximately 4.6%, in the case of Johnson & Higgins based on current assumptions regarding the levels of Selling Shareholder participation in the Offering. These ownership levels could be substantially lower, and may be higher, than those indicated, depending on market demand, Selling Shareholder participation and other factors at the time of pricing. (Pursuant to the Articles, the voting power of shares exercised by Goldman, Sachs & Co. and their affiliates is limited to less than 10% of the combined voting power of all shares. See "United States Federal Income Tax Risks -- Controlled Foreign Corporation Risks.") In addition, of the eleven current members of the Company's Board of Directors, one is a limited partner and another is a general partner of Goldman, Sachs & Co. Also, two directors of the Company are officers of Johnson & Higgins. As a result, these parties may be able to assert significant influence over the affairs of GCR.


     As described in "Certain Relationships and Related Party Transactions," Goldman, Sachs & Co. and Johnson & Higgins (directly or through affiliates) are engaged in certain commercial activities and transactions with GCR which may give rise to conflicts of interest between any of them and GCR. In particular, an affiliate of Goldman, Sachs & Co. serves as discretionary investment manager for GCR's entire investment portfolio (an unaffiliated entity as investment custodian holds all the investments and substantially all the cash of GCR). Goldman, Sachs & Co. are acting as lead manager of the Offering and they acted as lead manager of the 1995 IPO. Because Goldman, Sachs & Co. and certain of their affiliates own in excess of 10% of the Ordinary Shares of the Company, the underwriting arrangements for the Offering must comply with the requirements of Schedule E to the By-laws of the National Association of Securities Dealers, Inc. (the "NASD"). Those requirements provide that, when a NASD member firm participates in distributing an affiliate's equity securities, the price of the securities must be no higher than the price determined by a "qualified independent underwriter." Accordingly, Donaldson, Lufkin & Jenrette Securities Corporation is acting as a qualified independent underwriter for purposes of determining the price of the Ordinary Shares offered hereby. See "Underwriting." Willcox, an affiliate of Johnson & Higgins, provides brokerage services for a substantial number of primary insurance clients seeking to place reinsurance with GCR. Willcox also provides brokerage services to GCR directly. In addition, from time to time, Goldman, Sachs & Co. and Johnson & Higgins provide professional services to, and may assist in the formation of, other entities engaged in the insurance and reinsurance businesses, including entities that may compete directly with GCR. Steven Newman, the non-executive Chairman of the Board of Directors of the Company, is also Chairman of the Board of Underwriters Re Corporation, a reinsurance company that, among other lines, writes property catastrophe reinsurance. See "Certain Relationships and Related Party Transactions."

LIMITATIONS ON OWNERSHIP, TRANSFERS AND VOTING RIGHTS

     Under the Articles and the Company's Amended and Restated Memorandum of Association (the "Memorandum"), the Company's directors (or their designee) must decline to register any transfer of Ordinary Shares if they have reason to believe that such transfer would result in a U.S. person (or any group of which a U.S. person is a member), other than Goldman, Sachs & Co. and their affiliates, beneficially owning, directly or indirectly, 10% or more of the Ordinary Shares, or in Goldman, Sachs & Co. and their affiliates beneficially owning, directly or indirectly, 25% or more of such shares. Similar restrictions apply to the Company's ability to issue or repurchase shares. These transfer, issuance and repurchase restrictions will remain in effect as long as Goldman, Sachs & Co. and their affiliates beneficially own 10% or more of the Ordinary Shares, and provide an additional, limited exception for Goldman, Sachs & Co. to exceed the 25% ownership threshold as a result of market making transactions for limited periods. The directors (or their designee) also have absolute discretion to decline to register a transfer of Ordinary Shares if they have reason to believe that such transfer would have adverse tax or regulatory consequences for the Company or any of its shareholders or clients. The Company is authorized to request information from any holder or prospective acquiror of shares as necessary to give effect to the transfer, issuance and repurchase restrictions referred to above, and may decline to effect any such transaction if complete and accurate information is not received as requested. See "Description of Capital Shares -- Ordinary Shares -- Transfer of Shares."

     The transfer restrictions described above would apply to a purported transfer of shares even if the purported transfer has been executed on the Nasdaq National Market. In circumstances where these transfer restrictions apply and the directors decline to register a transfer, the purported transferee would not become the registered holder of the shares and would not be deemed to be the owner of the shares for dividend or voting purposes. Consequently, the purported transferor would be unable to complete the transfer and, if it had assumed a contractual obligation to the purported transferee to do so, could be in breach of its obligation. In all cases, the registered holder of Ordinary Shares will be deemed to own such shares for dividend and voting purposes until the shares have been registered on the share transfer records of the Company in the name of a transferee.

     In addition, the Articles generally provide that any U.S. person (or any group of which a U.S. person is a member) holding, directly or by attribution, or otherwise beneficially owning Ordinary Shares carrying 10% or more of the total voting rights attached to all of the Company's outstanding capital shares, will have the voting rights attached to its issued shares reduced so that it may not exercise more than approximately 9.9% of the total voting rights associated with all of the Company's outstanding capital shares. Because of the attribution provisions of the United States Internal Revenue Code and the rules of the Securities and Exchange Commission (the "Commission") regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds 10% or more of the Company's Ordinary Shares. As a result of the provisions described above, the grant by a shareholder of a revocable proxy to vote his shares could result in a reduction of the voting power associated with such shares, including in the context of a proxy contest for the election of the

Company's directors or other matters requiring a shareholder vote (although such a reduction will not apply with respect to proxies solicited by the Company in connection with its annual meetings or other matters). Further, the directors (or their designee) have the authority to request from any shareholder certain information for the purpose of determining whether such shareholder's voting rights are to be reduced. Failure to respond to such a notice gives the directors (or their designee) discretion to disregard all votes attached to such shareholder's Ordinary Shares. For a description of the 10% voting limitation and certain exceptions thereto, see "Description of Capital Shares -- Limitation on Voting Rights."

NEGATIVE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     After consummation of the Offering (assuming no exercise of the over-allotment option by the Underwriters) and the GCR Repurchase, the Company's original shareholders will continue to hold an aggregate of 14,024,630 Ordinary Shares (the "Original Shares") acquired by them in the Company's initial private placement in 1993. The Original Shares have not been registered under the Securities Act and currently are not traded in the public market. The Company believes that, subject to the lock-up relating to this Offering described below, all the Original Shares are currently eligible for sale into the public market pursuant to Rule 144 under the Securities Act, subject to the volume and other limitations of that Rule, and that in October 1996 at least 64.5% of the Original Shares will become freely saleable under that Rule without regard to such limitations. In addition to the Original Shares, 631,925 Ordinary Shares are issuable upon exercise of outstanding options held by employees and directors of the Company.


     The holders of all the Original Shares (and all the options referred to above) have agreed not to sell such shares (or any shares issuable on exercise of such options) during the period of 90 days beginning on the date of this Prospectus (which is expected to be the date this Offering is priced), except in the Offering or with the prior consent of the representatives of the Underwriters, who may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to these agreements. The Company has agreed to a similar restriction. This restriction will not apply to sales by Goldman, Sachs & Co. in connection with stabilization, brokerage, ordinary course of business and market-making transactions.


     The Company has provided the holders of approximately 34.3% of the Original Shares with registration rights for those shares. Upon completion of the 90-day period referred to above, such holders would be entitled to demand registration of their shares in connection with a public offering or other public distribution of such shares. In addition, the Company intends to provide for registration of shares to be acquired by employees and directors from time to time on exercise of options granted and to be granted pursuant to existing compensation arrangements (including most of the options referred to above), thereby permitting such shares to be sold into the public market from time to time without regard to any holding period requirement.


     Sales of substantial amounts of the Ordinary Shares into the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Ordinary Shares and may make it more difficult for the Company to sell its equity securities in the future at a time and price which it deems appropriate. See "Shares Eligible for Future Sale." The share information set forth above is subject to change prior to the pricing for the Offering, depending on final confirmation of Selling Shareholder participations.

LIMITED PRIOR PUBLIC MARKET

     The Ordinary Shares have been quoted in the Nasdaq National Market only since December 19, 1995, when the Company's initial public offering occurred. The shares offered hereby have also been approved for quotation in such market, subject to official notice of issuance. The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to continue making a market in the Ordinary Shares following completion of the Offering. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained following the completion of the Offering.

EFFECT OF CERTAIN ANTITAKEOVER PROVISIONS IN THE ARTICLES AND CAYMAN ISLANDS LAW

     The Articles contain certain provisions that may have the effect of making more difficult the acquisition of control of the Company by means of a tender offer, open market share purchases, a proxy fight or otherwise. Such provisions include the restrictions on voting and ownership of the Company's shares (discussed above), the authority of the Board of Directors to issue other classes of shares with such voting and other rights as they determine and the inability of shareholders to require that a shareholders' meeting be called or to act by written consent other than at the Board's request. While these provisions may have the effect of encouraging persons seeking to acquire control of the Company to negotiate with the Board of Directors, they could also have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to gain control of the Company. Under Cayman Islands law the sanction of the Cayman Islands court, following a vote in favor by the holders of 75% of the Ordinary Shares present and voting at a duly convened shareholders' meeting, is required to give effect to a scheme of arrangement, including a merger, amalgamation, reorganization or reconstruction. See "Description of Capital Shares -- Ordinary Shares" and "-- Differences in Corporate Law."

                                USE OF PROCEEDS


     All the Ordinary Shares to be sold in the Offering are being sold by the Selling Shareholders. Consequently, the Company will not receive any of the proceeds from the Offering. The Company will pay certain expenses related to the Offering, including certain expenses incurred by the Selling Shareholders, estimated to be $1.1 million.


                                DIVIDEND POLICY

     In December 1995, the Company adopted a policy with regard to managing its return on equity and the payment of dividends. Under this policy, the Company currently intends to target an average return on shareholders' equity of approximately 20% to 25% over time and, in light of that target, to distribute a substantial portion of its earnings each year. Currently, the Company's Board of Directors has targeted a dividend payout that would total, in each fiscal year, approximately 60% to 80% of the Company's net operating earnings (which exclude any realized investment gains and losses), if any, in the prior fiscal year. Dividends would be paid on a quarterly basis, in February, May, August and November of each year. Based on its operating results for fiscal year 1995, the Company paid an initial quarterly dividend of $0.62 per share on February 27, 1996 and a second quarterly dividend of $0.62 per share on May 15, 1996. The February and May dividends represent, on an annualized basis, a dividend payout of approximately 70% of GCR's net operating earnings for fiscal year 1995. The actual timing and amount of future dividends (if any), as well as the general targets referred to above, will depend on various factors as described in the following paragraph and are subject to change at the discretion of the Board from time to time.

     In light of the Company's capital management policy, the Board of Directors has approved the GCR Repurchase and may also consider repurchasing outstanding Ordinary Shares in the open market from time to time after the Offering, either in lieu of or in addition to the payment of dividends. Any such open market repurchases would depend on market conditions, GCR's liquidity and capital needs and other factors. At present, the Board has not taken action to approve any such open market repurchases and there is no assurance that any such repurchases will be made.

     Notwithstanding this policy, dividends will be paid only when, as and if determined by the Company's Board of Directors out of funds legally available therefor. The actual amount and timing of dividends (if any) will depend on GCR's financial condition, results of operations, business prospects and such other matters as the Board may deem relevant, and in particular on the level of losses incurred by Global Capital Re, which can be expected to substantially reduce or eliminate earnings available for dividends in some periods. Even if earnings are available for dividends, the Board could determine that such earnings should be retained for an extended period of time after any period in which loss experience is unfavorable in order to replenish GCR's capital base, as well as to expand GCR's business, to enhance its competitive position or for any other proper purpose. In addition, in order to pay cash dividends, the Company, as a holding company, will depend on distributions from Global Capital Re, which will be subject to regulatory capital restrictions under the Insurance Law, and dividend payments would be subject to net worth maintenance requirements and dividend limitation restrictions under the Credit Agreement. Consequently, there can be no assurance as to the amount or timing of dividend payments, and the Company's dividend policy is subject to change. See "Risk Factors -- Volatility of Financial Results and Dividends; Severity of Possible Losses; Effect of Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Other than the 1995 Distribution and the February and May dividends referred to above, the Company has not paid or declared any dividends or other distributions to its shareholders.

                         PRICE RANGE OF ORDINARY SHARES

     The Company priced its initial public offering of the Ordinary Shares on December 18, 1995. Since that date, the Ordinary Shares have been traded in the over-the-counter market and prices have been quoted in the Nasdaq National Market under the symbol "GCREF." The following table sets forth, for the periods indicated, the high and low bid quotations for the Ordinary Shares as reported by the Nasdaq National Market. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions.


                                                                        HIGH       LOW
                                                                      --------   --------
      Quarter Ended December 31, 1995 (from December 19, 1995).....   $ 23.000   $ 19.875
      Quarter Ended March 31, 1996.................................     25.750     21.500
      Quarter Ending June 30, 1996 (through June 25, 1996).........     27.125     24.250



On June 25, 1996, the last reported sale price of the Ordinary Shares as reported by the Nasdaq National Market was $25.938 per share. On May 1, 1996, there were 482 holders of record of the Ordinary Shares (including 450 holders of Original Shares, that currently are not publicly traded). Substantially all of the Ordinary Shares that are publicly traded are currently held of record by Cede & Co., a nominee of The Depository Trust Company.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of GCR as of March 31, 1996, on a historical basis and as adjusted to reflect the GCR Repurchase at an assumed aggregate purchase price of $25 million (which assumes a net purchase price of $25 per share and will depend upon the pricing terms of the Offering). In either case, no effect is given to the dividend of $15.9 million which was paid on May 15, 1996 or to expenses related to the Offering, currently estimated at $1.1 million. This table should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                                        MARCH 31, 1996
                                                                  ---------------------------
                                                                                AS ADJUSTED
                                                                                  FOR THE
                                                                   ACTUAL      GCR REPURCHASE
                                                                  --------     --------------
                                                                        (IN THOUSANDS)
Long-term debt (including current portion)......................        --              --
Shareholders' equity:
     Ordinary Shares, $0.10 par value -- 50,000,000 authorized
       and 25,668,255 issued(24,668,255 as adjusted)(1).........  $  2,567        $  2,467
     Undenominated shares, $0.10 par value -- 25,000,000
       authorized and none outstanding..........................        --              --
     Additional paid-in capital.................................   375,591         350,691
     Notes receivable for shares issued.........................    (1,359)         (1,359)
     Unrealized gains (losses) on investments...................      (933)           (933)
     Retained earnings..........................................    50,372          50,372
                                                                  --------        --------
          Total shareholders' equity............................   426,238         401,238
                                                                  --------        --------
          Total capitalization..................................  $426,238        $401,238
                                                                  ========        ========

- ---------------
(1) Excludes 631,925 Ordinary Shares reserved for issuance pursuant to outstanding options held by employees and directors, which are or may become exercisable over various periods at prices ranging from $10.38 to $15.24 per share. See "Management -- Provisions Governing the Board of Directors -- Compensation of Directors" and "-- Executive Compensation." Immediately after the Offering and the GCR Repurchase, 1,000,000 of the outstanding Ordinary Shares will be held by Global Capital Re. See "Prospectus Summary -- The Offering and the GCR Repurchase."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of GCR as of September 30, 1994 and 1995 and March 31, 1996, and for the fiscal years ended September 30, 1994 and 1995 and the six months ended March 31, 1995 and 1996. GCR began operations in October 1993 and thus has no operating history prior thereto. The historical consolidated financial data were derived from the Company's audited consolidated financial statements for the fiscal years ended September 30, 1994 and 1995 and from the Company's unaudited consolidated interim financial statements for the six months ended March 31, 1995 and 1996. In the opinion of management, the consolidated interim financial statements reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results. The results of operations for any interim period are not necessarily indicative of results for the full fiscal year.

     For additional information see the consolidated financial statements of the Company and the accompanying notes thereto included elsewhere in this Prospectus. The following table should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    YEAR ENDED SEPTEMBER       SIX MONTHS ENDED
                                                            30,                   MARCH 31,
                                                   ----------------------    --------------------
                                                     1994         1995         1995        1996
           STATEMENT OF INCOME DATA:               ---------    ---------    --------    --------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                      AMOUNTS)
Premiums written................................   $ 102,065    $ 136,884    $ 79,290    $ 74,024
CHANGE IN UNEARNED PREMIUMS.....................     (45,360)     (16,328)    (23,458)    (10,520)
                                                      ------      -------     -------    --------
Premiums earned.................................      56,705      120,556      55,832      63,504
Investment income, net..........................      20,095       32,651      15,222      15,944
Realized gains (losses) on investments, net.....     (10,216)         391      (1,472)      1,140
Exchange gains (losses) net.....................         529          (20)        406          17
                                                      ------      -------     -------    --------
Total revenues..................................      67,113      153,578      69,988      80,605
                                                      ------      -------     -------    --------
Losses and loss expenses........................      25,278       35,293      17,193      13,394
Acquisition expenses............................       6,743       17,063       6,743       9,380
Interest expense................................          --        1,964          --       3,563
General and administrative expenses.............       5,277        8,602       3,179       5,109
                                                      ------      -------     -------    --------
Total expenses..................................      37,298       62,922      27,115      31,446
                                                      ------      -------     -------    --------
Net income......................................   $  29,815    $  90,656    $ 42,873    $ 49,159
                                                      ======      =======     =======    ========
Net income per Ordinary Share(1)(2).............   $    1.32    $    3.94    $   1.88    $   2.01
OTHER DATA:
Loss ratio(3)...................................        44.6%        29.3%       30.8%       21.1%
Expense ratio(4)................................        18.6         18.6        16.5        20.3
                                                      ------      -------     -------    --------
COMBINED RATIO(5)...............................        63.2%        47.9%       47.3%       41.4%
                                                      ======      =======     =======    ========
Return on average shareholders' equity
  (annualized for interim periods)(2)(6)........         6.7%        19.2%       17.6%       24.6%

                                                        SEPTEMBER 30,
                                                   -----------------------
                                                     1994          1995          MARCH 31, 1996
              BALANCE SHEET DATA:                  ---------     ---------     ------------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                      AMOUNTS)
Total investments available for sale at fair
  value, including cash and cash
  equivalents(2)...............................    $ 482,309     $ 526,812          $448,769
Total assets(2)................................      534,014       597,641           534,488
Reserve for losses and LOSS EXPENSES...........       19,705        33,390            34,331
Reserve for unearned premiums..................       45,360        61,688            72,208
Long-term debt (including current portion).....           --       142,000                --
Total shareholders' equity(2)..................      468,067       356,397           426,238
Book value per Ordinary Share(2)(7)............    $   20.76     $   15.94          $  16.61

- ---------------
(1) Net income per Ordinary Share is based upon the weighted average number of Ordinary Shares outstanding during the relevant period. For each period presented, such number of shares assumes that all employee and director options and Sponsors' Warrants outstanding during the period (or any portion thereof) were exercised and that the proceeds of such exercise were used to purchase outstanding shares pursuant to the treasury stock method, calculated in each case using the average market value (book value prior to December 19,

    1995) per share for the period (or portion thereof). The employee and director options are or may become exercisable over various periods. See "Management." The Sponsors' Warrants were exercised in full on December 22, 1995.

(2) No effect is given to the GCR Repurchase, which, for purposes of GCR's consolidated financial statements, will reduce the number of outstanding shares by 1,000,000 and reduce total investments, total assets and shareholders' equity by $25 million. In addition, in April 1996, the Board of Directors declared a dividend on the Ordinary Shares totalling $15.9 million, or $0.62 per share, which was paid on May 15, 1996, and no effect is given to this dividend.

(3) Determined by dividing losses and loss expenses incurred (including estimates thereof for claims INCURRED BUT NOT REPORTED) by premiums earned during the relevant period.

(4) Determined by dividing acquisition and certain administrative expenses related to underwriting by premiums earned during the relevant period.

(5) Equals the sum of the loss ratio and the expense ratio for the relevant period.

(6) Equals annualized net income divided by the average of shareholders' equity on the first day and at the end of each quarter in the relevant period. For each interim period, net income has been doubled in order to provide an annualized rate of return. Consequently, the rate presented for any interim period is not necessarily indicative of the actual rate for the full fiscal year.

(7) Book value per Ordinary Share is based on the number of Ordinary Shares outstanding on the relevant date.

                       SELECTED PRO FORMA FINANCIAL DATA

     The following table sets forth selected pro forma financial data of GCR as of and for the fiscal year ended September 30, 1995 and as of and for the six months ended March 31, 1995 and 1996. Such data have been calculated in the manner described in "Selected Consolidated Financial Data" above, except that effect is given to (i) the 1995 Distribution and borrowings under the Credit Agreement (at an annual rate of 6.7%) to fund the 1995 Distribution, (ii) the issuance of Ordinary Shares upon exercise of the Sponsors' Warrants and the use of proceeds of such exercise to repay a portion of the borrowings under the Credit Agreement and (iii) the repurchase of one million Ordinary Shares by GCR at an aggregate purchase price of $25 million (which assumes a net purchase price of $25 per share and will depend on the pricing terms of the Offering) funded by a sale of investments, in each case as of the start of the relevant period or at the relevant date, as the case may be. No effect is given to the May 1996 dividend.

                                                                             SIX MONTHS ENDED
                                                                                 MARCH 31,
                                                      YEAR ENDED           ---------------------
                                                  SEPTEMBER 30, 1995        1995          1996
                                                  ------------------       -------       -------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME AND OTHER DATA:
Pro forma net income............................       $ 79,576            $36,054       $48,292
Pro forma net income per Ordinary Share(1)......           3.21               1.45          1.94
Pro forma return on average shareholders' equity
  (annualized for interim periods)..............           25.0%              24.4%         25.0%

                                                                                MARCH 31,
                                                                         -----------------------
                                                SEPTEMBER 30, 1995         1995           1996
                                                ------------------       --------       --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Pro forma total shareholders' equity..........       $356,657            $315,513       $400,371
Pro forma book value per Ordinary Share.......          14.46               12.74          16.23

- ---------------
(1) Net income per Ordinary Share for the six months ended March 31, 1996 would have been $2.01 if calculated in the manner described in "Selected Consolidated Financial Data" and $2.07 if so calculated and after giving pro forma effect only to the GCR Repurchase.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     GCR commenced operations in October 1993. The financial data included in the following discussion are as of September 30, 1994 and 1995 and March 31, 1996, and for the years ended September 30, 1994 and 1995 and the six months ended March 31, 1995 and 1996. Because GCR has a limited operating and loss history, the financial data included herein are not necessarily indicative of the financial condition or results of operations of GCR in the future. See "Business." Also, any such data relating to an interim period are not necessarily indicative of those for the full fiscal year.

     Renewal dates for property catastrophe reinsurance policies are generally concentrated in the first quarter of each calendar year -- i.e., in the second quarter of the Company's fiscal year. Approximately half of GCR's reinsurance programs and more than half of its premiums written are related to contracts with renewal dates (primarily January 1) in the second quarter of the Company's fiscal year -- i.e., the quarter ending March 31. Moreover, because premium rates for U.S. risks have remained more stable than those for international risks as global prices have declined in recent periods, and because renewals of programs covering U.S. risks are concentrated in the Company's second fiscal quarter, premiums written by GCR during the first six months of fiscal year 1996 are likely to represent an even larger portion of its total premiums written for the current fiscal year than in the past. Nevertheless, because premiums generally are earned over the term in which the related reinsurance coverage is provided, GCR's premiums earned are not concentrated in any interim period. Earned premiums in the year ended September 30, 1994 and, to a lesser extent, in the year ended September 30, 1995 reflect the start-up nature of the Company's operations during these fiscal years. Because of this limited operating history, comparisons of results for any period during these fiscal years with results for any other period generally are not meaningful.

RESULTS OF OPERATIONS, YEARS ENDED SEPTEMBER 30, 1995 AND 1994

     In the year ended September 30, 1995, GCR produced written premiums of $136.9 million, reflecting a growth in new business from new and existing clients, offset in part by modest rate reductions. At September 30, 1995, GCR had one or more contracts in force with 246 clients worldwide compared to 185 clients at September 30, 1994. GCR established itself in the worldwide property catastrophe reinsurance market in its first year of operations, which ended September 30, 1994, and produced written premiums of $102.1 million in that year. Except for capped proportional business, substantially all of GCR's business during these years was written on an excess-of-loss basis. Premiums are earned ratably over the contract period, generally twelve months, from the inception of individual contracts. Premiums earned for the years ended September 30, 1995 and 1994 were $120.6 million and $56.7 million, respectively, with the increase principally reflecting GCR's continuing efforts to establish new reinsurance clients and, to a lesser extent, growth in business from existing clients. For the year ended September 30, 1995, existing clients accounted for approximately 74% and new clients accounted for approximately 26% of premiums written.

     The period-to-period increase in earned premiums is attributable primarily to GCR's steady penetration of its targeted markets during the start-up phase of its operations. Management believes that this development reflects the growing acceptance by the global market of GCR as an established provider of property catastrophe reinsurance. During the year ended September 30, 1995, the Company was able to write reinsurance coverage for substantially all of the insurers in the U.S. market that it initially targeted as major prospective clients. Consequently, management expects that increases in market penetration in the United States in the near term will be at significantly slower rates than in 1995, and that earned premium growth will have to be achieved primarily through the development of existing client relationships worldwide and of new business in non-U.S. markets. See "Business -- Reinsurance Products -- Geographic Diversification."

     Investment income was $32.7 million and $20.1 million for the years ended September 30, 1995 and 1994, respectively, net of investment expenses consisting primarily of investment advisory and custodial fees. The 1994 fiscal year results reflect interest rates that were low by historical standards. Rates began to rise in the latter half of that fiscal year and continued to increase during the first part of the 1995 fiscal year, then softened somewhat. The average yield on GCR's investment portfolio for the years ended September 30, 1995 and 1994 was 6.6% and 4.6%, respectively. The investment portfolio consists of short duration, high quality fixed income investments. See
"Business -- Investments." Realized gains (losses) on investments were $0.4 million for the year ended September 30, 1995 and $(10.2) million in the year ended September 30, 1994. The change in unrealized gains (losses) on investments was $3.2 million and $(2.7) million, respectively, for those periods. The latter are recorded as a component of shareholders' equity. Approximately $6 million of the realized losses in the 1994 fiscal year reflect a decision to shorten the average maturity of the portfolio in November 1993, which in large measure, but not completely, insulated the Company from the most serious effects of rising interest rates later in that fiscal year.

     Losses and loss expenses for the years ended September 30, 1995 and 1994 were $35.3 million and $25.3 million, respectively. Of the 1994 amount, $17.6 million was the result of catastrophe losses sustained in the earthquake in Northridge, California on January 17, 1994. The 1995 losses include $5.8 million of loss development reported in 1995 related to the Northridge earthquake, plus $5.3 million resulting from a fire at an industrial plant. The balance of 1995 and 1994 losses was due to reported losses of $14.9 million and $4.7 million, respectively, plus reserves for losses incurred but not reported. Losses incurred in the fourth quarter of the 1995 fiscal year were $15.0 million, including provisions for losses from Hurricanes Luis and Marilyn and a hailstorm in Germany. GCR is subject to infrequent but severe effects of natural and man-made catastrophes, which can lead to volatile losses and financial results.

     GCR had paid approximately $17.0 million of the $22.9 million of total incurred losses relating to the Northridge earthquake as of March 31, 1996. Because earthquake losses involve structural damage that is more difficult to evaluate and, therefore, require a longer settlement cycle than most property losses, the amount of GCR's loss from this event may rise modestly. The effect of the Northridge earthquake on GCR's loss was limited by the fact that, due to the start-up nature of its operations at the time, GCR had been unwilling to provide coverage for the risks affected by this event to the extent that it currently provides (or in the future is likely to provide) coverage for similar risks.

     The Company's loss ratio -- i.e., the ratio of losses and loss expenses to earned premium -- was 29.3% and 44.6% for the years ended September 30, 1995 and 1994, respectively. The combined ratio, which represents the sum of the loss ratio and the expense ratio -- i.e., the ratio of acquisition, general and administrative expenses related to the underwriting of business to earned premiums -- was 47.9% and 63.2% for those periods, respectively. The decline in both the loss ratio and the combined ratio during fiscal year 1995 was primarily due to the absence of a significant loss event during that period compared to the prior period, in which the 1994 Northridge earthquake occurred.

     Acquisition expenses, primarily commission and brokerage related to the production of written premiums, were $17.1 million and $6.7 million for the years ended September 30, 1995 and 1994, respectively. The increase in acquisition expenses for the 1995 fiscal year is directly related to the growth in earned premiums during that period. Acquisition expenses are amortized over the underlying contract coverage period. General and administrative expenses were $8.6 million and $5.3 million in the years ended September 30, 1995 and 1994, respectively. The growth in these expenses in fiscal year 1995 reflects growth in staff size, travel expenses and the opening of GCR's office in Belgium, as well as expenses associated with the line of credit established in August 1995 and with the 1995 IPO, a substantial portion of which were accrued during fiscal year 1995. See "-- Liquidity and Capital Resources" and
"Business -- Marketing."

     Net income for the year ended September 30, 1995 was $90.7 million, or $3.94 per Ordinary Share. Net income for the 1994 fiscal year was $29.8 million, or $1.32 per Ordinary Share. The increase in net income is principally attributable to the start-up nature of GCR's business during these periods, as well as to the occurrence of the Northridge earthquake in fiscal year 1994 and the absence of any catastrophic event of comparable severity during the subsequent fiscal year.


RESULTS OF OPERATIONS, SIX MONTHS ENDED MARCH 31, 1996 AND 1995

     Written premiums for the six months ended March 31, 1996 were $74.0 million, a decrease of 6.6% compared to written premiums for the same period of the prior fiscal year. This decrease was the result of several factors which became apparent in the most recent quarter: increasing price competition in GCR's property catastrophe line of business, a reduction in reinstatement premium associated with favorable loss experience and negative adjustments of premium associated with proportional business. Price competition has caused GCR to reduce, and in some cases cancel, its participation in business it does not consider to be adequately priced. Premium rates in the global property catastrophe market have decreased in recent periods due to favorable loss experience in the industry.


     If and while this favorable loss experience continues, management expects further downward pressure on rates during the remainder of 1996 and into 1997, which would continue to adversely affect the level of premiums written by GCR. Management expects the decline in the level of premiums written to accelerate during the second half of fiscal year 1996 compared to the same period last year. The percentage decrease from the prior year period is expected to be greater in the second half than it was in the first six months of the current fiscal year mainly because worldwide premium rates have softened further in the third fiscal quarter (ending June 30, 1996) and, due to industry renewal practice, a larger portion of the reinsurance programs written by GCR in the second half will involve international risks, for which premium rates generally have declined further than those for North American risks in recent periods. Overall, GCR expects premium rates to be down approximately 12% to 15% for its third quarter ending June 30, 1996 compared to the same quarter of the previous year. The Company expects this to account for a $5 to $6 million reduction in premiums written for the quarter. In addition, several other factors are expected to further reduce third quarter premiums written, including: (i) reduced participation by the Company in renewal programs resulting in a $3 million decline, (ii) a weakening of the Japanese yen, causing a $2 million decline and (iii) a shift in the renewal date of a large existing third quarter program resulting in a $4 million reduction; although a significant portion of the latter amount is expected to be included in the fourth quarter. In total, premiums written for the third quarter are expected to be approximately $25 million compared to premiums written of $40 million in the third quarter of the prior fiscal year. See "Business -- Industry Trends."


     For the first six months of the current fiscal year, premiums earned were $63.5 million, an increase of 13.7% compared to the first six months of the prior fiscal year. This increase reflects the practice of earning premiums ratably over the reinsurance contract period (generally one year) and, therefore, the earning of premiums written largely in fiscal year 1995, when GCR achieved significant growth in new business from new and existing clients.

     For the six months ended March 31, 1996 losses and loss expenses were $13.4 million compared to $17.2 million for the same period in the prior fiscal year (which included a loss of $5.3 million from an industrial plant fire), a decline of 22.1%. GCR was affected by only one significant catastrophic event in the most recent period (Hurricane Opal, which struck the Florida Panhandle in early October 1995 and for which the Company incurred losses and loss expenses of $3.5 million) and saw modest favorable loss development regarding events recorded in previous periods. GCR's loss ratio was 21.1% for the six months ended March 31, 1996, compared to 30.8% for the same period of the prior fiscal year. For the first two months of the Company's third fiscal quarter, loss experience has continued to be favorable and is expected to be comparable to loss experience in the second fiscal quarter, for which GCR's loss ratio was 10.4%. While loss experience for the period was favorable, GCR is subject, as noted above, to infrequent but severe effects of natural and man-made catastrophes, which can lead to volatile losses and financial results.


     Investment income was $15.9 million for the six months ended March 31, 1996. The 4.7% increase from $15.2 million in the six months ended March 31, 1995 is the result of positive cash flow from operations added to the investment portfolio, which more than offset the effects of declining interest rates and the use of cash generated from the sale of investment assets to repay borrowings, under the Credit Agreement in February 1996.

     Acquisition expenses were $9.4 million for the first six months of fiscal year 1996, compared to $6.7 million for the first six months of fiscal year 1995. The increase in acquisition expenses is related to growth of international property catastrophe business and higher commission rates on proportional business.

     General and administrative expenses increased over 60% to $5.1 million for the first six months compared to the corresponding prior year period. This increase reflects an increase in GCR's staff, compensation expense of $1.2 million related to an adjustment in the exercise price of certain outstanding options and certain expenses associated with the 1995 IPO. See "-- Liquidity and Capital Resources." GCR's expense ratio was 20.3% for the six months ended March 31, 1996, compared to 16.5% for the six months ended March 31, 1995.

     Interest expense of $1.9 million for fiscal year 1995 and $3.6 million for the six months ended March 31, 1996 reflects the borrowing under the Credit Agreement in August 1995 of $142 million at 6.7% per annum. The borrowing was repaid by February 1996. See "-- Liquidity and Capital Resources."


     For the first six months of fiscal year 1996 and 1995, respectively, net income was $49.2 million and $42.9 million, or $2.01 and $1.88 per Ordinary Share. This increase in net income is attributable primarily to the favorable loss experience during the current fiscal year to date and the start-up nature of GCR's business during the first half of fiscal year 1995. Overall, net income for the third fiscal quarter is expected to be comparable to the $26.4 million achieved during the second fiscal quarter, although less favorable than the $30.7 million achieved during GCR's third fiscal quarter of 1995, the Company's best quarter to date. Premium and net income estimates are forward-looking statements which involve risks and uncertainties, and actual results may differ substantially from such estimates. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors." See "Risk Factors."


     For a discussion of developments involving GCR's lines of business, see "Business -- Strategy -- Opportunities in New Lines" and "-- Reinsurance Products."

LIQUIDITY AND CAPITAL RESOURCES

     The Company raised approximately $441 million in cash, net of placement costs, through an initial placement of Ordinary Shares in October 1993. Of this amount, approximately $440 million was contributed to Global Capital Re.

     The Company is a holding company that conducts no operations of its own and whose assets essentially consist of its equity interest in Global Capital Re. Consequently, the Company's cash flows are limited to distributions from Global Capital Re and borrowings under the Credit Agreement, which are the only sources of cash to pay creditors and to pay any dividends to holders of Ordinary Shares. See "-- The Credit Agreement." Distributions by Global Capital Re to the Company are limited pursuant to the statutory capital and surplus requirements described below. As a result of the application of those requirements to the financial position of Global Capital Re as of September 30,

1995, Global Capital Re would be required to notify Bermuda authorities before making any distribution to the Company in excess of approximately $121.5 million during the 1996 fiscal year. This amount is determined based on Global Capital Re's financial position as of September 30 of each year and is subject to annual adjustment, upward or downward, depending on Global Capital Re's operating results, particularly the frequency and severity of claims made under the reinsurance coverage it provides. In addition, the full $150 million is currently available to the Company for borrowing under the revolving credit facility, as described below, assuming the Company is able to continue meeting the minimum net worth and other requirements thereunder.

     GCR generated cash flow from operations of $104.9 million and $55.0 million during the years ended September 30, 1995 and 1994, respectively. Cash flow from operations was $42.2 million for the first six months of fiscal year 1996 compared to $49.1 million for the same period of fiscal year 1995. These amounts represent the excess of premiums collected and net investment income over losses, loss expenses and underwriting and other expenses paid. Net cash flows from operating activities are added to funds available for investment by Global Capital Re. GCR is unable to predict its cash flow from operating activities, as it may be required to make large catastrophe claims payments to its clients. In years in which GCR experiences a relatively low level of catastrophe losses (such as the past two fiscal years and the current fiscal year to date), cash flow from operations should be substantial. However, GCR can be expected to incur significant catastrophe losses from time to time and, as a result, generate substantially reduced or even negative cash flow from operating activity. As a consequence, cash flow from operating activities may fluctuate substantially between individual quarters and years.

     Substantially all of GCR's funds have been invested in a portfolio of short duration, high quality fixed income investments maintained by Global Capital Re. At March 31,1996, the fair value of GCR's investment portfolio was $423.4 million, all of which was invested in securities rated investment grade by Standard & Poor's Corporation ("S&P"). GCR's investment portfolio is structured to provide liquidity to meet requirements for large loss payments to clients in the event of significant catastrophes. All of GCR's investments are currently classified as securities available for sale and are carried at fair value in the financial statements.

     Cash flow used in investing activity (i.e., the net purchase of investments for GCR's portfolio), amounted to $121.4 million in fiscal 1995 and $374.5 million in fiscal year 1994. Cash flow provided by investing activities (i.e., the net liquidation of investments in GCR's portfolio) was $61.6 million in the latest six-month period, compared to $146.2 million of cash flow used in investing activities in the corresponding period in the prior fiscal year. In the most recent six-month period, investments were liquidated to provide funds to repay borrowings under the Credit Agreement in February 1996.

     In fiscal year 1994, cash flow from financing activity related primarily to the initial funding of the Company and amounted to $441 million in cash. In fiscal year 1995, significant financing activity consisted of borrowing under the Credit Agreement, substantially all of which was used to pay a portion of the 1995 Distribution to shareholders, resulting in a net use of funds of $63.5 million.

     Under the terms of most of its reinsurance contracts covering U.S. risks and some covering non-U.S. risks, GCR is required to provide letters of credit to reinsureds (at the end of their fiscal years) in amounts sufficient to cover any outstanding claims and/or unearned premiums. GCR currently obtains these letters of credit from one commercial bank and secures them by depositing securities with the bank. The maximum amount deposited in respect of all such letters of credit at any one time through March 31, 1996, and the amount deposited on such date, was $30.4 million.

     In August 1995, the Company entered into the Credit Agreement (amended as of October 27, 1995 and February 28, 1996) with various commercial banks, for which The First National Bank of Chicago is acting as agent, and borrowed approximately $142 million under the facility. The Company used substantially all of these borrowed funds, together with available cash generated from the sale of the Company's investment portfolio, to pay the 1995 Distribution, which totalled approximately $201 million and was paid on August 18, 1995. Of these borrowings, $34 million was repaid out of the proceeds of the exercise of the Sponsors' Warrants on December 22, 1995 and the remaining $108 million was repaid out of the proceeds of the liquidation of investments on February 22, 1996. The full $150 million line of credit is currently available for borrowing. See "-- The Credit Agreement" below.

     The Company paid dividends in respect of its Ordinary Shares each totalling $15.9 million, or $0.62 per share, on February 27, 1996 and on May 15, 1996. In addition, simultaneously with the closing of the Offering, Global Capital Re will repurchase from the Underwriters 1,000,000 of the Ordinary Shares being offered hereby, at the initial public offering price net of the underwriting discount shown on the front cover of this Prospectus. The closing of the GCR Repurchase will occur simultaneously with the closing of the Offering. Based on an assumed net purchase price of $25 per share, the GCR Repurchase would reduce GCR's shareholders' equity by approximately $25 million. The purchase price will be funded by a sale of a portion of Global Capital Re's investment portfolio. Because the actual purchase price paid by Global Capital Re will not be known until the pricing of the Offering and will depend on market conditions and other factors, the actual effects of the GCR Repurchase on GCR's consolidated financial position cannot be precisely quantified at this time. The shares purchased by Global Capital Re, while held by it, will continue to carry the dividend, voting and other rights associated with outstanding Ordinary Shares but, for purposes of GCR's consolidated financial statements after the Offering, such shares will be treated as if they have been retired. There is no assurance as to whether or when such shares will be transferred to the Company and retired.

     In the 1995 IPO, which closed on December 22, 1995, 7,618,750 Ordinary Shares were sold on behalf of the Company's original shareholders at an initial public offering price of $18.50 per share (or $17.30 per share net of underwriting discount). All offering proceeds were received by the selling shareholders. The Company incurred expenses related to the 1995 IPO of approximately $2.0 million, a substantial portion of which was accrued in the 1995 fiscal year. In connection with the 1995 IPO, the Company's shareholders approved an increase in the Company's authorized capital and the Share Split, which was effected in the form of a share dividend on December 22, 1995. In addition, the Company's sponsors exercised the Sponsors' Warrants to acquire 3,303,655 Ordinary Shares at an aggregate exercise price of $36.3 million ($11.00 per share), substantially all of which was used to repay a portion of the outstanding borrowings under the Credit Agreement.

     GCR has no material commitments for capital expenditures. Based on its current operating plans and financial position, GCR believes that its liquidity will be adequate in the foreseeable future. However, as a property catastrophe reinsurer, GCR's liquidity is subject to sudden and substantial losses that could materially impair its financial position or results of operations.

  BERMUDA REGULATORY CAPITAL REQUIREMENTS

     The Company's ability to pay dividends to shareholders is limited by the Insurance Act, which requires Global Capital Re to maintain a minimum solvency margin and a minimum liquidity ratio. In March 1995, the Insurance Act was amended to establish four classes of insurers in the area of general business. Global Capital Re applied to and obtained from the Bermuda Registrar of Companies approval as a class 4 insurer, having met the requirement of a minimum of $100 million of total statutory capital and surplus. The requirements of a class 4 insurer -- the highest available class -- are intended to assure the world insurance market of the license-holder's long-term stability and sound financial condition. This classification requires that Global Capital Re file an affidavit as to solvency, declaring that it will remain in compliance with the solvency margin and minimum capital and surplus requirements in the event a proposed dividend is in excess of 25% of its statutory capital and surplus. In addition, dividends are prohibited where payment would cause Global Capital Re to be in breach of these regulations. The solvency margin requirement is the greater of $100 million, 50% of net premiums written (with maximum credit of 25% for reinsurance ceded) or 15% of loss reserves. If Global Capital Re were to reduce its capital by more than 15% of that contained in its statutory financial statements for the prior fiscal year, it would be required to apply to the Minister of Finance (the "Minister") for approval and file certain required information, including an affidavit declaring that it would remain in compliance with the required solvency margin and continue to have $100 million of statutory capital and surplus. The Company does not expect these requirements to impose any significant limitations on the Company's liquidity, based on Global Capital Re's current capital structure and operating results. See note 13 to the consolidated financial statements.

  THE CREDIT AGREEMENT

     The Company currently has no outstanding borrowings under the Credit Agreement. The Company would be required to comply with the Credit Agreement, the principal provisions of which are summarized briefly below, at any time when borrowings are outstanding under the facility. In addition, the facility will not be available to the Company for further borrowings unless the requirements of the agreement have been satisfied.

     The Credit Agreement provides that the Company may not pay dividends or make other distributions in any fiscal year in amounts that, in the aggregate, would exceed GCR's consolidated net income for the prior fiscal year or if any material or incipient default exists under the facility. Pursuant to the Credit Agreement, the Company has also agreed, among other things, that (i) it will use the funds borrowed under the facility only to meet its general needs and those of Global Capital Re; (ii) other than pursuant to the Credit Agreement, it will not incur indebtedness in excess of $5 million, or grant any lien, subject to certain limited exceptions; (iii) it will not effect any merger, asset sale or other significant business combination; (iv) it will not dispose of more than 10% of its assets on a consolidated basis; (v) it will limit its investments to certain specified categories; and (vi) it will maintain a consolidated net worth, and cause Global Capital Re to maintain a net worth, of at least $250 million (as of March 31, 1996, such consolidated net worth of the Company was approximately $426 million or approximately $385 million after payment of the May 1996 dividend and the GCR Repurchase, assuming a net purchase price of $25 per share) and will cause Global Capital Re to maintain a ratio of premiums written to net worth, determined as of the end of each fiscal quarter for the four fiscal quarters ending on such date, of not more than 0.75 to 1.0 (as of March 31, 1996, such ratio was less than 0.31 to 1). In addition, the Credit Agreement provides that the Company may not pay dividends, repurchase shares or make other distributions to its shareholders during any fiscal year in an aggregate dollar amount that exceeds its consolidated net income for the previous fiscal year. As security for its obligations under the Credit Agreement, the Company has pledged to the agent for the lenders all of the capital shares of Global Capital Re. The revolving credit facility terminates on August 17, 1998.

     The Credit Agreement provides for advances in the form of Eurodollar loans bearing interest at the London Interbank Offered Rate ("LIBOR") plus 60 or 70 basis points, depending upon the amount of outstanding borrowings, or in the form of U.S. floating rate loans bearing interest at an annual rate equal to the higher of the federal funds rate plus 50 basis points per annum or the corporate base rate of The First National Bank of Chicago, as announced from time to time. U.S. floating rate loans continue until the Company elects to continue a borrowing as a Eurodollar loan; Eurodollar loans require a selection by the Company of another Eurodollar loan or a U.S. floating rate loan. If no selection is made by the Company at the end of a Eurodollar interest period, the loan is automatically converted into a U.S. floating rate loan. Interest is payable quarterly for U.S. floating rate loans or on the last day of the applicable interest period for Eurodollar loans. U.S. floating rate loans may be prepaid without penalty on any scheduled interest payment date. Eurodollar loans may be prepaid in exchange for indemnification of the lenders against losses or costs incurred by them resulting from such prepayment. All loans mature on August 17, 1998 if not prepaid.

     The Company has agreed to pay to the lenders under the Credit Agreement a commitment fee of between 0.175% and 0.20% of the daily unborrowed portion of the facility. The Company can permanently reduce the total commitment of the lenders (and therefore its commitment fee) by giving three days' notice to the agent for the lenders.

     A default under the Credit Agreement will occur when, among other occurrences, the Company (i) fails to repay any principal or interest, (ii) fails to comply with the covenants referred to above, (iii) fails, or Global Capital Re fails, to pay any material amount due under indebtedness to any other person, (iv) files, or Global Capital Re files, for bankruptcy or otherwise becomes unable to pay its debts generally as they become due, (v) there occurs a change of control (defined generally as the acquisition by any person or group (other than Goldman, Sachs & Co. and their affiliates) of beneficial ownership of 20% or more of the Ordinary Shares (the Offering is not expected to result in such an acquisition) or the turnover within a 25-month period of a majority of the Company's Board of Directors) or (vi) Global Capital Re has any regulatory proceedings instituted against it. Upon a default (other than a default under (iv) above with respect to which acceleration would be automatic), the lenders holding at least 66 2/3% of the outstanding loans under the facility may accelerate the maturity of all borrowings thereunder and the agent for the lenders may foreclose upon, and hold or dispose of, the capital shares of Global Capital Re in satisfaction of any amounts owed thereunder.

CURRENCY

     GCR's functional currency is the U.S. dollar. However, while substantially all of GCR's investments are in U.S. dollar-denominated instruments, the premiums receivable and losses payable in respect of a substantial portion of GCR's business are denominated in currencies other than U.S. dollars. Under U.S. generally accepted accounting principles, GCR records premiums written and receivable in foreign currencies at exchange rates prevailing on the date the contract attaches and loss reserves for losses payable in foreign currencies at rates prevailing on the date such reserves are first recorded. Changes in exchange rates are reflected in GCR's balance sheet by a revaluation of the relevant assets and liabilities, and the net revaluation is recorded in GCR's consolidated statement of income as exchange gain or loss. GCR may, from time to time, experience significant exchange gains and losses, which would in turn affect GCR's financial position and results of operations. See "-- Liquidity and Capital Resources."

     GCR has not hedged its currency exposure with respect to premiums receivable or losses payable. With respect to losses payable, GCR does not hedge its currency exposure prior to the occurrence of an event that may give rise to a claim, although it may purchase a currency hedge after a major event occurs. After a catastrophe occurs, GCR's loss settlement cost may increase if the related claims are denominated in a foreign currency that appreciates against the U.S. dollar during the claim settlement period. To date, GCR has not incurred any significant claims that are payable in currencies other than U.S. dollars. See note 15 to the consolidated financial statements.

     GCR's investment portfolio does not currently include options, warrants, swaps, hedges, collars or similar derivative instruments. GCR has no plans to change its investment strategy to provide for the purchase of such instruments other than in the limited circumstances described above.

EFFECTS OF INFLATION

     GCR estimates the effects of inflation on its business and reflects these estimates in the pricing of its reinsurance contracts. Because of the relatively short claims settlement cycle associated with its reinsurance portfolio, GCR generally does not take into account the effects of inflation when estimating reserves. The actual effects of inflation on the results of GCR cannot be accurately known until claims are ultimately settled.

                                    BUSINESS

GENERAL

     The Company, through Global Capital Re, its Bermuda-domiciled subsidiary, provides property catastrophe and, to a limited extent, other short-tail property reinsurance on a worldwide basis. In the first six months of fiscal year 1996, approximately 66% of this reinsurance covered property catastrophe risks, of which 96% was written on an excess-of-loss basis. Substantially all reinsurance written by Global Capital Re was written for primary insurers rather than reinsurers. Global Capital Re had 233 clients on March 31, 1996, including many of the leading insurance companies around the world. At that date, approximately 55% of Global Capital Re's clients were based in the United States and approximately 55% of its premiums written on policies in force related to U.S. risks. The balance of Global Capital Re's clients and covered risks were located in the largest international insurance markets, principally in Europe, Japan and Australia/New Zealand.


     GCR was established in 1993 through the sponsorship of Goldman, Sachs & Co., a leading international investment banking firm, and Johnson & Higgins, a leading global provider of insurance and reinsurance brokerage services. These firms, together with their affiliates, own approximately 17.2% and 6.4%, respectively, of the Ordinary Shares and, upon completion of the Offering and the GCR Repurchase, will own approximately 14.6% and 4.6%, respectively, of the Ordinary Shares based on current assumptions regarding the levels of Selling Shareholder participation in the Offering (in each case calculated on the basis set forth in the notes to "Principal and Selling Shareholders"). See "Certain Relationships and Related Party Transactions." GCR was formed in response to a severe imbalance between the global supply of and demand for property catastrophe reinsurance that developed in 1993. This imbalance resulted from relatively high levels of worldwide property catastrophe losses in prior years, particularly 1992 when Hurricane Andrew occurred, causing some reinsurers to withdraw from the market or curtail their participation and leading to a very substantial increase in premium rates and retention levels throughout this market in 1993. Based on industry trade publications and information obtained from clients and brokers, management believes that, in response to these developments, over $4.0 billion of capital has entered the Bermuda-based property catastrophe reinsurance market since November 1992, making Bermuda a leading global source of this reinsurance. See "-- Industry Trends." GCR began operations in October of 1993.


     GCR's principal operating objective is to underwrite property catastrophe risks in a manner that maximizes shareholders' return on equity. Accordingly, its underwriting strategy is based on two main principles. First, in selecting its reinsurance programs, GCR targets clients with reputations for quality underwriting and risks that its analysis indicates have superior risk/return profiles. Second, in managing its portfolio of reinsurance contracts, GCR seeks to limit its aggregate loss exposure in any one geographic zone to a specified level rather than measuring and managing risk primarily in relation to premium volume.

STRATEGY

     The principal components of GCR's business strategy may be summarized as follows:

         - Focus on Property Catastrophe Reinsurance Business. GCR's primary focus is property catastrophe reinsurance, which, for fiscal year 1995 and the first six months of fiscal year 1996, accounted for approximately 72% and 66%, respectively, of GCR's premiums written. Management intends to maintain this focus for the foreseeable future, although, in order to promote diversification of risk, GCR may seek to take advantage of perceived opportunities in other short-tail reinsurance or insurance markets if it believes that the associated rates of return are attractive. See "-- Opportunities in New Lines" below.

         - Focus on Geographic Diversity and the Global Market. GCR seeks to provide property catastrophe reinsurance on a worldwide basis, both to achieve geographic diversification of its reinsurance portfolio (and thereby to improve the spread of risk) and to expand its client base. While U.S. insurers currently account for the largest portion of GCR's premiums written, about half of GCR's clients are non-U.S. insurers. Management is seeking to expand the portion of the reinsurance portfolio attributable to non-U.S. clients, particularly those in Europe, and to that end opened an office in Brussels, Belgium in late 1994 from which to conduct its European marketing effort. As a result of these efforts, premiums written under contracts with non-U.S. clients rose from approximately 36% in fiscal year 1994 to approximately 43% in fiscal year 1995 and to approximately 44% in the first six months of fiscal 1996. Management expects to continue its efforts in this regard and, as a result, that international clients will represent an increasing proportion of new business for GCR for the foreseeable future. See "Business -- Reinsurance Products -- Geographic Diversification."

        - Target Returns on Equity. The Company seeks to employ its capital in a manner that maximizes its rate of return on equity. Consequently, the Company targets an average return on shareholders' equity of approximately 20% to 25% over time and a dividend payout that would total, in each fiscal year, approximately 60% to 80% of the Company's net operating earnings (which exclude any realized investment gains and losses), if any, in the prior fiscal year. As an important first step toward these goals, the Company distributed approximately $201 million of its capital to shareholders in the 1995 Distribution. During the current fiscal year to date and consistent with its dividend policy, the Company has declared two quarterly dividends totalling $31.8 million. On an annualized basis, these dividends represent a dividend payout of approximately 70% of the Company's net operating earnings for fiscal year 1995. As part of the Company's continuing efforts to achieve its capital targets, Global Capital Re will repurchase 1,000,000 of the Ordinary Shares being offered hereby, at the initial public offering price net of the underwriting discount. Assuming a net offering price of $25 per share, the GCR Repurchase would reduce GCR's capital by $25 million, thereby further enhancing its ability to pursue a return on equity within its current target range. GCR achieved a return on average shareholders' equity of 25.0% during fiscal year 1995 on a pro forma basis (after giving effect to the 1995 Distribution, the GCR Repurchase and certain related events) and 25.0% during the first six months of fiscal year 1996 on a pro forma, annualized basis (after giving effect to the GCR Repurchase and certain other events). See "Selected Pro Forma Financial Data." The Company's ability to meet its capital management and dividend targets in the future will depend on various factors, some of which are beyond its control, and these targets are subject to change at the discretion of the Board of Directors. See "Risk Factors" and "Dividend Policy."

        - Underwriting Goals: Target Programs with a Superior Risk/Return Profile and Manage Aggregate Loss Exposure. In furtherance of its goal of enhancing shareholder returns, GCR's underwriting strategy is based on two main principles.

          -- First, GCR intends to write reinsurance only on terms that its analysis indicates will yield a superior underwriting profit. Consequently, GCR targets clients with a reputation for quality underwriting and reinsurance programs with superior risk/return profiles. In deciding which programs to underwrite, GCR assesses the adequacy of the proposed pricing terms in the light of the associated risk and the ultimate effect of the program on GCR's overall rate of return on capital, relying on proprietary and other computer modelling systems and on the analysis and judgment of its experienced underwriting team. Substantially all of GCR's reinsurance is written for primary insurance companies; GCR generally does not write reinsurance on a retrocessional basis. Consequently, GCR is generally able to obtain underwriting data about its risks that is more comprehensive and reliable and is able to monitor the primary underwriting process more effectively than would otherwise be the case. As a result of its selective underwriting strategy, GCR offered capacity for only 15% of the new reinsurance programs submitted for its review (i.e., excluding renewals of existing business) in fiscal year 1995 and 13% in the first six months of fiscal year 1996. During these periods, GCR underwrote 105 and 37 programs, respectively, for new clients. Recently, as premium rates in the global property catastrophe reinsurance market have decreased, GCR has sought to maintain underwriting discipline by declining to offer coverage on a substantial number of programs submitted for its review with proposed pricing terms that management considered inadequate. These underwriting decisions have contributed to a reduction in GCR's written premiums in the current fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         -- Second, in managing its portfolio of reinsurance contracts, GCR seeks to limit its aggregate loss exposure in any particular geographic zone to a specified level rather than measuring and managing risk primarily in relation to premium volume. GCR has divided its markets into 33 geographic zones and limits the coverage it is willing to provide for any risk located in a particular zone so as to maintain its aggregate loss exposure from all risks believed to be located in that zone below a predetermined level. This means that GCR intends to pursue new business opportunities in markets where its per zone exposure is generally below the applicable limit, and not necessarily in markets where premium growth is fastest. GCR believes that this approach should lead to an improved balance of risk worldwide, which should moderate the effects of catastrophic events compared to a book of business accumulated without regard to geographic zone limits. Some of GCR's competitors may follow a similar strategy. GCR also manages its portfolio loss exposure by imposing loss-per-event limits on almost all its reinsurance contracts, by writing most of its contracts on an excess-of-loss basis so as to limit claims resulting from relatively high frequency, low severity events and by limiting the amount of coverage it provides to any one insurer.


        - Use of Proprietary Computer Modelling Systems. In assessing pricing adequacy and managing loss exposure, GCR uses two computer-based systems designed to estimate the losses that could occur under a particular program or in all programs in a particular zone as a result of various potential catastrophic events. For U.S. risks, GCR uses NEMESIS(C), a proprietary system developed by management, and CATMAP(TM), a commercially available software program developed by Applied Insurance Research, Inc. ("AIR") and licensed to GCR. Similar techniques are used for non-U.S. risks, although loss data is generally more limited in those markets. Management believes that NEMESIS(C) provides GCR with an important alternative means of evaluating potential loss exposure. From time to time, GCR may consider using additional computer modelling programs in an effort to supplement its analytic underwriting techniques. Management recently consulted with Risk Management Solutions, Inc. to assess the rate adequacy of catastrophe treaties in Japan and Australia/New Zealand. See "-- Underwriting -- Computer Modelling."


        - Capitalize on the Experience and Skill of Management. The members of GCR's senior underwriting team have, on average, over 25 years of experience in the insurance and reinsurance industries, including, on average, over 17 years of experience in the property reinsurance industry, and are familiar with each of the reinsurance markets in which GCR competes. See "Management." By pursuing a business strategy that emphasizes quality underwriting as indicated above, GCR is able to capitalize on the underwriting and actuarial expertise of this team. GCR considers this expertise to be a competitive advantage.

        - Build Long-Term, Preferred Client Relationships. By targeting clients with a reputation for quality underwriting and managing its reinsurance portfolio on the basis of aggregate loss exposure, GCR believes it has developed mutually beneficial, and therefore poten-
         tially long-term, relationships with its clients. In particular, as evidenced by its success in establishing relationships with targeted clients, GCR believes that its policy of adhering to limits on geographic zone loss exposures is highly attractive to "blue chip" insurance companies, which tend to place great emphasis on capital strength in selecting a reinsurer, and thus greatly enhances GCR's ability to attract and develop long-term relationships with preferred clients. Given the industry practice of offering renewal opportunities to existing reinsurers (i.e., the tendency of client companies to prefer a long-term relationship with well capitalized reinsurers to achieve security and continuity of coverage in and subsequent to periods of significant loss experience), new business opportunities are relatively limited, making strong client relationships particularly important. For the same reason, GCR believes that its existing reinsurance portfolio is a valuable asset and a competitive advantage in retaining existing business as it comes up for renewal. This industry practice was a significant factor in GCR's ability to retain, in fiscal year 1995, 99% of the programs written in the prior fiscal year on which it offered capacity and, in the first six months of fiscal year 1996, 98% of the programs written in the same period in the prior fiscal year on which it offered capacity. Approximately 66% and 83% of the programs underwritten by GCR during these periods, respectively, were renewals of programs underwritten in the prior fiscal year. See "-- Marketing."

        - Maintain a Low Cost Structure. Management believes that, because of its ability to maintain a small staff and by basing operations in the favorable regulatory and tax environment of Bermuda, GCR is able to maintain low operating costs relative to its capital base and premiums earned. As of March 31, 1996, GCR had 15 employees and, for the first six months of fiscal year 1996, its general and administrative expenses related to underwriting (excluding acquisition expense and expenses related to the 1995 IPO) accounted for approximately 4.7% of its premiums written.


        - Opportunities in New Lines. Although GCR remains focused principally on the property catastrophe reinsurance market, it continues to explore opportunities to build or acquire new lines of business throughout the world. Management's objective is to identify new lines that are compatible with GCR's property catastrophe lines, that do not increase the concentration of GCR's exposure to catastrophic events and that will contribute to shareholder value. To date, these efforts have focused on expanding GCR's portfolio of marine excess of loss reinsurance business, which represents a growing portion of GCR's premiums written. The Company is also exploring possible opportunities in marine excess of loss insurance. There can be no assurance that new opportunities will be identified or as to the effect that any new lines might have on GCR.


INDUSTRY TRENDS

     Based on data presented in industry trade publications, reports prepared by reinsurance industry analysts, underwriting submissions and meetings with clients and brokers, management believes that the relatively high level of worldwide property catastrophe losses from 1987 to 1993 has had a significant effect on the results of property insurers and property catastrophe reinsurers and on the property catastrophe reinsurance market. Management believes that, since 1993, several leading reinsurers have withdrawn from, or substantially reduced their commitments to, the global property catastrophe reinsurance market, particularly in the United States, and the number of syndicates at Lloyd's of London, which has long been a leading global source of such reinsurance, has declined by approximately 25%. At the same time, management believes these catastrophic losses resulted in a substantial increase in worldwide demand for property catastrophe reinsurance.

     In particular, Hurricane Andrew in 1992 caused unprecedented insured claims in excess of $16 billion industry-wide, as estimated by the American Insurance Services Group, and caused many insurers and property catastrophe reinsurers to reassess their assumptions concerning their maximum potential catastrophe exposure and their need for reinsurance. The largest insured earthquake loss in U.S. history occurred in Northridge, California in January 1994, causing insured claims in excess of $12 billion industry-wide, as estimated by the American Insurance Services Group. The demand for property catastrophe reinsurance also increased due to greater scrutiny by rating agencies of insurers and reinsurers with respect to catastrophe exposure. For example, A.M. Best now requires reinsurers rated by it to complete a catastrophe loss analysis questionnaire dealing with expected claims resulting from future catastrophic events. Also, as a result of these losses, property catastrophe reinsurers became generally unwilling to provide proportional coverage without an aggregate risk exposure limit per occurrence. These factors have contributed to increased demand for CATASTROPHE EXCESS-OF-LOSS REINSURANCE of the type written by GCR.

     Based on these sources, management believes that these developments contributed to a severe imbalance between the supply of and the demand for property catastrophe reinsurance worldwide in 1993, which led to a substantial overall increase in premium rates (which more than doubled) and retentions in the global market during that year. Also, based on these sources, management believes that in response to these developments, over $4.0 billion of capital entered the Bermuda-based property catastrophe reinsurance market beginning in November 1992, making Bermuda one of the world's leading sources of this reinsurance. Industry analysts estimate that the Bermuda market currently writes about 25% of worldwide property catastrophe reinsurance premiums. As a result of these capital flows, management believes that worldwide premium rates and retentions stabilized in 1994 relative to 1993.


     Based on these sources, management believes that premium rates in the global property catastrophe reinsurance market decreased by an average of 10% to 15% in 1995 compared to 1994 and in the first quarter of calendar year 1996 compared to the same period last year, as a result of favorable loss experience. If and while this favorable loss experience continues, management expects further downward pressure on rates during the remainder of 1996 and into 1997. In particular, rates on Japanese business, which generally renews on April 1, have declined approximately 20% in 1996 compared to 1995. See "Prospectus Summary -- Recent Developments." In the U.S. market, where the level of property catastrophe losses has generally been higher than in international markets in recent years, rates have decreased but still remain at a higher level than those which prevailed in 1992. Moreover, the levels of catastrophe risk exposure that U.S. ceding insurers are generally prepared to retain continue to be substantially higher than in 1992. Higher retentions tend to reduce GCR's exposure to losses from catastrophic events of higher frequency and lower severity.


     As the foregoing suggests, the absence of severe or frequent catastrophic events can result in declining premium rates in the global property catastrophe reinsurance market. For a discussion of the impact that pricing trends have had on GCR's recent results of operations, see "Management's Discussion of Analysis of Financial Condition and Results of Operations."

     The Company believes that its current dividend and capital management policies promote its strategic objectives, particularly in periods of declining pricing. The Company also believes that its focus on returning capital to shareholders through a high dividend payout allows the Company to maintain its selective underwriting strategy and to forego writing programs with less desirable risk/return profiles while still pursuing returns on equity in its target range of 20% to 25%. See "Dividend Policy."

     In recent years, the global reinsurance market has been characterized by a general trend toward consolidation, as heightened concern about the need for property catastrophe reinsurance has placed a premium on capital strength of reinsurers. The Company believes that this trend provides an opportunity for well capitalized reinsurers like GCR, particularly in certain European markets where smaller companies have traditionally played a bigger role than in the U.S. markets.

     Overall, management believes that demand for property catastrophe reinsurance worldwide has increased substantially in recent years and that, while more recently the supply of such reinsurance has also increased substantially, this development will continue to create opportunities for well managed property catastrophe reinsurers. However, GCR intends generally to limit the new contracts that it writes to those having the most attractive risk/return profiles and meeting its selective underwriting guidelines. Consequently, in August 1995, management determined that GCR's initial level of capitalization was not required for GCR to pursue these market opportunities and, therefore, returned a substantial portion of the Company's capital to its shareholders in the 1995 Distribution. Similarly, the Company has determined to return an additional portion of its capital through the GCR Repurchase. Management believes that GCR is now well positioned to pursue opportunities for new business in the global market for property catastrophe reinsurance with improved capital efficiency.

     For a discussion of certain legislative and industry changes that could affect global demand for property catastrophe reinsurance, see "-- Regulation -- United States and Other."

REINSURANCE PRODUCTS

     GCR principally provides treaty reinsurance to insurers of commercial and personal property worldwide, typically under treaties having a duration of one year. As described below, GCR writes this reinsurance principally on an excess-of-loss basis, with attachment points designed to minimize claims from relatively high frequency, low severity events, although it also provides select clients with limited coverage on a proportional basis, whereby it assumes a specified percentage of the primary insurer's entire loss exposure to a covered risk. GCR's property catastrophe reinsurance contracts, which include some written on a proportional basis as well as those written on an excess-of-loss basis, accounted for 72% of GCR's premiums written during fiscal year 1995 and 66% of those written in the first six months of fiscal year 1996. Coverage provided under these contracts is generally "all risk" in nature. The balance of these premiums written was derived from other property reinsurance, including other proportional property, single risk excess-of-loss and marine reinsurance. GCR's predominant exposure under these other coverages is to property damage from earthquakes, hurricanes, windstorms and hailstorms, although GCR is also exposed to losses from sources as diverse as freezes, riots, floods, industrial explosions, fires and other man-made or natural disasters. In accordance with market practice, GCR's property reinsurance contracts generally exclude certain risks such as terrorism, war, pollution, nuclear contamination and radiation.

     Because GCR underwrites property catastrophe reinsurance and has large aggregate exposures to natural and man-made disasters, management expects that GCR's claim experience generally will involve infrequent events of great severity. The occurrence of claims under GCR's reinsurance portfolio, therefore, will be highly unpredictable and is likely to result in substantial volatility in GCR's financial results for any fiscal quarter or year. This phenomenon can be expected to have a material adverse effect on GCR's financial condition or results of operations or on its ability to write new business, pay dividends or meet its obligations to creditors from time to time. GCR expects that increases in the values and concentrations of insured property and the effects of inflation will continue to increase the severity of catastrophe losses per year in the future, and, furthermore, that its dividend policy could exacerbate the adverse effects of unfavorable loss experience by utilizing capital which might otherwise be available to it to sustain losses. See "Risk Factors -- Volatility of Financial Results and Dividends; Severity of Possible Losses; Effect of Dividend Policy."

     GCR seeks to diversify its reinsurance portfolio to moderate the volatility described in the preceding paragraph. The principal means of diversification are by type of reinsurance and geographic coverage and by varying attachment points and imposing coverage limits per program. See "-- Underwriting."

TYPE OF REINSURANCE

     The following table sets forth GCR's premiums written and number of programs written by type of reinsurance.

                                     YEAR ENDED               YEAR ENDED            SIX MONTHS ENDED         SIX MONTHS ENDED
                                 SEPTEMBER 30, 1994       SEPTEMBER 30, 1995         MARCH 31, 1995           MARCH 31, 1996
                              ------------------------ ------------------------ ------------------------ ------------------------
                                 PREMIUMS    NUMBER OF    PREMIUMS    NUMBER OF    PREMIUMS    NUMBER OF    PREMIUMS    NUMBER OF
    TYPE OF REINSURANCE          WRITTEN     PROGRAMS     WRITTEN     PROGRAMS     WRITTEN     PROGRAMS     WRITTEN     PROGRAMS
- ---------------------------   -------------- --------- -------------- --------- -------------- --------- -------------- ---------
                              (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)

Catastrophe excess of
  loss.....................      $ 78,095       185       $ 91,037       207       $ 50,154       140       $ 46,901       134
Proportional property
  reinsurance (1)..........        13,130        18         28,055        28         16,859        16         15,019        16
Risk excess of loss........         6,849        22          5,641        29          4,854        25          4,017        25
Marine reinsurance.........           716         5          6,016        25          3,006        18          3,672        28
Retrocessional
  reinsurance..............         2,626         9          5,390        15          4,016         8          3,343         8
Other......................           649         6            745         8            401         4          1,072         5
                                 --------       ---       --------       ---       --------       ---       --------       ---
        Total..............      $102,065       245       $136,884       312       $ 79,290       211       $ 74,024       216
                                 ========       ===       ========       ===       ========       ===       ========       ===

- ---------------

(1) Includes $7.9 million and $2.1 million of premiums on proportional reinsurance involving catastrophe risks in the year ended September 30, 1995 and the six months ended March 31, 1996, respectively.

     CATASTROPHE EXCESS-OF-LOSS REINSURANCE. Catastrophe excess of loss reinsurance provides coverage to a primary insurer when aggregate claims and claim expenses from a single occurrence of a peril covered under a portfolio of primary insurance contracts written by the insurer exceed the attachment point specified in the reinsurance contract with the insurer. Most of GCR's property catastrophe excess of loss contracts limit coverage to one occurrence in a contract year, although these contracts generally provide for coverage of a second occurrence after the payment of a REINSTATEMENT PREMIUM.

     PROPORTIONAL PROPERTY REINSURANCE. GCR writes proportional property reinsurance treaties when it believes that premium rates and volume are attractive. The substantial majority of these contracts provide coverage for property loss due to non-catastrophe events, such as fires. Under these contracts, GCR assumes a specified percentage of the risk exposure under a portfolio of primary property insurance contracts written by the ceding insurer and receives an equal percentage of the premium received by the ceding insurer. The ceding insurer receives a commission, based upon the premiums ceded to the reinsurer, and may also be entitled to receive a profit commission based on the ratio of losses, loss adjustment expense and the reinsurer's expenses to premiums ceded. Because there are no attachment points, a proportional property reinsurer is dependent upon the ceding insurer's underwriting, pricing and claims administration to yield an underwriting profit. GCR generally obtains detailed underwriting information concerning the exposures underlying portfolios of primary insurance contracts. In addition, almost all of GCR's proportional property reinsurance contracts have aggregate risk exposure limits per event.

     RISK EXCESS-OF-LOSS REINSURANCE. GCR also writes RISK EXCESS-OF-LOSS PROPERTY REINSURANCE. This reinsurance responds to a loss of the reinsured in excess of its retention level on a single "risk," rather than to aggregate losses for all covered risks, as does catastrophe reinsurance. A "risk" in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy which the reinsured treats as a single risk. Risk excess contracts are generally all risk in nature, similar to property catastrophe reinsurance, but tend to cover "risks" that are substantially larger and thus more concentrated. Property risk excess contracts have traditionally provided for unlimited reinstatement, sometimes with payment of an additional premium. Most of the risk excess treaties in which GCR participates contain a relatively low loss-per-event limit on GCR's liability.

     MARINE REINSURANCE. GCR also writes short-tail MARINE REINSURANCE for selected international insurers. Although they primarily involve property damage, certain marine risks may involve casualty coverage arising from the same event causing the property damage. Coverage is generally written in excess of a substantial attachment point, so events likely to cause a claim will occur infrequently but be relatively severe. Such events might include the destruction of a drilling platform or the loss of a sizable vessel and its contents. GCR is continuing to expand its marine reinsurance portfolio.

     RETROCESSIONAL REINSURANCE. Because a provider of retrocessional reinsurance has limited access to underwriting information about the risk exposures under the primary contracts, GCR's policy is not to write retrocessional coverage except in a limited number of special cases, and then only to a highly select number of clients that can demonstrate a focus on quality underwriting. Pursuant to those few retrocessional treaties, GCR provides property catastrophe coverage, on either an excess-of-loss or a proportional basis, to other reinsurers or retrocedents that in turn provide such coverage generally on an excess-of-loss basis. GCR provides retrocessional coverage in cases where premium rates are believed to be exceptionally attractive or the client relationship involves substantial new business opportunities.

  GEOGRAPHIC DIVERSIFICATION

     GCR seeks to diversify its exposure across key geographic zones around the world in order to obtain the optimum spread of risk. At present GCR writes a higher percentage of its business (based both on the source of premiums and risk exposure) within the United States, where catastrophe excess of loss rates are higher than in other markets. Management believes that these higher rates are due to stronger demand for reinsurance by ceding insurers and reinsurers due to a higher frequency and severity of catastrophic losses in recent years. Management believes that, compared to the U.S. market, the incidence of catastrophic risk events is lower in the European and other non-U.S. markets and, therefore, intends to increase the portion of its reinsurance portfolio related to non-U.S. markets. As part of this effort, in October 1994 the Company opened an office in Brussels, Belgium from which it conducts its marketing efforts in the European market. The portion of GCR's premiums written under contracts with non-U.S. insurers rose from approximately 36% in fiscal year 1994 to approximately 43% in fiscal year 1995 and 44% in the first six months of fiscal year 1996.

     The principal property catastrophe reinsurance markets outside the United States (i.e., those in developed countries with an existing insurance industry infrastructure) are attractive to GCR primarily because they allow GCR to diversify the geographic loss exposures in its book of business. The Company believes that this diversification is an important means of enhancing the long-term viability of GCR and, therefore, the security it can offer to its clients.

     GCR believes, however, that existing relationships between clients and reinsurers tend to be, as a general matter, more established in these non-U.S. markets, particularly in Europe, making the development of new client relationships in these markets somewhat more difficult to achieve. To more adequately address the European market, the Company opened an office in Brussels, Belgium in October 1994 which GCR believes will enable it to penetrate this market more effectively. In addition, particularly in Europe but also to a lesser extent elsewhere in these non-U.S. markets, catastrophe losses have not been as severe in recent years as they have been in the United States, resulting in lower premium rates for non-U.S. business. This rate disparity is reflected in the respective percentages of GCR's written premiums attributable to contracts with U.S. insurers (57%) and to those with non-U.S. insurers (43%) in fiscal year 1995, despite the fact that the respective numbers of such contracts are roughly equal.

     The following table sets forth the percentage of GCR's premiums written allocated to the territory of coverage exposure.

                           YEAR ENDED                YEAR ENDED             SIX MONTHS ENDED          SIX MONTHS ENDED
                       SEPTEMBER 30, 1994        SEPTEMBER 30, 1995          MARCH 31, 1995            MARCH 31, 1996
                    ------------------------- ------------------------- ------------------------- -------------------------
                                   PERCENTAGE                PERCENTAGE                PERCENTAGE                PERCENTAGE
                                       OF                        OF                        OF                        OF
 GEOGRAPHIC AREA       PREMIUMS     PREMIUMS     PREMIUMS     PREMIUMS     PREMIUMS     PREMIUMS     PREMIUMS     PREMIUMS
       (1)             WRITTEN      WRITTEN      WRITTEN      WRITTEN      WRITTEN      WRITTEN      WRITTEN      WRITTEN
- ------------------  -------------- ---------- -------------- ---------- -------------- ---------- -------------- ----------
                    (DOLLARS IN THOUSANDS)    (DOLLARS IN THOUSANDS)    (DOLLARS IN THOUSANDS)    (DOLLARS IN THOUSANDS)
United States.....     $ 65,424        64.1%     $ 78,069        57.0%     $ 46,023        58.0%     $ 41,297        55.8%
Japan(2)..........        9,798         9.6        11,279         8.2             0           0             0           0
Europe (including
 the U.K.)........        6,328         6.2         9,898         7.2         9,681        12.2        10,213        13.8
Australia and New
 Zealand..........        5,103         5.0         7,348         5.4           570         0.7           823         1.1
Caribbean.........          919         0.9         5,129         3.8         5,195         6.6         2,875         3.9
Worldwide(3)......        8,573         8.4        20,133        14.7        12,351        15.6        15,183        20.5
Worldwide,
 excluding
 U.S.(4)..........        2,245         2.2         2,433         1.8         3,653         4.6         2,333         3.1
Other.............        3,675         3.6         2,595         1.9         1,817         2.3         1,300         1.8
                       --------       -----      --------       -----      --------       -----      --------       -----
       Total......     $102,065       100.0%     $136,884       100.0%     $ 79,290       100.0%     $ 74,024       100.0%
                       ========       =====      ========       =====      ========       =====      ========       =====

    -------------------

(1) Except as otherwise noted, each of these categories includes contracts that cover risks located primarily in the designated geographic area.
(2) The percentages and dollar amounts do not reflect the results of renewals subsequent to the stated dates, which for Japan, occur primarily in April.
(3) Includes contracts that cover risks located anywhere in the world, including the United States.
(4) Includes contracts that cover risks located anywhere in the world, excluding the United States.

     One of the most important ways that GCR seeks to manage its portfolio risk exposure is to limit contract coverage by specific geographic zones. Within the United States, GCR's zones of highest exposure to loss (though not necessarily the highest risk of loss) are in the midwest, southeast and mid-Atlantic regions. See "-- Underwriting -- Managing Loss Exposure." Outside the United States, GCR's zones of highest exposure to loss are in the northern regions of Europe (including the United Kingdom) and Japan.

  PROGRAM LIMITS

     GCR's underwriting guidelines limit catastrophe excess-of-loss exposure under any single contract, or under all contracts with a single client, to $25 million for any one catastrophic event. As indicated in the table below, the Company currently has only ten clients that have single event limits between $15 million and $25 million.

     The following table sets forth the number and percentage of the Company's clients with catastrophe excess of loss programs in force at March 31, 1996 by single event liability limits.

                  SINGLE EVENT LIABILITY LIMIT                  NUMBER OF CLIENTS    % OF TOTAL
    ---------------------------------------------------------   -----------------    ----------
    $20-25 million...........................................            2                1.0%
    $15-20 million...........................................            8                4.1
    $10-15 million...........................................           11                5.6
    $ 5-10 million...........................................           28               14.3
    Less than $5 million.....................................          147               75.0
                                                                     -----            -------
         Total...............................................          196              100.0%
                                                                     =====            =======

UNDERWRITING

     GCR's principal operating objective is to underwrite property catastrophe risks in a manner that maximizes capital efficiency for shareholders. Accordingly, its underwriting strategy is based on two main principles, selecting programs with superior risk/return profiles and managing its aggregate loss exposure by means of geographic zone limits. These principles are described in more detail below.

     GCR requires that each proposed reinsurance program submitted for its review include detailed information about the nature and locations of the various risks to be covered, the ceding insurer's loss history for the risks and the underwriting data reviewed, and the underwriting criteria applied, by the ceding insurer with respect to these risks. GCR first evaluates the loss exposure associated with the proposed program, in relation to its zonal limits, program limits and per-insured limit. If the program meets those requirements, GCR then evaluates the program in terms of its risk/return profile to assess the adequacy of the proposed pricing and its potential effect on GCR's overall rate of return on capital. If the program meets GCR's selective pricing criteria, the program may then be accepted.

     At both stages of the evaluation process, GCR uses the computer-based modelling techniques described under "-- Computer Modelling" below to assess potential loss exposure. In addition, the senior underwriter responsible for the U.S. market or the senior underwriter responsible for the non-U.S. market, as applicable, makes a detailed review of the data and pricing proposals submitted and, based on his own analysis and judgment and taking into account the computer-based evaluations and underwriting guidelines, makes a recommendation to accept or decline the proposal.

     Generally, the proposed terms of coverage, including the premium rate and retention level for excess-of-loss contracts, are negotiated by one or more lead underwriters with the client and its broker. If not a lead, GCR, as is customary, generally does not attempt to vary the proposed terms and either accepts or declines to participate on the proposed terms. If GCR elects to participate, it will specify its percentage participation in each LAYER of coverage to be provided, and will execute a contract directly with the ceding insurer, generally for a term of one year. GCR's reinsurance contracts do not provide benefits to any third party other than the ceding insurer.

     GCR's policy is that no reinsurance program may be accepted without the recommendation of the senior underwriter for the relevant market and the approval of both the chief actuary and the chief executive officer. In addition, if the relevant senior underwriter proposes to accept a program that exposes the Company to a risk of loss in excess of $10 million or that does not meet GCR's underwriting guidelines, Global Capital Re's operating committee, composed of the senior underwriters for both the U.S. and non-U.S. markets, the chief actuary and the chief executive officer, must meet and approve the exception as a group. GCR's underwriting guidelines were established and initially reviewed by a committee designated by the Company's Board of Directors, which included the members of the Global Capital Re operating committee plus the Chairman of the Board of the Company. In December 1995, the Company's Board of Directors established an Executive Committee which has assumed responsibility for reviewing the underwriting guidelines from time to time. See "Management -- Provisions Governing the Board of Directors -- Supervisory and Consulting Arrangements."

     Generally, about 50% of premiums written by GCR each year are for contracts which have effective dates in January, about 20% in April, about 15% in July and the remainder at other times throughout the year. Premiums are generally due in installments over the contract term, with each installment generally received within 60 days after the due date.

     As part of the underwriting process, GCR typically assesses a variety of factors, including the reputation of the proposed CEDENT and the likelihood of establishing a long-term relationship with the cedent; the geographic area in which the cedent does business and its market share; historical loss data for the cedent and, where available, for the industry as a whole in the relevant regions, in order to compare the cedent's historical catastrophe loss experience to industry averages; the cedent's pricing strategies; and the perceived financial strength of the cedent. GCR's underwriting personnel have substantial experience in the markets in which GCR currently operates.

     GCR attempts to analyze underwriting information about the primary insurers and the nature and extent of their risk exposure where possible, but the data is not always available. Moreover, because GCR obtains such data from the primary insurer rather than the primary insured, management generally is unable to determine the scope of the data obtained or to verify its accuracy and in this regard must rely on the varying underwriting practices and reputations of the primary insurers.

  TARGETING SUPERIOR RISK/RETURN PROFILES

     GCR targets clients with a reputation for quality underwriting and reinsurance programs with superior risk/return profiles. In deciding which programs to underwrite, GCR assesses the adequacy of the proposed pricing terms in the light of the associated risk and the ultimate effect that the program will have on GCR's overall rate of return on capital, relying on the computer modelling systems described below and on the analysis and judgment of its experienced underwriting team. As a result of its selective underwriting practices, in fiscal year 1995 and the first six months of fiscal year 1996, respectively, GCR offered capacity for only 15% and 13% of the new reinsurance programs submitted for its review (i.e., excluding renewals of existing programs).

     Because GCR writes substantially all its reinsurance for primary insurers, rather than for reinsurers on a retrocessional basis, management believes that it is able to obtain more comprehensive and reliable underwriting data about the underlying risk and is better able to assess the quality of the primary insurer's underwriting decision to accept the risk than would otherwise be the case. Avoiding retrocessional business also enables GCR to determine the geographic location of the underlying risk more accurately, which enhances its ability to monitor compliance with its geographic limits on aggregate loss exposure. See "-- Reinsurance Products -- Types of Reinsurance -- Geographic Diversification." Moreover, because GCR writes reinsurance through independent brokers, management believes it is able to reduce the risk of adverse selection that may exist when a reinsurer deals through a broker affiliated with the client.

  MANAGING LOSS EXPOSURE

     ZONE LIMITS. In managing its portfolio of reinsurance contracts, GCR seeks to limit its aggregate loss exposure in any particular geographic zone to a specified level rather than measuring and managing risk primarily in relation to premium volume. GCR has divided its markets into geographic zones and limits the coverage it is willing to provide for any risk located in a particular zone so as to maintain its aggregate loss exposure from all contracts covering risks believed to be located in that zone to a predetermined level.

     In determining the maximum aggregate loss exposure it is willing to accept for a particular U.S. zone, GCR uses the proprietary and other computer-based systems described below to estimate the aggregate losses that could occur under all its contracts covering risks believed to be located in that zone as a result of a range of potential catastrophic events. By evaluating the effects of various potential events ranging from those of relatively high frequency and low severity to those of relatively low frequency and high severity, management determines whether the aggregate loss exposure in the zone is acceptable. If a proposed reinsurance program would cause that level to be exceeded, the program would be declined (unless an exception to the underwriting guidelines is approved by Global Capital Re's underwriting committee). As GCR approaches its limit in any zone, it will narrow its focus, targeting the highest quality business with the highest risk/return profiles in the zone, as determined by its computer models.

     GCR also seeks to evaluate the geographic distribution of risks within a particular zone, in order to evaluate the adequacy of a given premium based on the variance in risks within a given zone and to evaluate the comparative level of risks to which GCR is exposed among all zones. In order to apply the zone limits, management has divided the United States into eight geographic zones and its European, Japanese and other markets into a total of 25 zones. These zones tend to vary in size with the level of population density and commercial development in a particular area. The zones with the greatest exposure to loss (though not necessarily the greatest risk of loss) are, in the United States, the midwest I, southeast and mid-Atlantic regions and, elsewhere, in northern Europe and Japan. The parameters of these geographic zones are subject to periodic review and change.

     GCR designates as zones geographic areas which it believes, based on historic catastrophe loss experience reflecting actual catastrophe events and property development patterns, are most likely to absorb a large percentage of losses from one catastrophe event. These zones are determined using computer modelling techniques and underwriting assessments. GCR recognizes that certain events may affect more than one zone. Management monitors the potential impact of an event on more than one zone on a periodic basis in order to evaluate whether potential loss is within acceptable limits.

     The zones in the United States with the greatest exposure to loss (though not necessarily the greatest risk of loss) currently are the midwest I zone (Arkansas to Michigan to Minnesota), the southeast zone (Florida to North Carolina to Louisiana) and the mid-Atlantic zone (Virginia to New Jersey to Pennsylvania). GCR's aggregate liability limit under its property catastrophe contracts in each of these zones represented approximately 14.1%, 14.0% and 13.9%, respectively, of GCR's aggregate liability limit with respect to all its property catastrophe contracts in force in the United States at March 31, 1996. The southeast and mid-Atlantic zones cover areas that historically have experienced the most severe catastrophic losses in the United States, primarily from hurricanes and other storms. Thus, these percentages, which reflect policy contract limits, are not necessarily indicative of the frequency or severity of losses that may be incurred by GCR in these zones or of GCR's loss experience in these zones relative to other zones. For example, earthquake loss in the west coast zone can be severe.

     The effectiveness of geographic zone limits in managing risk exposure depends on the degree to which an actual event is confined to the zone in question, on the ability of management to determine the actual location of the risks believed to be covered under a particular reinsurance program and on the degree to which the historical or simulated event experience coincides with actual experience during the contract term. For example, as noted above, a catastrophic event could affect multiple geographic zones, resulting in aggregate losses higher than the limit intended for any single zone. Similarly, because underwriting data about the covered risks may not be accurate, a contract may cover risks that management does not know are located in certain zones, thereby increasing the risk exposure in those zones beyond anticipated levels.

     OTHER EXPOSURE LIMITS. GCR also seeks to manage its portfolio loss exposure by imposing loss-per-event limits on almost all its reinsurance contracts. For property catastrophe contracts, these limits fall within a range that does not exceed $25 million per event, and substantially lower limits generally apply to proportional, risk excess of loss and marine contracts. See "-- Reinsurance Products -- Program Limits." In addition, GCR writes most of its contracts (including property catastrophe, risk and marine contracts) on an excess-of-loss basis so as to impose an attachment point that is high enough to produce a low frequency of claims. GCR also attempts to distribute its exposure across a range of attachment points. Attachment points vary and are based upon an assessment of the ceding insurers' market share of property perils in any given geographic zone to which the contract relates, as well as the capital needs of the ceding insurer.

     With regard to contracts written on a proportional basis, GCR seeks to manage its loss exposure by limiting these contracts to situations involving quality underwriting, attractive pricing and acceptable program limits.

     GCR's emphasis on writing excess-of-loss contracts helps it to control its underwriting results by increasing its flexibility to determine premiums for reinsurance at specific retention levels independent of the premiums charged by primary insurers and based upon GCR's own underwriting assumptions. In addition, because primary insurers typically retain a larger risk exposure under excess of loss contracts, they have a greater incentive to underwrite risks and adjust losses in a prudent manner.

     GCR currently does not, to any significant extent, seek to limit its loss exposure by reinsuring portions of its contracts with independent reinsurers. Management believes that in most cases current program rates for retrocessional coverage are too high and available coverage limits are too low to render such coverage feasible.

  COMPUTER MODELLING

     GCR uses computer-based modelling systems to estimate loss exposure under its reinsurance programs, in order to evaluate the adequacy of pricing terms and their effect on GCR's projected rate of return on capital and to monitor compliance with its geographic zone limits. For U.S. risks, GCR uses NEMESIS(C), a proprietary system developed by management, and CATMAP(TM), a commercially available system developed and licensed by AIR, a Boston-based consulting firm. These systems generate estimates of losses that could occur under one or more reinsurance programs as a result of a potential catastrophic event. The characteristics of these potential events are based, in the case of NEMESIS(C), on specific historical events and, in the case of CATMAP(TM), on simulated experience. By analyzing the effects of a range of potential events, varying by frequency and severity, management is able to test the potential effects of different coverage terms on loss exposure and determine the appropriate level of GCR's participation accordingly. Management believes that many of its Bermuda-based competitors also use computer modelling systems (including CATMAP(TM)) to estimate loss exposure.

     For non-U.S. risks, GCR uses similar though less developed techniques. Because of the relatively lower historical severity of catastrophic events in GCR's markets outside the United States and the relatively less developed information base relating to the impact of these events, loss information for these markets is more limited. GCR currently is testing EUROCAT(TM), a new system similar to CATMAP(TM) that has been developed by AIR for use in European markets.

     Management believes that NEMESIS(C) provides Global Capital Re's underwriters with an important alternative method of evaluating potential loss exposure. NEMESIS(C) estimates the losses that could result under a particular reinsurance program if a specific historical catastrophe were to reoccur in the zone covered by the program. These estimates are based on the relation between premium rates in effect in the zone when the event originally occurred and the level of losses actually caused in the zone by the event, and the relation between such historical rates and the rates applicable to the program. In effect, this methodology uses changes in premium rates over time as an indicator of changes in property values of covered risks in a particular zone, in order to analyze the effect that such changes could have on historical loss levels for the zone.

     CATMAP(TM) uses computer simulation to generate estimates of the frequency and severity of potential catastrophic events, based on historical experience over a period of many years utilizing statistical probabilities. This system produces estimates of losses that might occur under a reinsurance program if actual experience during the contract period coincided with the computer-simulated experience.


     From time to time, GCR may consider using additional computer modelling programs in an effort to supplement its analytic underwriting techniques. Management recently consulted with Risk Management Solutions, Inc. to assess the rate adequacy of catastrophe treaties in Japan and Australia/New Zealand.


     In essence, these modelling systems enable management to estimate losses that could occur under one or more proposed contracts if historical or simulated catastrophic events were to occur during the contract term. However, because actual catastrophic event activity during a particular contract period may bear little or no relation to historical experience during a different period or to statistical probabilities, these computer-generated estimates provide no assurance as to the adequacy of written premiums to cover future claims. Consequently, while these systems play an important role in GCR's underwriting process, GCR also relies to a great extent on the experience and skill of its senior management making underwriting decisions. For a description of the underwriting practices used by management, see "-- Underwriting."

MARKETING

     GCR markets its reinsurance products worldwide through non-exclusive relationships with more than 40 of the leading reinsurance brokers active in the U.S. and non-U.S. markets for property catastrophe reinsurance. Based on premiums written under contracts in force on March 31, 1996, the five brokers from which GCR derives the largest portions of its business are Guy Carpenter (29%), Willcox (11%), Holborn (8%), Aon Re (7%) and Sedgwick (7%). Willcox is an affiliate of Johnson & Higgins, a shareholder and founding sponsor of the Company. GCR does not market reinsurance directly to insurers; its products are marketed exclusively through brokers. Of the total premiums attributable to the five largest producing brokers referred to above, less than one percent are attributable to brokers affiliated with the reinsurers seeking coverage. See "Certain Relationships and Related Party Transactions."

     GCR focuses its marketing efforts on quality underwriting companies throughout the world. Management believes its existing portfolio of business is a valuable asset given the industry practice of generally offering renewals of reinsurance programs to existing participants and, therefore, GCR attempts to continually strengthen relationships with its existing brokers and clients. GCR also targets prospects which its analysis indicates will enhance the risk/return composition of its portfolio, are capable of supplying detailed and accurate underwriting data and will diversify GCR's book of business. During fiscal years 1994 and 1995 and the first six months of fiscal year 1996, no single ceding insurer accounted for more than 5.4% of GCR's premiums written.

     Management believes that primary insurers' and brokers' willingness to use a particular reinsurer is based not solely on pricing terms, but on perceptions of the quality of a reinsurer's service, willingness to design customized programs, long-term stability and commitment to provide reinsurance capacity. Management believes that stability and commitment are perhaps the most important marketing factors with respect to the type of clients GCR targets, namely, well capitalized, established, quality underwriting companies. For these companies, management believes GCR's underwriting strategy of managing its portfolio by geographic zone loss exposure is highly attractive because it enhances client security and enables GCR to develop long-term, mutually beneficial relationships with a preferred clientele.

     GCR's brokers perform data collection, contract preparation and other administrative tasks, enabling GCR to market its reinsurance products cost effectively by maintaining a smaller staff. GCR believes that by maintaining close relationships with brokers, it is able to obtain access to a broad range of potential reinsureds. Global Capital Re meets frequently in Bermuda with brokers and senior representatives of clients and prospective clients. These meetings provide Global Capital Re with the opportunity to distinguish its capabilities from those of the market in general. Additionally, the meetings provide Global Capital Re with an opportunity to discuss in detail the interests and needs of its clients. All contract submissions are approved in Global Capital Re's executive offices in Bermuda, and GCR does not believe that conducting its operations in Bermuda has adversely affected its marketing activities in light of the client base it has attracted and retained.

     By relying exclusively on reinsurance brokers to market its products, GCR is able to avoid the expense and regulatory complications of worldwide offices and marketing thereby virtually eliminating any fixed costs associated with marketing activities. GCR maintains only one branch office, in Brussels, Belgium, which it opened in October 1994 and from which it conducts its European marketing efforts.

RESERVES

     Under GAAP, GCR is not permitted to establish loss reserves with respect to its property catastrophe business until the occurrence of an event which may give rise to a loss. Once such an event occurs, GCR establishes reserves based upon estimates of total losses incurred by the primary insurers as a result of the event and GCR's estimate of the portion of such loss it has reinsured. Such reserves will be adjusted as GCR receives notices of claims and proofs of loss from reinsureds and as estimates of severity of damages and GCR's share of the total loss are revised.

     GCR also establishes reserves for losses incurred as a result of a known event but not reported to GCR. These "IBNR" reserves are established for both catastrophe and other losses, although non-catastrophe losses, having a relatively higher incidence rate, generally account for most of the reserves at any given time. To estimate the portion of loss and loss expenses relating to these claims for the year, GCR classifies the business written into segments that could reasonably be expected to have similar loss characteristics. Reporting patterns and initial expected loss ratios are developed based upon available industry data, actual experience, knowledge of the business written by GCR and general market trends in the reinsurance industry. GCR employs its own actuary, who develops the reserves for losses, including losses incurred but not reported.

     Generally, reserves are established without regard to whether the loss may subsequently be contested by GCR. GCR's policy is to establish reserves for reported losses based upon reports received from ceding companies, supplemented by GCR's reserve estimates.

     Loss reserves represent GCR's estimates, at a given point in time, of the ultimate settlement and administration costs of claims incurred, and it is possible that the ultimate liability may exceed or be less than such estimates. Such estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in claim severity and frequency and other variable factors such as inflation and currency exchange rates. During the claim settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward, and any such adjustment would affect GCR's results of operations in the period when the adjustment is determined. (For example, GCR's incurred losses and loss expense relating to the Northridge, California earthquake in January 1994 was $17.6 million at September 30, 1994 and thereafter increased to $22.9 million as of March 31, 1996.) Even after such adjustments, ultimate liability may exceed or be less than the revised estimates. Moreover, reserve estimates by relatively new property catastrophe reinsurers, such as GCR, may be inherently less reliable than the reserve estimates of a reinsurer with a stable volume of business and an established claim history. In contrast to casualty losses, which frequently can be determined only through lengthy, unpredictable litigation, non-casualty property losses tend to be reported promptly and usually are settled within a shorter period of time. Unlike those of U.S. insurers, GCR's loss reserves are not regularly examined by insurance regulators. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INVESTMENTS

     GCR's strategy is to maximize its underwriting profitability and fully deploy its capital through its underwriting activities; consequently, GCR has established an investment policy which management considers to be conservative. GCR's investment guidelines stress preservation of capital, diversification of risk and market liquidity, although investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. The primary objective of the portfolio, as set forth in GCR's guidelines, is to maximize investment returns consistent with these policies. At present, GCR's investment portfolio consists exclusively of fixed-income securities, predominantly of U.S. government and corporate issuers, and having a target duration of one year and a maximum maturity of three years. GCR's current investment guidelines are subject to change at the discretion of the Board of Directors of the Company from time to time.

     The following table summarizes the fair value of the investments and cash and cash equivalents of GCR as of September 30, 1994 and 1995 and March 31, 1996.

                                                             SEPTEMBER 30,
                                                        -----------------------       MARCH 31,
                TYPE OF INVESTMENT                        1994           1995           1996
- --------------------------------------------------      --------       --------       ---------
                                                                    (IN THOUSANDS)
Fixed Maturities Available for Sale:
     U.S. government and government agency bonds..      $105,004       $206,115       $231,200
     U.S. corporate debt securities...............       188,599        223,432        126,374
     U.S. asset-backed securities.................        67,210         55,775         65,858
                                                        --------       --------       --------
          Subtotal................................       360,813        485,322        423,432
Cash and cash equivalents.........................       121,496         41,490         25,337
                                                        --------       --------       --------
          Total Investments, and cash and cash
            equivalents...........................      $482,309       $526,812       $448,769
                                                        ========       ========       ========

     The following table summarizes the fair value by maturities of GCR's investment portfolio as of September 30, 1994 and 1995 and March 31, 1996. For this purpose, maturities reflect contractual rights to put or call the securities; actual maturities may be longer.

                                                             SEPTEMBER 30,
                                                        -----------------------       MARCH 31,
                                                          1994           1995           1996
                                                        --------       --------       --------
                                                                    (IN THOUSANDS)
Due in less than one year.........................      $ 96,088       $229,739       $134,541
Due in one year through three years...............       264,725        255,583        288,891
Due after more than three years...................            --             --             --
                                                        --------       --------       --------
                                                        $360,813       $485,322       $423,432
                                                        ========       ========       ========

  MATURITY AND DURATION OF PORTFOLIO

     Currently, GCR maintains a target duration of one year and a maximum maturity of three years, reflecting management's belief that it is important to maintain a liquid, short duration portfolio to assure GCR's ability to pay claims on a timely basis. GCR expects to reevaluate the target duration in the light of estimates of the duration of its liabilities and market conditions, including the level of interest rates, from time to time.

  QUALITY OF DEBT SECURITIES IN PORTFOLIO

     GCR's investment guidelines stipulate that the minimum credit rating for securities purchased for the investment portfolio is BBB and that at least 80% of the portfolio, including cash and cash equivalents, be rated A- or higher. Rating categories used for this purpose are those of S&P. At September 30, 1995, approximately 92.2% of the issues in GCR's investment portfolio had been rated by S&P; the remaining issues had been assigned estimated ratings by GCR's investment advisor. As of March 31, 1996 there were no securities in the investment portfolio that were not rated by S&P.

     The following table summarizes the composition of the fair value of the fixed maturity portfolio by rating, as assigned by S&P, as of September 30, 1994 and 1995 and March 31, 1996.

                                                                 SEPTEMBER 30,
                                                               -----------------       MARCH 31,
                                                               1994        1995          1996
                                                               -----       -----       ---------
Cash and cash equivalents................................       25.2%        8.0%          5.6%
U.S. government and government agency bonds..............       21.8        39.1          51.5
AAA......................................................       14.0        10.5          14.7
A........................................................       20.1        26.3          22.1
BBB......................................................       18.9        16.1           6.1
                                                               -----       -----          ----
                                                               100.0%      100.0%          100%
                                                               =====       =====          ====

  EQUITY SECURITIES/REAL ESTATE

     GCR's portfolio does not contain any direct investments in real estate, mortgage loans or equity securities.

  FOREIGN CURRENCY EXPOSURES

     All of GCR's fixed maturities are currently invested in securities denominated in U.S. dollars. GCR's fixed maturity portfolio is generally not invested so as to hedge exposures to various currencies arising from premiums receivable or losses payable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INVESTMENT ADVISERS

     In 1993, GCR entered into an investment advisory agreement (the "Investment Advisory Agreement") with Goldman Sachs Asset Management International ("GSAMI"), an affiliate of Goldman, Sachs & Co. GSAMI manages GCR's entire investment portfolio, subject to GCR's investment guidelines. Under the terms of the Investment Advisory Agreement, which is automatically renewed each year subject to year-end termination by either party on 30 days' notice, GCR pays GSAMI a fee based on the value of Global Capital Re's investment portfolio, and such fee totalled $559,000 for fiscal year 1995 and $282,000 for the first six months of fiscal year 1996. The performance of, and the fees paid to, GSAMI under the Investment Advisory Agreement are reviewed periodically by the Board of Directors of the Company. See "Certain Relationships and Related Party Transactions -- Certain Business Relationships."

INVESTMENT CUSTODIAN

     Mellon Bank, N.A., London Branch, provides custodial services to the Company pursuant to a Custodian Agreement, on terms and conditions believed to be customary for an arm's length transaction. In its capacity as investment custodian, Mellon Bank, N.A., London Branch holds all the investments and substantially all of the cash of GCR. The Custodian Agreement provides for a renewable one-year term, a maximum annual fee of 0.01% of the value of the portfolio that is held in U.S. dollar assets, and may be terminated by either party upon 30 days' notice.

COMPETITION

     The property catastrophe reinsurance industry is highly competitive. GCR competes, and will continue to compete, with insurers and property catastrophe reinsurers worldwide, some of which have greater financial, marketing and management resources than GCR has. In particular, GCR competes with the Bermuda-based property catastrophe reinsurers, including Mid Ocean Reinsurance Company, Renaissance Reinsurance Company and Partner Re. In addition, there may be established companies or new companies of which GCR is not aware that may be planning to enter the property catastrophe reinsurance market or existing reinsurers that may be planning to raise additional capital. In addition, Lloyd's determined in 1993 to allow its syndicates to accept capital from corporate investors. Competition in the types of reinsurance business that GCR underwrites is based on many factors, including premium charges and other terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment, perceived financial strength and experience and reputation of the reinsurer in the line of reinsurance to be written. Many of the reinsurers who have entered the Bermuda and London-based reinsurance markets have or could have more capital than GCR. The full effect of this additional capital on the reinsurance market may not be known for some time. No assurance can be given as to what impact this additional capital will ultimately have on terms or conditions for the reinsurance contracts of the types written by the Company.

     GCR received an initial rating as to its claims-paying ability of A- ("Excellent") from A.M. Best in April 1996; prior to that time, GCR was not rated by any rating agency due to its limited operating history. The rating received by GCR represents the fourth highest in the rating scale used by A.M. Best. While management believes that its new rating will not be a major competitive advantage or disadvantage, some of GCR's principal competitors have higher ratings than GCR. Insurance ratings are used by insurers and reinsurance brokers as an important means of assessing the financial strength and quality of reinsurers. In addition, a ceding company's own rating may be adversely affected by the rating of its reinsurer. Therefore, a ceding company could elect to reinsure with a competitor of GCR that has a higher insurance rating. The loss or lowering of a rating in the future also could adversely affect GCR's competitive position.

     Global Capital Re is not licensed or admitted as an insurer in any jurisdiction in the United States and, as a consequence, must generally post letters of credit or other security to cover outstanding claims of, or unearned premiums with respect to, ceding insurers in the United States to enable such insurers to obtain favorable regulatory capital treatment of their reinsurance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

EMPLOYEES

     As of March 31, 1996, GCR employed 15 people. GCR believes that its employee relations are good. None of GCR's employees are subject to collective bargaining agreements, and GCR knows of no current efforts to implement such agreements at GCR.

     Many of GCR's employees, including most of its senior management, are employed pursuant to work permits granted by the Bermuda authorities. These permits expire at various times over the next several years, see "Risk
Factors -- Dependence on Key Employees." GCR has no reason to believe that these permits would not be extended upon request at their respective expirations.

PROPERTIES AND PRINCIPAL EXECUTIVE OFFICES

     GCR leases office space in Bermuda at which its executive offices are located. GCR's principal executive offices are located at Sofia House, 48 Church Street, Hamilton HM 12, Bermuda and its telephone number is (441) 292-9415.

LEGAL PROCEEDINGS

     GCR will be subject to litigation and arbitration in the ordinary course of its business. GCR currently is not involved in any pending litigation or arbitration proceedings.

REGULATION

  BERMUDA

     THE INSURANCE ACT 1978, AS AMENDED, AND RELATED REGULATIONS. The Insurance Act, which regulates the business of Global Capital Re, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Minister. The Minister, in deciding whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with the applicant's registration, the Minister may impose conditions relating to the writing of certain types of insurance.

     An Insurance Advisory Committee appointed by the Minister advises him on matters connected with the discharge of his functions and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

     The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework are set forth below.

     CANCELLATION OF INSURER'S REGISTRATION. An insurer's registration may be cancelled by the Minister on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or, if in the opinion of the Minister after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

     INDEPENDENT APPROVED AUDITOR. Every registered insurer must appoint an independent auditor who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer, which are required to be filed annually with the Registrar of Companies in Bermuda (the "Registrar"), who is the chief administrative officer under the Insurance Act. The auditor must be approved by the Minister as the independent auditor of the insurer. The approved auditor may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders.

     LOSS RESERVE SPECIALIST. Global Capital Re, as a Registered Class 4 insurer, is required to submit an annual loss reserve opinion when filing the Annual Statutory Financial Return. This opinion must be issued by a Loss Reserve Specialist, who, in GCR's case, is a member of the senior underwriting team. The Loss Reserve Specialist, who will normally be a qualified casualty actuary, must be approved by the Minister.

     STATUTORY FINANCIAL STATEMENTS. An insurer must prepare annual Statutory Financial Statements. The Insurance Act prescribes rules for the preparation and substance of such Statutory Financial Statements (which include, in statutory form, a balance sheet, income statement, and a statement of capital and surplus, and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The Statutory Financial Statements are not prepared in accordance with U.S. generally accepted accounting principles and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. See note 13 to the consolidated financial statements for information with respect to GCR's statutory financial statements. The insurer is required to submit the Annual Statutory Financial Statements as part of the Annual Statutory Financial Return.

     MINIMUM SOLVENCY MARGIN. The Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin which varies with the type of business of the insurer and the insurer's premiums written and loss reserve level.

     MINIMUM LIQUIDITY RATIO. The Insurance Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

     ANNUAL STATUTORY FINANCIAL RETURN. An insurer is required to file with the Registrar a Statutory Financial Return no later than four months after the insurer's financial year end (unless specifically extended). The Statutory Financial Return includes, among other matters, a report of the approved independent auditor on the Statutory Financial Statements of the insurer; a declaration of the statutory ratios; a solvency certificate; the Statutory Financial Statements themselves; the opinion of the approved Loss Reserve Specialist and certain details concerning ceded reinsurance. The solvency certificate and the declaration of the statutory ratios must be signed by the principal representative and at least two directors of the insurer who are required to state whether the Minimum Solvency Margin and, in the case of the solvency certificate, the Minimum Liquidity Ratio, have been met, and the independent approved auditor is required to state whether in its opinion it was reasonable for them to so state and whether the declaration of the statutory ratios complies with the requirements of the Insurance Act. The Statutory Financial Return must include the opinion of the Loss Reserve Specialist in respect of the loss and loss expense provisions of Global Capital Re. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the Statutory Financial Return.

     LIMITATIONS ON DIVIDENDS. Global Capital Re may not declare a dividend (or make a distribution of contributed surplus) if there are reasonable grounds for believing that after payment it would be unable to pay its liabilities as they become due, or that the realizable value of Global Capital Re's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. In addition, under the Insurance Act, Global Capital Re may not declare a dividend (or make a distribution of contributed surplus) in circumstances which would cause it to cease to comply with its required solvency margin and liquidity ratio, nor declare dividends in any financial year which would exceed 25% of its total statutory capital and surplus as shown on its statutory balance sheet in relation to the previous financial year, unless at least seven days before payment of these dividends, it files with the Bermuda Registrar of Companies an affidavit which states that the declaration of those dividends has not caused Global Capital Re to fail to meet its required margins.

     SUPERVISION, INVESTIGATION AND INTERVENTION. The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

     If it appears to the Minister that there is a risk of the insurer becoming insolvent, the Minister may direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to realize certain investments; to maintain in Bermuda, or transfer to the custody of a Bermuda bank, certain assets; and to limit its premium income.

     An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal office of Global Capital Re is at Global Capital Re's offices at Hamilton, Bermuda and the Company's Chief Financial Officer is the principal representative of Global Capital Re. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the Minister is given of the intention to do so. It is the duty of the principal representative, within 30 days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or its coming to his knowledge, or his having reason to believe, that an "event" has occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to him. Examples of such an "event" include failure by the reinsurer to comply substantially with a condition imposed upon the reinsurer by the Minister relating to a solvency margin or a liquidity or other ratio.

     Although Global Capital Re is incorporated in Bermuda, it is classified as non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority. Pursuant to its non-resident status, Global Capital Re may hold any currency other than Bermuda Dollars and convert that currency into any other currency (other than Bermuda Dollars) without restriction.

     THE COMPANIES ACT 1981. The Company has obtained a permit pursuant to Part XI of the Companies Act 1981 (the "Companies Act") enabling it to engage in business in or from within Bermuda. As a consequence, sections of the Companies Act dealing with prospectuses and public offers, registration of charges, overseas companies and liquidations (with the exception of sections dealing exclusively with member's voluntary liquidations) apply to the Company. Prior to the conclusion of the Offering, this Prospectus will be filed with the Registrar of Companies in Bermuda in accordance with the Companies Act provisions applicable to the Company.

     EXCHANGE CONTROL. The Company and Global Capital Re have each been designated as non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority, Controller of Foreign Exchange, whose permission for the offering of shares in the Company pursuant this Prospectus has been obtained. The transfer of shares in the Company between persons regarded as non-resident of Bermuda for exchange control purposes after the completion of the Offering may be effected without further consent under the Exchange Control Act of 1972 and regulations thereunder for so long as the shares are listed on an "appointed stock exchange" within the meaning of section 2(9) of the Companies Act. Issues and transfers of shares to any person regarded as resident of Bermuda for exchange control purposes require specific approval under the Exchange Control Act of 1972. In granting such permission and upon accepting this Prospectus for filing, the Bermuda Monetary Authority and the Registrar of Companies in Bermuda will accept no responsibility for the financial soundness of the Company or the transactions described herein or for the correctness of any of the statements made or opinions expressed in this Prospectus.

  UNITED STATES AND OTHER

     Global Capital Re is not admitted to do business in any jurisdiction except Bermuda. Although GCR conducts its operations from Bermuda, it is not permitted to underwrite local risks. The insurance laws of each state of the United States and of many other countries regulate the sale of insurance and reinsurance within their jurisdictions by alien insurers and reinsurers such as Global Capital Re, which are not admitted to do business within such jurisdictions. With some exceptions, such sale of insurance or reinsurance within a jurisdiction where the insurer is not admitted to do business is prohibited. Global Capital Re does not intend to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of such activities would require that Global Capital Re be so admitted.

     In addition to the regulatory requirements imposed by the jurisdiction in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the reinsurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums and loss reserves and loss expense reserves ceded to the reinsurer. Global Capital Re is not licensed, accredited or approved in any state in the United States. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to be offset to the extent that the reinsurer provides a letter of credit or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited.

     Management is aware of a number of new, proposed or potential legislative or industry changes that may affect the worldwide demand for property catastrophe reinsurance. In the United States, Florida and Hawaii have implemented arrangements whereby the state provides catastrophe type property insurance through state-sponsored entities. Part of the reinsurance is placed outside of the traditional reinsurance market in the capital markets (i.e., utilizing capital or derivative market instruments) or in the finite reinsurance market. California is currently proposing the formation of the California Earthquake Authority to provide limited earthquake insurance for California residents; similarly, it has proposed that part of the reinsurance protection may be placed outside of the traditional market. Currently before the U.S. Congress is a draft bill, the Natural Disaster Protection Partnership Act of 1995, which would provide catastrophe insurance nationwide and could affect the demand for, and availability of, traditional reinsurance. In the United Kingdom, the government has enacted a bill to allow insurers to build claim equalization reserves which might reduce the amount of reinsurance bought. Management is also aware of many potential initiatives by capital market participants to produce alternative products that may compete with the existing catastrophe reinsurance markets. Management is unable to predict the extent to which the foregoing new, proposed or potential initiatives may affect the demand for GCR's products or the risks which may be available for GCR to consider underwriting.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The current executive officers and directors of the Company, and their respective ages and positions as of March 31, 1996, are as follows:


                   NAME                      AGE                     POSITION
- ------------------------------------------   ---    ------------------------------------------
Lawrence S. Doyle(1)......................    53    President, Chief Executive Officer and
                                                      Director
Robert L. Nason...........................    45    Senior Vice President -- North American
                                                      Underwriting
Stephen S. Outerbridge....................    45    Senior Vice President -- International
                                                      Underwriting
John K. Witherspoon, Jr. .................    58    Director of Marine Underwriting
Frederick W. Deichmann....................    54    Chief Financial Officer
William G. Fanning........................    38    Vice President and Chief Actuary
Steven H. Newman(1)(2)....................    53    Chairman of the Board of Directors
J. Markham Green(2)(3)....................    52    Director
Alfred Lerner(1)..........................    63    Director
John P. McNulty(1)........................    43    Director
David A. Olsen(3).........................    58    Director
Jerry S. Rosenbloom(2)(3).................    56    Director
Joseph D. Roxe(1)(2)......................    60    Director
Michael E. Satz(3)........................    47    Director
Richard D. Spurling.......................    50    Director
Donald J. Zuk(2)(3).......................    59    Director


- ---------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

OFFICERS AND DIRECTORS

     LAWRENCE S. DOYLE has been President, Chief Executive Officer and a Director of the Company since 1993. He was President and CEO of the New England Reinsurance Corporation, First State Insurance Company and the New England Insurance Company from 1986 to 1993. Mr. Doyle was also Senior Vice President of ITT Hartford Group and President of ITT Hartford's International Division from 1981 to April 1993. Prior to assuming responsibility for the International Division, Mr. Doyle held various insurance management and claims positions with ITT Hartford Group in Europe and the U.S., including Staff Assistant to the CEO.


     ROBERT L. NASON has been Senior Vice President -- North American Underwriting since 1993. He was Senior Vice President and Director from 1988 to 1993 and Vice President from 1983 to 1988 of Trenwick America Reinsurance Company. Mr. Nason served as Assistant Vice President of an affiliate of Commercial Union Insurance Company and Property Facultative Manager of an affiliate of Commercial Union Reinsurance Company from 1981 to 1983. He also served as Facultative Property Manager of Transatlantic Reinsurance Company from 1977 to 1981 and Commercial Property Underwriting Supervisor from 1973 to 1977 of Kemper Insurance Group.

     STEPHEN S. OUTERBRIDGE has been Senior Vice President -- International Underwriting since 1993. He was Chief Underwriting Officer -- International from 1992 to 1993, Director -- International Reinsurance Underwriting and Head Underwriter from 1988 to 1992 and Manager -- International Property and Casualty from 1984 to 1988 of Hartford Fire International Reinsurance. Mr. Outerbridge served in Asia as the Resident Director of Continental Reinsurance Ltd., Hong Kong from 1979 to 1984 and as Underwriter and Assistant Underwriter of London Security Reinsurance Ltd., London from 1976 to 1979.

     JOHN K. WITHERSPOON, JR. has been Director of Marine Underwriting of the Company since 1994. He was Vice President of BEP International from 1992 to 1994 and President of Bell Nicholson Henderson (USA) Inc. from 1986 to 1991. From 1966 to 1986 he held various underwriting and executive positions with INA, American Re-Insurance Co. and St. Paul Reinsurance Management Corp., respectively. He is a past President of the American Marine Insurance Forum and is a Chartered Property Casualty Underwriter.

     FREDERICK W. DEICHMANN has been Chief Financial Officer and Secretary of the Company since 1993. He was Vice President from 1988 to 1993 of General Re Corporation and Vice President of Aetna Life & Casualty from 1985 to 1988. Prior to 1985, Mr. Deichmann held various management positions with Aetna Life & Casualty beginning in 1970. He is a member of the American Institute of Certified Public Accountants and has served on its Insurance Companies Committee.

     WILLIAM G. FANNING has been Chief Actuary of the Company since 1994. He was Commercial Pricing Director and Actuary from 1992 to 1993 and
Actuary-Reinsurance Pricing from 1987 to 1991 at Allstate Insurance Company. From 1980 to 1987 he was employed as an actuary by Aetna Life & Casualty, developing personal and commercial pricing and reserves. Mr. Fanning is a Fellow of The Casualty Actuarial Society and a member of the American Academy of Actuaries.

     STEVEN H. NEWMAN has been a Director of the Company since 1993. He has been CEO and Chairman of the Board of Directors of Underwriters Re since February 1987 and was President from 1987 until 1994. Prior to joining Underwriters Reinsurance Company, Mr. Newman served as Executive Vice President and then as President of the Home Insurance Company during the period 1982 to 1986 and Vice President and Casualty Actuary at American International Group, Inc. from 1969 to 1982, where he was also Group Senior Reinsurance Officer. Mr. Newman is a Fellow and past President of the Casualty Actuarial Society, a member of the International Actuarial Association and is Chairman of the Board of Directors of the Reinsurance Association of America. Mr. Newman is also a director of Capital Re Corporation, of which another director, Michael Satz, is the Chairman, President and Chief Executive Officer.

     J. MARKHAM GREEN has been a Director of the Company since 1993. He was a General Partner of Goldman, Sachs & Co. from 1984 to 1992 and has been a Limited Partner since 1992. During his tenure as a General Partner, Mr. Green was Co-Head of the Financial Services Industry Group in the Investment Banking Division. Prior to joining Goldman, Sachs & Co. in 1973, Mr. Green was Vice President and Regional Manager for Investment Banking at Merrill Lynch, Pierce, Fenner & Smith Incorporated.


     ALFRED LERNER has been a Director of the Company since 1993. He has been Chairman and Chief Executive Officer of MBNA Corporation since its inception in January 1991 and has been a director of MBNA America Bank, N.A. since December 1991. He served as Chairman of the Board and Chief Executive Officer of MNC Financial, Inc. from September 1990 to July 1991 and as Chairman of the Board from July 1991 to October 1993. Mr. Lerner served as Chairman of the Board of Equitable Bancorporation from July 1983 until it merged with MNC Financial in January 1990. He has been Chairman and Chief Executive Officer of The Town and Country Trust since August 1993. He was Chairman of the Board of The Progressive Corporation, an insurance holding company, from 1988 to April 1993. He is a member of the Boards of Trustees of Columbia University, of the Cleveland Clinic Foundation and of Case Western Reserve University and President of the Cleveland Clinic Foundation.

     JOHN P. MCNULTY has been a Director of the Company since 1993. He has been a General Partner of Goldman, Sachs & Co., a member of the Goldman, Sachs & Co. Operating Committee and co-head of Goldman Sachs Asset Management since November 25, 1995. He was a Limited Partner of Goldman, Sachs & Co. during 1995 prior to that date. Mr. McNulty was a General Partner of Goldman, Sachs & Co. from 1989 to 1994 and manager of its Miami office from 1986 to 1989. He joined Goldman, Sachs & Co. in 1980.

     DAVID A. OLSEN has been a Director of the Company since 1993. He has been Chairman and Chief Executive Officer of Johnson & Higgins since 1991 and 1990, respectively. Since 1966, Mr. Olsen has held various positions with Johnson & Higgins. He was appointed to the Board of Directors of Johnson & Higgins in 1980, and was named Executive Vice President in 1985 and President and Chief Operating Officer in 1987. Mr. Olsen is a Trustee of The College of Insurance and of the American Institute for Chartered Property Casualty Underwriters and the Insurance Institute of America.

     JERRY S. ROSENBLOOM has been a Director of the Company since 1993. He has been Frederick H. Ecker Professor of Insurance and Risk Management and Academic Director, Certified Employee Benefit Specialist Program at the Wharton School of the University of Pennsylvania since 1990 and 1974, respectively. Mr. Rosenbloom is currently a member of the Boards of Directors of Mutual Risk Management, Ltd. and the Harleyville Insurance Companies. Mr. Rosenbloom has also served as President of the American Risk and Insurance Association and as a member of the Boards of Directors of Primerica Corp. and American Capital Management Research, Inc.

     JOSEPH D. ROXE has been a Director of the Company since November 1995. He has been Senior Vice President and Chief Financial Officer of Johnson & Higgins since 1987 and a Director of Johnson & Higgins since 1988. From 1964 to 1987 he held a variety of financial and operating positions with Mobil Oil Corporation in London, England, and New York.

     MICHAEL E. SATZ has been a Director of the Company since 1993. He has been Chairman, President and Chief Executive Officer of Capital Re Corporation since its founding in 1988. Capital Re Corporation provides reinsurance through its operating subsidiaries to the financial guaranty insurance industry, the mortgage guaranty insurance industry and related special risk markets. From 1985 to 1988, he served as Chief Operating Officer of AMBAC Indemnity Corporation and as a member of its Board of Directors. Mr. Satz founded and was the first president of the Association of Financial Guaranty Insurers.

     RICHARD D. SPURLING has been a Director of the Company since 1993. He has been a partner in the Bermuda law firm of Appleby, Spurling & Kempe since 1978.

     DONALD J. ZUK has been a Director of the Company since 1993. He has been President and Chief Executive Officer of the Southern California Physicians Insurance Exchange since 1989. Mr. Zuk was employed by Johnson & Higgins from 1967 to 1989, concluding his employment with them as a Senior Vice President.

PROVISIONS GOVERNING THE BOARD OF DIRECTORS

  NUMBER AND TERMS OF DIRECTORS

     The Board of Directors of the Company (the "Board") currently consists of eleven members, each of whose current term of office will expire at the Company's annual shareholders' meeting in 1996. Under the Articles, directors will be elected or reelected at the 1996 and each subsequent annual general meeting of shareholders, in each case by an ordinary resolution of the shareholders. Candidates for election will be nominated by the Board and, subject to certain notice and other requirements, may be nominated by shareholders.

     The Articles provide for a minimum of three and a maximum of 20 directors (subject to modification by ordinary resolution of the shareholders) and empower the Board to fix the exact number of directors within these limits and to appoint persons to fill any vacancies on the Board. Vacancies on the Board are filled by action of a majority of the Board remaining in office, with each such appointed director holding office until the next following annual shareholders' meeting, at which he or his successor will be elected. Shareholders are not entitled to fill vacancies except upon annual election. Directors may not be removed during their annual term of office except for willful neglect or default.

     Directors may take action by a majority of their number present at a duly called and held meeting at which a quorum is present. The majority of directors in office at any time, or such other number (being a majority of those in office) as the Board may from time to time determine, will be a quorum for all purposes.

     The foregoing summarizes certain provisions of the Articles, which are subject to Cayman Islands law. See "Description of Capital Shares."

     A director who expects to be unable to attend any meeting of the Board or any committee thereof for any reason may appoint any person as an alternate director to attend and act in his place. A director also may be represented at any meeting of the Board or any committee by a proxy appointed by him.

  COMMITTEES OF BOARD OF DIRECTORS

     The Board established Audit and Compensation Committees in October 1993 and an Executive Committee in November 1995. Each such committee reports to the Board.

     EXECUTIVE COMMITTEE. The Board appoints an Executive Committee to exercise all of the authority of the Board between meetings of the full Board. The Executive Committee does not, however, have authority to (i) declare dividends,
(ii) issue shares of the Company, (iii) recommend to the shareholders any action which requires shareholder approval, (iv) alter, amend or repeal any resolution of the Board relating to the Executive Committee or (v) take any other action which legally may be taken only by the full Board. In addition, the Executive Committee may review any aspects of the Company's business and report or make recommendations to the Board thereon. The Executive Committee consists of five directors of the Company (presently Messrs. Newman (Chairman), Doyle, Lerner, McNulty and Roxe).

     AUDIT COMMITTEE. The Board appoints an Audit Committee to nominate the independent accountants to be the auditors of the Company and, in consultation with the auditors, review the scope of their audit and review the accounting policies and procedures of the Company. The Audit Committee consists of five directors of the Company (presently Messrs. Zuk (Chairman), Green, Newman, Rosenbloom and Roxe), none of whom is an officer or employee of the Company or Global Capital Re.

     COMPENSATION COMMITTEE. The Board appoints a Compensation Committee to review the performance of corporate officers and the Company's compensation policies and procedures and to make recommendations to the Board with respect to such policies and procedures. The Compensation Committee also administers any share option plans and incentive compensation plans of the Company. The Compensation Committee consists of five directors of the Company (presently Messrs. Rosenbloom (Chairman), Green, Olsen, Satz and Zuk), none of whom is an officer or employee of the Company or Global Capital Re.

  OTHER SUPERVISORY AND CONSULTING ARRANGEMENTS

     The Board of Directors of Global Capital Re appoints an Investment Committee to review the guidelines governing the investment of Global Capital Re's funds and to make recommendations to the Global Capital Re Board with respect to such guidelines. The Investment Committee also reviews the performance of Global Capital Re's investment manager, GSAMI. See "Certain Relationships and Related Party Transactions." The Investment Committee presently consists of Messrs. Satz (Chairman), Doyle, Lerner, Newman and Roxe.

     During fiscal years 1994 and 1995, the Board appointed an Underwriting Committee, composed of the chief executive officer, the senior underwriters and the chief actuary of Global Capital Re and the Chairman of the Company, to review Global Capital Re's underwriting guidelines and make recommendations regarding these guidelines to the Board. In anticipation of the 1995 IPO, the Board established an Executive Committee which assumed responsibility for reviewing the underwriting guidelines from time to time.

  COMPENSATION OF DIRECTORS

     Directors, other than directors who are employees or officers of the Company or Global Capital Re, are entitled to remuneration for their services as determined by the Board from time to time. Such remuneration is currently fixed at $25,000 per annum plus a $1,000 fee for each Board meeting attended (including meetings of committees of the Board). In addition, directors are reimbursed for travel and out-of-pocket expenses incurred to attend meetings of the Board and its committees, subject to certain limitations.

     Under the Company's Nonemployee Directors Stock Option Plan, which was adopted effective November 16, 1995 and amended and restated effective April 18, 1996 (such plan as so amended and restated, the "Plan"), directors, other than the Chairman and directors who are employees or officers of the Company or Global Capital Re, each will receive a grant of options on 1,500 Ordinary Shares on the first business day after each annual shareholders' meeting. The directors (other than the Chairman and such officers and employees) also each received a grant of options on 3,000 Ordinary Shares on the effective date of the Plan. The Plan is administered by the Board and provides for options (and restricted Ordinary Shares as described below) to be granted on up to 100,000 Ordinary Shares in the aggregate (all options granted pursuant to such Plan, "Nonemployee Directors Options"). To date, options on 27,000 shares and no restricted shares have been granted under the Plan, and 3,000 of such options have been exercised.

     The exercise price per share of each Nonemployee Directors Option is equal to the fair market value of an Ordinary Share on the date of grant as determined by the Board in accordance with the Plan. The exercise price of the options granted on the original effective date of the Plan is equal to $15.24. Nonemployee Directors Options are fully vested on grant, are generally transferable, are exercisable for a period of 10 years from grant and continue to be exercisable following the termination of service of a director on the Board; provided, however, that no Nonemployee Directors Option may be exercised more than 12 months after the death of the grantee.

     The number of Ordinary Shares issuable pursuant to Nonemployee Directors Options and the exercise price per share are subject to adjustment by their terms in certain events having a dilutive or antidilutive effect on the Ordinary Shares. In addition, in the event of any cash dividend in respect of Ordinary Shares, the grantee of each Nonemployee Directors Option will also be granted restricted Ordinary Shares with respect to an amount (the "Applicable Dividend Amount") equal to 30% of the total dividend that would be paid in respect of all Ordinary Shares subject to the Nonemployee Directors Option (plus all unvested, previously granted restricted Ordinary Shares) held by the grantee, were such shares then outstanding (or vested, as the case may be). The amount of such restricted Ordinary Shares to be granted will be determined by dividing the Applicable Dividend Amount by the fair market value of an Ordinary Share as determined by the Board. Such restricted Ordinary Shares vest at the rate of 25% on each of the first four anniversaries of their grant until fully vested for as long as the director remains in service on the Board. The restricted Ordinary Shares will also vest immediately in the event of a Change of Control. A "Change of Control" is deemed to occur, in general, if (i) any person, or group of persons (subject to certain limited exceptions), is or becomes the direct or indirect beneficial owner of 50% or more of the Company's then outstanding voting securities, (ii) during any two year period the directors as of the beginning of such period (including certain replacements, if any, approved by two-thirds of such directors) cease to constitute a majority of the Board, (iii) the shareholders of the Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than such a transaction or arrangement pursuant to which the shareholders of the Company retain at least 50% of the combined voting power of the voting securities of the Company or the surviving entity, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company's assets. Once vested, restricted Ordinary Shares may be held or transferred by the grantee without restriction (other than under the Shareholders' Agreement and the Articles relating, among other things, to securities that have not been registered under the Securities Act). See "Shares Eligible for Future Sale." The Company will incur compensation expense equal to the fair market value of the restricted shares at the date of grant (i.e., 30% of all dividends for which the adjustment is made) as the shares vest.

     Mr. Newman and the Company are party to a Chairman's Incentive Agreement, dated as of June 16, 1993. Under this agreement, Mr. Newman received options to purchase 70,480 Ordinary Shares at an exercise price of $11.00 per share (after giving effect to the Share Split and the August Distribution). These options constitute "Initial Options" as defined under "-- Executive
Compensation -- Management Options" and are subject to adjustment as described thereunder. Mr. Newman's Initial Options become immediately exercisable in the event of a Change of Control. Pursuant to this agreement, Mr. Newman also invested $950,000 in Ordinary Shares at a purchase price of $20.00 per share. This investment was financed by a loan from the Company, which is secured by the Ordinary Shares purchased. The loan is evidenced by a non-recourse note in the original principal amount of $950,000 maturing on October 8, 2000 and bearing interest at the rate of 7% per annum, which is payable at maturity. As of March 31, 1996, the amount outstanding on the note was $619,400. This note can be forgiven in an amount not to exceed 30% of the initial principal amount plus interest each year. The actual amount to be forgiven in any year is determined by the Compensation Committee in accordance with a sliding scale based on the Company's short-term and long-term return on equity. In the event of default in the payment of principal or interest on the note, which default remains uncured for 14 days, the Company will have the right to sell a sufficient number of the pledged shares to satisfy the amount due under the note, together with reasonable fees and expenses incurred in enforcing the note. The note becomes payable in full 60 days after Mr. Newman ceases to be a member of the Board.

EXECUTIVE COMPENSATION

  SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth in summary form all compensation for all services rendered in all capacities to the Company and its subsidiaries for the years ended September 30, 1994 and 1995 to the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (collectively with the Chief Executive Officer, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                        -----------------------
                                                    ANNUAL COMPENSATION                                OTHER
                                         ------------------------------------------      INITIAL      OPTIONS
                                                                       OTHER ANNUAL     OPTIONS ON       ON        ALL OTHER
                                         FISCAL    SALARY     BONUS    COMPENSATION       SHARES       SHARES     COMPENSATION
       NAME & PRINCIPAL POSITION          YEAR       $        $(1)         $(2)            (#)          (#)           $(3)
- ---------------------------------------  ------   --------   -------   ------------     ----------   ----------   ------------
Lawrence S. Doyle, President and Chief    1995     401,775   292,000      167,548               0      121,000        43,089
  Executive Officer....................   1994     370,500    93,000      217,808          58,730       12,335        38,371
Robert L. Nason, Senior Vice
  President -- North American             1995     228,750   175,000      139,165               0       69,000        24,344
  Underwriting.........................   1994     205,833    64,000      132,541          23,495        7,050        21,291
Stephen S. Outerbridge, Senior Vice
  President -- International              1995     199,375   145,000      140,766               0       69,000        21,403
  Underwriting.........................   1994     184,375    43,500      128,153          23,495        7,050        19,323
Frederick W. Deichmann, Chief Financial   1995     182,500   135,000      109,083               0       43,000        20,868
  Officer..............................   1994     162,500    43,500      137,338          15,740        4,405        16,648
                                          1995     160,625   122,000      102,312               0       43,000        17,499
William G. Fanning, Chief Actuary......   1994     123,295    30,000      120,228          15,740        4,405        12,654

- ---------------

(1) Amounts are granted pursuant to the Company's incentive compensation plan (as amended and restated, the "Incentive Compensation Plan"). This plan is designed to promote the interests of the Company and Global Capital Re by providing key employees of the Company and Global Capital Re with annual incentive compensation based on a combination of individual and Company performance, with the latter being based one-half on the annual return on consolidated shareholders' equity ("ROE") of the Company and one-half on ROE compared to the ROE of a peer group of catastrophe reinsurance companies. This plan is administered by the Compensation Committee of the Board, which determines those employees eligible for participation, individual performance of participants, the relative weight given to individual and Company performance, the peer group of catastrophe reinsurers to which the Company's performance will be compared and the total amount, up to 75% of the participant's base salary, of an annual award under the plan. Plan awards can be taken, at the option of the employee, (a) in cash, (b) on a deferred basis or (c) for certain participants, including the Named Executives, in the form of partial forgiveness of loans obtained from the Company to purchase Ordinary Shares pursuant to their employment agreements, or in any combination of these methods. However, the maximum amount of such award that may be taken as described in clause (c) in any year is 50% of the award for that year. For each dollar a participant elects to receive in the form described in clause (c), such participant's loan will be forgiven in the amount of two dollars, subject to a further limit in any one year of 20% of the original amount of the loan plus accrued interest. See "-- Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

(2) Includes amounts in respect of reimbursement for certain travel expenses, automobile expenses, club dues and relocation expenses and also includes housing expenses of $132,000 and $144,000, $110,000 and $120,000, $120,000
    and $120,000, $96,000 and $96,000 and $72,000 and $96,000 for Messrs. Doyle,
    Nason, Outerbridge, Deichmann and Fanning, respectively, for fiscal years 1994 and 1995, respectively.

(3) Includes payments made in connection with life insurance premiums and retirement plan contributions. Includes life insurance premiums of $1,321 and $2,911, $708 and $1,469, $885 and $1,465, $398 and $2,618 and $324 and
    $1,436 and retirement plan contributions of $37,050 and $40,178, $20,583 and $22,875, $18,438 and $19,938, $16,250 and $18,250 and $12,330 and $16,063
    for Messrs. Doyle, Nason, Outerbridge, Deichmann and Fanning, respectively, for fiscal years 1994 and 1995, respectively.

  MANAGEMENT OPTIONS

     Two types of options have been granted to employees of the Company since its inception in 1993: Initial Options, which were granted to the Named Executives in connection with the commencement of their employment in 1993 (1994 in the case of Mr. Fanning), and Other Options, which have been and may be granted to key employees of the Company and Global Capital Re, including the Named Executives, from time to time. These options are exercisable, subject to the vesting schedules described below.

     INITIAL OPTIONS. Initial Options were granted to each Named Executive as of October 8, 1993 (January 15, 1994 as to Mr. Fanning) pursuant to his employment agreement with the Company and have a five-year vesting schedule, with 20% of such options being immediately exercisable and an additional 20% becoming exercisable on each of the second through fifth anniversaries of the date of grant for as long as the Named Executive remains employed by the Company. No Initial Option will become exercisable after the termination of the Named Executive's employment. No Initial Option that is otherwise exercisable may be exercised more than ninety days after the termination of the Named Executive's employment for any reason other than death or disability or more than six months after termination for death or disability, and in no event may any Initial Option be exercised after October 8, 2003 (January 15, 2004 as to Mr. Fanning). To date, no Initial Options have been exercised.

     OTHER OPTIONS. Other Options have been granted to each Named Executive pursuant to the Company's initial Share Option Plan and the Company's 1995 Share Option Plan.

     The Board adopted the initial Share Option Plan in October 1993 to provide key employees of the Company and Global Capital Re with an additional incentive to contribute to the success of GCR by giving them an opportunity to acquire a proprietary interest in the Company. On November 16, 1995 the Board amended the initial Share Option Plan, effective October 1, 1995, as described below to address certain option adjustments and to provide that no further grants of options be made under the plan. The Company's initial Share Option Plan (as amended and restated, the "Initial Share Option Plan") is administered by the Compensation Committee and permits options to be granted with respect to not more than 35,245 Ordinary Shares (as of September 30, 1995, options covering 35,245 shares had been issued under this plan and no options had been exercised). All grants of Other Options made under the Initial Share Option Plan were made at the discretion of the Compensation Committee, subject to an overall yearly maximum number of Other Options to be granted based on a formula which took into account the short-term and long-term ROE of the Company. Other Options granted under the Initial Share Option Plan are subject to adjustment and vesting as described below with respect to Other Options granted under the 1995 Share Option Plan. No grants of unvested restricted Ordinary Shares have been or can be made under the Initial Share Option Plan or its predecessor.

     On November 16, 1995, the Board adopted the Company's 1995 Share Option Plan, effective September 30, 1995, and amended and restated the plan effective April 18, 1996 (as so amended and restated, the "1995 Share Option Plan"). The 1995 Share Option Plan is administered by the Compensation Committee and permits options (and restricted Ordinary Shares as described below under "Option Adjustments") to be granted with respect to not more than 1,500,000 Ordinary Shares (as of March 31, 1996, options covering 360,000 shares had been issued under this plan, no options had been exercised and no restricted shares had been issued). Options may be either incentive stock options within the meaning of
Section 422 of the United States Internal Revenue Code or non-statutory options. The maximum number of Ordinary Shares which may be subject to options granted under the plan in any one year is based on a formula that takes into account the short-term and long-term ROE of the Company. In no event may options in respect of more than 450,000 Ordinary Shares be granted in any one year. The Compensation Committee has discretion to determine which employees are eligible to receive options in any year, whether options are to be incentive stock options or non-statutory options, the time or times at which options are to be granted, the number of options granted to each eligible participant, the duration of each option and the time or times within which all or a portion of each of the options may be exercised.

     The exercise price of each Other Option is equal to the fair market value (book value prior to the 1995 IPO and market value thereafter) of the Ordinary Shares on the date of grant of such options as determined by the Compensation Committee. Unless determined otherwise by the Compensation Committee, 25% of each option grant vests on each of the first four anniversaries of the grant date until fully vested for as long as the Named Executive remains employed by the Company. No Other Option will become exercisable after the termination of the Named Executive's employment. No Other Option that is otherwise exercisable may be exercised more than ninety days after the termination of the Named Executive's employment for any reason other than death or disability or more than six months after termination for death or disability, and in no event shall any Other Option be exercisable after the tenth anniversary of the date of grant.

     On November 16, 1995, Other Options were granted under the 1995 Share Option Plan in respect of 121,000, 69,000, 69,000, 43,000 and 43,000 Ordinary
Shares to Messrs. Doyle, Nason, Outerbridge, Deichmann and Fanning, respectively. These options have an exercise price of $15.24 per share.

     For United States federal income tax purposes, no taxable income is realized by a grantee at the time of grant of an option under the Initial Share Option Plan or a non-statutory option under the 1995 Share Option Plan. Upon exercising an option, a grantee will realize ordinary income in an amount equal to the excess of the fair market value on the exercise date of the shares subject to the option over the exercise price of the option. The grantee will have a basis, for purposes of computing capital gain or loss on a future sale or exchange, in the shares received as a result of the exercise equal to the fair market value of those shares on the exercise date. If the Company were subject to United States federal income tax, it would not be entitled to a deduction at the time of grant of an option under the Initial Share Option Plan or a non-statutory option under the 1995 Share Option Plan, but would be entitled to a deduction when a grantee exercises an option in an amount equal to the ordinary income realized by a grantee.

     For United States federal income tax purposes, a grantee does not realize taxable income at the time an incentive stock option is granted under the 1995 Share Option Plan or when the option is exercised. If the grantee of an incentive stock option holds the shares acquired under the option for at least two years from the date of grant of the option and for at least one year from the date the option is exercised, any gain realized by the grantee when the shares are sold will be taxable to the grantee as capital gain. If the grantee does not hold the shares for the one-year and the two-year periods, the grantee will realize ordinary income in the year of disposition of the shares in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the proceeds of the disposition, if lower) over the exercise price. The difference between the exercise price of an incentive stock option and the fair market value of the shares subject to the option at the time of exercise is an item of tax preference which may result in the grantee being subject to the alternative minimum tax. Whether a grantee is subject to the alternative minimum tax in lieu of regular income tax will depend on individual facts and circumstances. If the Company were subject to United States federal income tax, it would not be entitled to a deduction at the time of grant or exercise of an incentive stock option, but would be entitled to a deduction in the year of disposition of the shares if the grantee does not hold the shares for the one-year and two-year periods, in an amount equal to the ordinary income realized by the grantee.

     OPTION ADJUSTMENTS. The number of Ordinary Shares issuable pursuant to any Initial Option or Other Option and the exercise price per share are subject to adjustment by their terms in certain events having a dilutive or antidilutive effect on the Ordinary Shares. For each Initial Option and each Other Option granted under the Initial Share Option Plan (or its predecessor), the exercise price per share is also subject to adjustment in the event of certain dividends. For each Initial Option and Other Option, the number of shares issuable thereunder and the exercise price per share, as set forth herein, have been adjusted to reflect the Share Split, the 1995 Distribution and the dividend paid in February 1996, in each case to the extent such adjustments apply. No adjustment is reflected in respect of the dividend payable in May 1996.

     In the event of any cash dividend on the Ordinary Shares, the exercise price per share of all Initial Options and all Other Options granted under the Initial Share Option Plan (or its predecessor) will be reduced by an amount equal to such dividend per Ordinary Share. All Other Options granted under the 1995 Share Option Plan will not have such an exercise price reduction for cash dividends on Ordinary Shares. Rather, in the event of any cash dividend in respect of Ordinary Shares, the grantee of each Other Option granted under the 1995 Share Option Plan will be granted by the Company restricted Ordinary Shares with respect to an amount (the "Applicable Dividend Amount") equal to 30% of the total dividend that would have been paid in respect of all Ordinary Shares subject to such Other Options had they been held by the Named Executive at such time, plus all unvested, previously granted restricted Ordinary Shares had they been vested at such time. The number of such restricted Ordinary Shares to be received will be determined by dividing the Applicable Dividend Amount by the fair market value of an Ordinary Share as determined by the Compensation Committee. Such restricted Ordinary Shares vest at the rate of 25% on each of the first four anniversaries of their grant until fully vested for as long as the Named Executive remains employed by the Company. Once vested, restricted Ordinary Shares may be held or transferred by the grantee without restriction (other than under the Shareholders' Agreement and the Articles relating to, among other things, securities that have not been registered under the Securities Act). See "Shares Eligible for Future Sale." Upon any adjustment of the exercise price of an Initial Option, or Other Option granted under the Initial Share Option Plan, the Company will incur compensation expense equal to the amount of the difference between the then current market value of the underlying shares and the aggregate adjusted exercise price less previously recognized compensation expense for prior periods. Upon any grant of restricted Ordinary Shares in respect of Other Options granted under the 1995 Share Option Plan, the Company will incur, as shares vest, compensation expense equal to the fair market value of the restricted Ordinary Shares as of the date of grant (i.e., the Applicable Dividend Amount). (The issuance of restricted Ordinary Shares in respect of any dividends paid prior to the next annual meeting of the Company's shareholders (including the February and May 1996 dividends) is subject to shareholder approval of the 1995 Share Option Plan at such meeting. For the purposes of this Prospectus, therefore, none of such restricted Ordinary Shares is considered to be outstanding.)

     Each Initial Option, Other Option and restricted Ordinary Share will vest immediately upon a Change of Control. See "-- Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

  OPTION GRANTS FOR FISCAL YEARS 1994 AND 1995

     The following table contains information concerning the share options granted to or earned by each of the Named Executives for fiscal years 1994 and 1995. The Company has not authorized the grant of any share appreciation rights.

                                                             INDIVIDUAL GRANTS
                                       --------------------------------------------------------------
                                                    PERCENT OF
                                                      TOTAL
                                                     OPTIONS                                             POTENTIAL REALIZABLE
                                                    GRANTED TO   EXERCISE                                  VALUE AT ASSUMED
                                       NUMBER OF      NAMED         OR                                   ANNUAL RATES OF SHARE
                                       SECURITIES   EXECUTIVES     BASE                                 PRICE APPRECIATION FOR
                                       UNDERLYING    IN EACH      PRICE     MARKET PRICE                    OPTION TERM(4)
                              FISCAL    OPTIONS       FISCAL       PER       ON DATE OF    EXPIRATION   -----------------------
            NAME               YEAR     GRANTED      YEAR(1)     SHARE(2)     GRANT(3)        DATE          5%          10%
- ----------------------------  ------   ----------   ----------   --------   ------------   ----------   ----------   ----------
Lawrence S. Doyle...........              58,730                  $10.38       $11.00         10/8/03   $  443,412   $1,063,600
                                          12,335                   11.14        11.76        11/15/04       99,035      238,292
                                       ---------                                                        ----------   ----------
                               1994       71,065       41.21%                                              542,447    1,301,892
                                       =========                                                        ==========   ==========
                               1995      121,000       35.07       15.24        15.24        11/16/05    1,161,745    2,932,024
Robert L. Nason.............              23,495                   10.38        11.00         10/8/03      177,387      425,494
                                           7,050                   11.14        11.76        11/15/04       56,603      136,195
                                       ---------                                                        ----------   ----------
                               1994       30,545       17.71                                               233,990      561,689
                                       =========                                                        ==========   ==========
                               1995       69,000       20.00       15.24        15.24        11/16/05      662,483    1,671,980
Stephen S. Outerbridge......              23,495                   10.38        11.00         10/8/03      177,387      425,494
                                           7,050                   11.14        11.76        11/15/04       56,603      136,195
                                       ---------                                                        ----------   ----------
                               1994       30,545       17.71                                               233,990      561,689
                                       =========                                                        ==========   ==========
                               1995       69,000       20.00       15.24        15.24        11/16/05      662,483    1,671,980
Frederick W. Deichmann......              15,740                   10.38        11.00         10/8/03      118,837      285,051
                                           4,405                   11.14        11.76        11/15/04       35,367       85,098
                                       ---------                                                        ----------   ----------
                               1994       20,145       11.68                                               154,204      370,149
                                       =========                                                        ==========   ==========
                               1995       43,000       12.46       15.24        15.24        11/16/05      412,852    1,041,959
William G. Fanning..........              15,740                   10.38        11.00         1/15/04      118,837      285,051
                                           4,405                   11.14        11.76        11/15/04       35,367       85,098
                                       ---------                                                        ----------   ----------
                               1994       20,145       11.68                                               154,204      370,149
                                       =========                                                        ==========   ==========
                               1995       43,000       12.46       15.24        15.24        11/16/05      412,852    1,041,959

- ---------------

(1) Does not reflect options on 5,000 shares and 15,000 shares granted to other employees with respect to fiscal years 1994 and 1995, respectively.

(2) After giving effect to the exercise price adjustments for the 1995 Distribution and the dividend paid in February 1996, as applicable. No effect is given to the May 1996 dividend or any subsequent dividend that may be paid. All options were granted at fair market value (then current book value), as determined by the Compensation Committee of the Board, on the date of grant. The Initial Options have a five-year vesting schedule. Twenty percent of the Initial Options became exercisable on the grant date and an additional 20% will become exercisable on each of the second through fifth anniversaries of the grant date for as long as the Named Executive remains employed by the Company. Other Options, which were granted subsequent to the Initial Options, vest and become exercisable at a rate of 25% on each of the first through fourth anniversaries of the grant date for as long as the Named Executive remains employed by the Company.

(3) The market price per share on the date of grant in each case was determined before there was a public market for the Ordinary Shares and therefore was based on the then current book value per share and has been adjusted for the 1995 Distribution.

(4) The 5% and 10% assumed annual rates of compounded share price appreciation are mandated by rules of the Commission and have been calculated based upon the market price on the date of grant as described in note (3) above. There can be no assurance that the actual share price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Ordinary Shares appreciates over the option term, no value will be realized from the option grants made to the Named Executives.

  AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995 AND 1995 FISCAL YEAR-END OPTION VALUES

     The following table contains information for each Named Executive with regard to the number of Ordinary Shares underlying unexercised options and the value of such options, in each case at March 31, 1996. No options have been exercised by Named Executives.

                                                                               VALUE OF UNEXERCISED
                                                NUMBER OF SECURITIES               IN-THE-MONEY
                                               UNDERLYING UNEXERCISED          OPTIONS AT MARCH 31,
                                            OPTIONS AT MARCH 31, 1996(#)            1996($)(1)
                   NAME                      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
- ------------------------------------------  ----------------------------   ----------------------------
Lawrence S. Doyle.........................         26,576/165,489              $386,194/$1,824,362
Robert L. Nason...........................         11,161/ 88,384               161,827/   952,823
Stephen S. Outerbridge....................         11,161/ 88,384               161,827/   952,823
Frederick W. Deichmann....................          7,397/ 55,748               107,311/   603,541
William G. Fanning........................          7,397/ 55,748               107,311/   603,541

- ---------------

(1) After giving effect to the Share Split and to the exercise price adjustment for the 1995 Distribution and the February 1996 dividend. No effect is given to the May 1996 dividend or any subsequent dividend that may be paid. All options were granted at fair market value, as determined by the Compensation Committee of the Board, on the date of grant. Value calculated on the basis of market value of the underlying securities as at March 31, 1996.

  EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with each of the Named Executives. The agreements are substantially identical; unless otherwise indicated, the following discussion pertains to Mr. Doyle's agreement and addresses material differences applicable to the other agreements.

     Mr. Doyle received, in connection with entering into his original employment agreement, a bonus of $50,000 (the other Named Executives received no such signing bonus). Each Named Executive (other than Mr. Fanning) was entitled to compensation from the Company during the period from the date of his original employment agreement through October 8, 1993 at rates varying from $13,333 per month for Mr. Deichmann to $25,000 per month for Mr. Doyle. Each Named Executive also received as of October 8, 1993 (January 15, 1994 as to Mr. Fanning) Initial Options at an exercise price per Ordinary Share currently equal to $10.38. See "-- Option Grants for Fiscal Years 1994 and 1995."

     Each employment agreement provides for a term of five years, commencing on October 8, 1993 (except in the case of Mr. Fanning's employment, which commenced on January 15, 1994). During the period of each agreement, the relevant Named Executive will receive a base salary as set forth in the agreement, subject to review and increase annually by the Board (the amount of cash compensation paid in the year ended September 30, 1995 under each such agreement is set forth in the Summary Compensation Table above, under the heading "Salary"). Pursuant to these agreements, each Named Executive also participates in the Company's Incentive Compensation Plan and is eligible for a bonus of up to 75% of his annual salary based on corporate and individual performance determined in accordance with the terms of such plan. Each Named Executive also receives certain additional benefits, such as a right to participate in all employee benefit plans of the Company, reimbursement for relocation expenses incurred by reason of employment with the Company, certain limited personal travel expenses, a monthly housing allowance, the use of an automobile and the costs of membership in a club of the Named Executive's choice (the approximate cash equivalent amount of such additional compensation paid in the year ended September 30, 1995 is set forth in the Summary Compensation Table above, under the headings "Other Annual Compensation" and "All Other Compensation"). See
"-- Summary of Cash and Certain Other Compensation." Each Named Executive participates in the Company's Share Option Plans. See "-- Other Options."

     Pursuant to the employment agreements, each Named Executive invested $400,000 (Mr. Doyle invested $800,000 and Mr. Fanning invested $190,000) in Ordinary Shares at a price of $20.00 per share (after giving effect to the Share Split). One half of each of these investments ($150,000 for Mr. Fanning) was financed by a loan (each an "Employee Loan") from the Company which is secured by a portion of the Ordinary Shares purchased by such Named Executive (such portion being comparable to the portion of the original loan that remains outstanding). Each of the loans is evidenced by a non-recourse note in the amount thereof maturing on October 8, 2000 (January 15, 2001 for Mr. Fanning) and bearing interest at the rate of 7% per annum, which is payable at maturity. At the Named Executive's option, up to one-half of such executive's award under the Company's Incentive Compensation Plan can be applied to forgiveness of each note, in which event 200% of the amount elected will be so applied, provided that no more than 20% of the original amount of the loan plus accrued interest may be forgiven in any one year. See the description of the Incentive Compensation Plan and loan forgiveness in Note 1 to the Summary Compensation Table under "-- Summary of Cash and Certain Other Compensation." As amounts outstanding under the Employee Loans decline, the number of Ordinary Shares securing such loans also declines, proportionately. In the event of default in the payment of principal or interest on any note, which default remains uncured for 14 days, the Company will have the right to sell a sufficient number of the shares pledged thereunder to satisfy the amount due thereunder, together with all reasonable fees and expenses incurred in enforcing the note. Each note becomes payable three months after the relevant Named Executive's employment is terminated.

     Each of the employment agreements contains provisions relating to exclusivity of services, non-competition and confidentiality. The Company may terminate the employment of any of the Named Executives for "Serious Cause." After such a termination, the relevant Named Executive cannot compete with the Company for a period of 18 months (two years in the case of Mr. Doyle). The Company will then be liable to the executive only for accrued but unpaid salary, earned but unpaid bonus from a prior fiscal year and certain other limited benefits as described in the relevant agreement. "Serious Cause" means (i) the wilful and continued failure of the Named Executive to perform substantially his duties under his employment agreement, other than by reasons of health, after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Named Executive has not substantially performed his duties; (ii) the Named Executive shall have been convicted by any federal, state or local authority in any jurisdiction for, or shall have pleaded guilty or nolo contendere to, an act constituting a felony;
(iii) the Named Executive shall have habitually abused any substance such as narcotics or alcohol; (iv) the Named Executive shall have engaged in acts of fraud, material dishonesty or gross misconduct in connection with the business of the Company; or (v) the Named Executive shall have materially breached his respective employment agreement.

     Each of the Named Executives has the right to terminate his employment agreement with "Good Reason." After such a termination by Mr. Doyle, he may not compete with the Company for a period of one year (the other Named Executives have no such non-compete provision). "Good Reason" means (i) a substantial reduction in the Named Executive's salary; (ii) the demotion of the Named Executive; (iii) a material demotion of the Named Executive's duties; or (iv) a material breach of the respective employment agreement by the Company.

     After a termination of the employment agreement by the Named Executive for Good Reason or by the Company for other than Serious Cause, or in the event the Company liquidates or elects to discontinue permanently operating the Company, the Named Executive is entitled to receive from the Company his salary for a period of one year from termination and benefits as provided in his agreement. In the event of the occurrence of a Change of Control following which the Named Executive is retained by the Company or its successor for a period of 60 days or more, the Named Executive is entitled to receive from the Company (i) an amount equivalent to one year's salary (at such Named Executive's rate of pay immediately prior to the Change of Control transaction) paid in a lump sum 60 days after the consummation of the Change of Control transaction, (ii) immediate vesting of all previously granted options and restricted Ordinary Shares and
(iii) after one year of employment with the Company or its successor following such transaction, the forgiveness of the amount of the Employee Loan outstanding immediately prior to the consummation of the Change of Control transaction. In the event of a termination of the employment agreement by the Named Executive for Good Reason or by the Company other than for serious cause within one year following a Change of Control, the Named Executive is also entitled to receive from the Company (in lieu of the benefits described under the first sentence of this paragraph) (i) his salary for a period of two years from termination (at the rate of pay immediately prior to the Change of Control transaction) paid in a lump sum upon termination, (ii) automobile and housing allowances for a period of one year from such date, (iii) forgiveness of the Employee Loan outstanding at such date, (iv) immediate vesting of all previously granted options and restricted Ordinary Shares and (v) any accrued but unpaid salary and earned but unpaid bonus from a prior fiscal year.

     Each of the Named Executives may terminate his employment other than for Good Reason. After such a termination, under the terms of his agreement the Named Executive may not compete with the Company for a period of 18 months (two years in the case of Mr. Doyle). In the event of such a termination, the Company will be liable to the executive only for accrued but unpaid salary, earned but unpaid bonus from a prior fiscal year and certain other limited benefits as provided in his agreement.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee during the fiscal year 1995 consisted of Messrs. Rosenbloom (Chairman), Green, Olsen, Satz and Zuk, none of whom is or was an officer or employee of the Company or Global Capital Re.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The table below sets forth the beneficial ownership of the Company's Ordinary Shares by the principal and Selling Shareholders and the directors and officers of the Company at March 31, 1996 and following the sale of the Ordinary Shares offered hereby and the GCR Repurchase.


                                 BENEFICIAL OWNERSHIP                              BENEFICIAL OWNERSHIP
                                     PRIOR TO THE                                 AFTER THE OFFERING AND
                                      OFFERING(1)          SHARES                 THE GCR REPURCHASE(1)
      NAME AND ADDRESS OF        ---------------------     BEING               ----------------------------
        BENEFICIAL OWNER          NUMBER       PERCENT   OFFERED(1)             NUMBER              PERCENT
- -------------------------------- ---------     -------   ----------            ---------            -------
5% BENEFICIAL OWNERS, DIRECTORS
  AND EXECUTIVE OFFICERS:
The Goldman Sachs Group, L.P.... 4,420,489(2)    17.2      808,469             3,612,020              14.6
  85 Broad Street
  New York, NY 10004
Johnson & Higgins............... 1,644,418(3)     6.4      503,016 (4)         1,141,402(4)            4.6(4)
  125 Broad Street
  New York, NY 10004
Alfred Lerner...................   503,000(5)     2.0      449,767 (6)            53,233(6)              *(6)
Steven H. Newman................    75,692(7)       *           --                75,692                 *
Lawrence S. Doyle...............    66,576(8)       *           --                66,576                 *
Robert L. Nason.................    31,160(9)       *        6,118 (10)           25,042(10)             *(10)
Stephen S. Outerbridge..........    31,160(9)       *           --                31,160                 *
William G. Fanning..............    17,862(11)      *           --                17,862                 *
Frederick W. Deichmann..........    27,595(12)      *           --                27,595                 *
J. Markham Green................     3,000          *           --                 3,000                 *
John P. McNulty.................     3,000(13)      *           --                 3,000                 *
David A. Olsen..................    12,668(5)       *        2,957 (14)            9,711(14)             *(14)
Jerry S. Rosenbloom.............     3,000(5)       *           --                 3,000                 *
Joseph D. Roxe..................    13,323(5)       *           --                13,323                 *
Michael E. Satz.................     3,000(5)       *           --                 3,000                 *
Richard D. Spurling.............     3,000(5)       *           --                 3,000                 *
Donald J. Zuk...................     4,000(15)      *           --                 4,000                 *
OTHER SELLING SHAREHOLDERS:
Yates family members and
entities controlled thereby.....   652,480        2.5      163,119               489,361               2.0
c/oGoldman, Sachs & Co.
     85 Broad Street
     New York, NY 10004
John D. & Catherine T. MacArthur
Foundation......................   450,000        1.8      137,652 (16)          312,348(16)           1.3(16)
c/o Goldman, Sachs & Co
     85 Board Street
     New York, NY 10004
The Alfa Insurance Group........   376,746        1.5      101,746               275,000               1.1
c/o Goldman, Sachs & Co.
     85 Broad Street
     New York, NY 10004
Underwriters Reinsurance
Company.........................   376,746        1.5      115,244 (17)          261,502(17)           1.1(17)
c/o Goldman, Sachs & Co
     85 Broad Street
     New York, NY 10004

                                 BENEFICIAL OWNERSHIP                              BENEFICIAL OWNERSHIP
                                     PRIOR TO THE                                 AFTER THE OFFERING AND
                                      OFFERING(1)          SHARES                 THE GCR REPURCHASE(1)
      NAME AND ADDRESS OF        ---------------------     BEING               ----------------------------
        BENEFICIAL OWNER          NUMBER       PERCENT   OFFERED(1)             NUMBER              PERCENT
- -------------------------------- ---------     -------   ----------            ---------            -------
Up to 262 additional Selling
  Shareholders, each of whom (i)
  is selling less than 90,000 of
  the Ordinary Shares being sold
  in the Offering and (ii) prior
  to the Offering beneficially
  owns less than 1% of the
  Ordinary Shares............... 5,898,243       23.0    1,711,912 (18)(19)    4,186,331(19)          17.0(19)
All Directors and Executive
  Officers as a group (16
  persons, 4 of whom are Selling
  Shareholders).................   805,036        3.1      460,342 (5)(10)       344,694(5)(10)        1.4(5)(10)
                                                                   (14)                 (14)              (14)


- ---------------
  *  Less than 1% of the outstanding shares.


 (1) In accordance with Commission rules, each beneficial owner's holdings have been calculated assuming full exercise of outstanding options exercisable by such owner within 60 days after the date of this Prospectus, but no exercise of outstanding options held by any other person. The table set forth above assumes that the over-allotment option is not exercised by the Underwriters and treats all shares repurchased by Global Capital Re in the GCR Repurchase as ceasing to be outstanding upon their repurchase (although such shares will continue to carry voting, dividend and other rights while held by Global Capital Re). Information about shares being offered, beneficial ownership after the Offering and the GCR Repurchase and other Selling Shareholders is subject to change pending final confirmation of Selling Shareholder participation in the Offering, prior to the pricing of the Offering. In particular, the extent to which The Goldman Sachs Group, L.P., Johnson & Higgins and their respective affiliates participate in the Offering could be substantially greater, and may be less, than the levels indicated above, depending on market demand, Selling Shareholder participation and other factors at the time of pricing. For further information about the calculation of beneficial ownership, see the footnotes below.


 (2) Includes 3,820,568 Ordinary Shares beneficially owned by certain investment limited partnerships, including GS Capital Partners, L.P., of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner or managing general partner. GS Group disclaims beneficial ownership of shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates. Also includes 599,921 Ordinary Shares beneficially owned by Goldman, Sachs & Co., also an affiliate of GS Group. Does not include certain shares held in customer accounts managed by affiliates of GS Group, which affiliates do not intend to exercise voting rights over such shares. Also does not include shares which may be held by Goldman, Sachs & Co. and certain of its affiliates as a result of market-making activities.


 (3) Consists of Ordinary Shares beneficially owned by Johnson & Higgins (Bermuda) Limited, a subsidiary of Johnson & Higgins. Does not include shares beneficially owned by Messrs. Olsen and Roxe, officers of Johnson & Higgins and directors of the Company.



 (4) If the Underwriters' over-allotment option is exercised in full, Johnson & Higgins (Bermuda) Limited will sell an additional 138,258 Ordinary Shares and may be deemed beneficially to own 1,003,144, or 4.1%, of the outstanding Ordinary Shares after the Offering.



 (5) Includes 3,000 Ordinary Shares issuable upon the exercise of options.



 (6) If the Underwriters' over-allotment option is exercised in full, Mr. Lerner will sell an additional 42,291 Ordinary Shares and may be deemed beneficially to own 10,942 or less than 1%, of the outstanding Ordinary Shares after the Offering.



 (7) Includes 28,192 Ordinary Shares issuable upon the exercise of options; does not include 376,746 shares held by Underwriters Reinsurance Company, a subsidiary of Alleghany Corporation.

 (8) Includes 26,576 Ordinary Shares issuable upon the exercise of options.



 (9) Includes 11,160 Ordinary Shares issuable upon the exercise of options.



(10) If the Underwriters' over-allotment option is exercised in full, Mr. Nason will sell an additional 1,682 Ordinary Shares and may be deemed beneficially to own 23,360, or less than 1%, of the outstanding Ordinary Shares after the Offering.



(11) Includes 7,397 Ordinary Shares issuable upon the exercise of options.



(12) Includes 7,595 Ordinary Shares issuable upon the exercise of options. Also includes 200 Ordinary Shares held by Mr. Deichmann for the benefit of his children and as to which he disclaims beneficial ownership.



(13) Includes 3,000 Ordinary Shares issuable upon the exercise of options. Does not include 4,417,489 shares which may be deemed to be beneficially owned by GS Group. See note (2) above. The general partners of Goldman, Sachs & Co. may be deemed to share beneficial ownership of the shares shown as beneficially owned by certain affiliates of GS Group. Mr. McNulty, who is a general partner of Goldman, Sachs & Co., disclaims beneficial ownership of the shares owned by GS Group and certain of its affiliates.



(14) If the Underwriters' over-allotment option is exercised in full, Mr. Olsen will sell an additional 813 Ordinary Shares and may be deemed beneficially to own 8,898, or less than 1%, of the outstanding Ordinary Shares after the Offering.



(15) Includes 3,000 Ordinary Shares issuable upon the exercise of options. Does not include 188,373 shares held by Southern California Physicians Insurance Exchange.



(16) If the Underwriters' over-allotment option is exercised in full, the John
     D. & Catherine T. MacArthur Foundation will sell an additional 37,835 Ordinary Shares and may be deemed beneficially to own 274,513, or 1.1%, of the outstanding Ordinary Shares after the Offering.



(17) If the Underwriters' over-allotment option is exercised in full, Underwriters Reinsurance Company will sell an additional 31,676 Ordinary Shares and may be deemed beneficially to own 229,826, or less than 1%, of the outstanding Ordinary Shares after the Offering.



(18) Includes (i) a total of 5,230 Ordinary Shares being offered by three Selling Shareholders who are directors of Johnson & Higgins, two of whom are also executive officers of Johnson & Higgins and one of whom is an executive officer of Willcox and (ii) 1,500 shares being offered by the Company's Director of Marine Underwriting.



(19) If the Underwriters' over-allotment option is exercised in full, 206 of these additional Selling Shareholders, taken together, will sell an additional 347,445 Ordinary Shares (with each such additional Selling Shareholder selling less than 16,000 additional Ordinary Shares) and all the additional Selling Shareholders, taken together, may be deemed beneficially to own 3,838,886, or 15.6%, of the outstanding Ordinary Shares after the Offering.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Upon assuming their current positions with the Company, each of the Named Executives and Mr. Newman has given a non-recourse note to the Company, in amounts ranging from $150,000 to $950,000, to finance purchases of Ordinary Shares. See "Management -- Provisions Governing the Board of
Directors -- Compensation of Directors" and " -- Executive
Compensation -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

CERTAIN BUSINESS RELATIONSHIPS

     Goldman, Sachs & Co. was a founding sponsor of the Company. Together with GS Capital Partners, L.P., of which an affiliate of Goldman, Sachs & Co. is the sole general partner, and certain other affiliated investment partnerships, Goldman, Sachs & Co. own 4,420,489 Ordinary Shares (calculated on the basis set forth in the notes to "Principal and Selling Shareholders"), 3,550,000 of which were purchased in the Company's initial share placement in 1993 at the initial offering price of $20.00 per share. One of the Company's directors is a limited partner of Goldman, Sachs & Co. and another is a general partner of Goldman, Sachs & Co. See "Management."


     Goldman, Sachs & Co. acted as financial adviser and placement agent for the Company in connection with the Company's organization and initial share placement in 1993, for which they received fees totalling approximately $6.9 million and reimbursement of certain expenses. In addition, as partial consideration for those services, the Company granted to Goldman, Sachs & Co. warrants to purchase 792,875 Ordinary Shares and granted to GS Capital Partners, L.P. and certain other affiliated investment partnerships warrants to purchase 1,524,765 Ordinary Shares, all of which had an exercise price of $11.00 per share, or $25.5 million in the aggregate. These entities exercised their warrants in full immediately prior to the closing for the 1995 IPO and sold a total of 1,450,151 Ordinary Shares in that offering. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc. and Smith Barney Inc. acted as representatives of the underwriters in the 1995 IPO, in which the underwriters received aggregate underwriting discounts and commissions of approximately $9,142,500 from the selling shareholders in such offering. The Company has agreed to indemnify Goldman, Sachs & Co. and their affiliates against certain liabilities, including liabilities under the Securities Act and in connection with the organization of the Company.


     GSAMI, an affiliate of Goldman, Sachs & Co., performs asset management services for Global Capital Re pursuant to the Investment Advisory Agreement. This agreement provides for an annual fee based on the value of Global Capital Re's investment portfolio and may be terminated by either party upon 30 days' notice. In addition, this agreement provides that GSAMI may effect portfolio transactions for Global Capital Re with or through GSAMI or any of its affiliates, acting as agent or as principal, and in each such case GSAMI or such affiliate may earn commissions in addition to the advisory fees under the agreement. GSAMI may also invest a portion of the portfolio in funds managed by affiliates of Goldman, Sachs & Co. Pursuant to this agreement, the Company paid advisory fees and brokerage commissions to GSAMI and its affiliates totalling $497,000 and $559,000 during the years ended September 30, 1994 and 1995, respectively, and $282,000 during the six months ended March 31, 1996.

     Goldman, Sachs & Co. have entered into an undertaking and indemnification agreement with the Company pursuant to which they have agreed, in general, that if any Goldman Sachs Person becomes a United States 25% Shareholder (in compliance with certain provisions of the Articles), no Goldman Sachs Person would be a United States 25% Shareholder for a period of 29 consecutive days or more at any time or for a period of 29 days or more during any single calendar quarter and no Goldman Sachs Person would exceed a 29% ownership threshold at any time.

     Johnson & Higgins was a founding sponsor of the Company. Together with its affiliates, Johnson & Higgins beneficially owns 1,644,418 Ordinary Shares, 1,000,000 of which were pur-chased in the Company's initial share placement at the initial offering price of $20.00 per share. Two of the Company's directors are officers of Johnson & Higgins. See "Management."

     Johnson & Higgins provided reinsurance advice in connection with the organization of the Company in 1993 and, in consideration therefore, the Company granted to Johnson & Higgins (Bermuda) Limited and another Johnson & Higgins affiliate warrants to purchase 986,015 Ordinary Shares at an exercise price of $11.00 per share, or $10.8 million in the aggregate. These affiliates exercised these warrants in full immediately prior to the 1995 IPO and sold a total of 327,659 Ordinary Shares in that Offering. The Company also reimbursed Johnson & Higgins for certain expenses relating to the organization of the Company.

     Willcox, an affiliate of Johnson & Higgins and one of the world's largest reinsurance intermediaries, provides reinsurance brokerage services to clients of the Company on a regular basis and accounted for approximately 11% of GCR's premiums written under contracts in force on March 31, 1996. Willcox also provides certain insurance brokerage services to GCR directly. For the first six months of fiscal year 1996, GCR purchased insurance coverage through Willcox, for which Willcox earned brokerage commissions of $52,000.

     Underwriters Reinsurance Company holds 500,000 Ordinary Shares, which it purchased in the Company's initial share placement at the initial offering price of $20.00 per share (after giving effect to the Share Split). The Chairman of Underwriters Reinsurance Company, a subsidiary of Alleghany Corporation, Steven
H. Newman, is the non-executive Chairman of the Board of Directors of the Company and holds 47,500 Ordinary Shares and options to purchase 70,480 additional Ordinary Shares. Underwriters Reinsurance Company is engaged in the reinsurance business, including the writing of property catastrophe reinsurance. See "Management."

     Donald J. Zuk, a member of the Board, is also President and Chief Executive Officer of the Southern California Physicians Insurance Exchange, which holds 188,373 Ordinary Shares.

REGISTRATION RIGHTS

     Pursuant to an agreement dated as of December 18, 1995, the Company has agreed to provide Goldman, Sachs & Co. and Johnson & Higgins (each, a "Rightholder") with registration rights for Ordinary Shares held by them and certain of their affiliates (collectively, a "Holder Group"). Under this agreement, each Rightholder has the right to require the Company, on one occasion, to register Ordinary Shares under the Securities Act for sale in the public market, in an underwritten offering, block trades from time to time or otherwise, and the other Holder Group not making the demand will have the right to participate in such registration on a second-priority basis. The Company generally may include other Ordinary Shares in any such demand registration, on a third-priority basis subject to a customary underwriter's reduction. The total amount of shares registered pursuant to any such demand must equal or exceed $10 million. In addition, if the Company proposes to file a registration statement covering Ordinary Shares at any time, each Rightholder will have the right to include Ordinary Shares held by its Holder Group in the registration, in each case on a first-priority basis with any other shareholders and on a second-priority basis with the Company, pro rata according to the relevant respective holdings and subject to a customary underwriter's reduction. The Company has agreed to indemnify each Rightholder and certain of its affiliates in respect of certain liabilities, including civil liabilities under the Securities Act, and to pay certain expenses, relating to such registrations. See "-- Certain Business Relationships." Each Rightholder's rights under the agreement terminates when its Holder Group ceases to hold at least 50% (in the case of the demand rights) or 25% (in the case of joining rights) of the Ordinary Shares held by it immediately after the 1995 IPO (subject to adjustment for any future share split, dividend, combination or similar event and except in some cases for shares that, in whole or in part, are excluded from a registration due to an underwriter's reduction or were acquired on exercise of the Sponsors' Warrants). The Company has also agreed to maintain a registration statement covering sales that may be effected by Goldman, Sachs & Co. from time to time in connection with market-making transactions. See "Underwriting."

                         DESCRIPTION OF CAPITAL SHARES

     The following summary of the Company's capital shares does not purport to be complete and is subject in all respects to applicable law of the Cayman Islands and to the provisions of the Company's Memorandum and Articles, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The authorized share capital of the Company consists of two classes of shares: (i) 50,000,000 Ordinary Shares, par value $0.10 per share, of which 25,668,255 Ordinary Shares were outstanding at March 31, 1996 and (ii) 25,000,000 other shares, par value $0.10 per share, none of which were outstanding at March 31, 1996. As of May 1, 1996, there were 482 holders of record of the Company's Ordinary Shares. Substantially all of the Ordinary Shares that are publicly traded are currently held of record by Cede & Co., a nominee of The Depository Trust Company. Immediately after the Offering and the GCR Repurchase, 1,000,000 of the outstanding Ordinary Shares will be held by Global Capital Re. See "Prospectus Summary -- The Offering and the GCR Repurchase."

ORDINARY SHARES

     All outstanding Ordinary Shares are validly issued, fully paid and nonassessable. The Ordinary Shares have no conversion, preemptive or sinking fund rights. Holders of the Ordinary Shares are entitled to receive dividends ratably when, as and if declared by the Board, and to share ratably in the assets of the Company upon dissolution and liquidation thereof.

     Outstanding Ordinary Shares are currently not subject to redemption by the Company. The Company's Memorandum and Articles designate all Ordinary Shares as redeemable ordinary shares; this permits the Company to create in the future Ordinary Shares that would be redeemable at the option of the Company, but only with the approval of the holders of the outstanding Ordinary Shares, by special resolution.

     Each holder of an Ordinary Share present at a meeting is entitled to one vote if the action is to be taken by a show of hands, and one vote per Ordinary Share held by such holder in the case of action by poll, subject to reduction as described under "-- Limitation on Voting Rights." Voting rights of Ordinary Shares are not cumulative, which means that holders of a majority of the outstanding Ordinary Shares entitled to vote at a general meeting will be able to elect all of the directors of the Company to be elected at such meeting.

     For a description of the Board arrangements to be in effect upon the closing of the Offering, see "Management -- Executive Officers and Directors" and "-- Provisions Governing the Board of Directors -- Number and Terms."

SHAREHOLDER MEETINGS AND RELATED MATTERS

     The Articles provide that the quorum required for a general meeting of the shareholders is at least 50% of the combined voting power of all outstanding shares of the Company. Any amendment to the Memorandum or Articles (including changes to the corporate name or objects and increases in, or consolidation, division or subdivision of, share capital), any reduction in share capital, any capital redemption reserve fund or any share premium account and any voluntary liquidation, dissolution or winding-up of the affairs of the Company will require approval by a special resolution of the shareholders of the Company. In addition, any action to vary the rights of any class of shares shall require a special resolution of the shareholders of that class. A special resolution may be adopted by the vote of the shareholders holding at least 66 2/3% of the combined voting power of all shares present and entitled to vote at a duly called and held general meeting. All other matters, including the election of directors, voted upon at any duly held general meeting of shareholders shall be carried by the vote of a majority of the combined voting power of all shares held by shareholders represented, in person or by proxy, and entitled to vote at the meeting. The directors may at any time convene a general meeting of the Company, of which the Company must provide at least 10 business days' notice. Shareholders are not entitled to call a meeting or, unless the directors so request, to act by written consent. The percentages described above are to be calculated after giving effect to the limitation on voting rights described below.

     Shareholders have the right to nominate directors to the Board and to submit proposals for consideration by the Board at annual or extraordinary general meetings. In order to exercise this right, shareholders must deliver written notice to the Secretary of the Company not later than 60 days prior to an annual general meeting and not later than 10 days following the date notices are first sent to shareholders of extraordinary general meetings. In each case, the written notice must contain certain information such as the name and address of the person submitting the proposal, an indication of the number of shares held by such person, information required by the U.S. federal securities laws and, with respect to nominated directors, the consent of the directors so nominated.

     Reference in this section to "shares" means all capital shares of the Company, which at present are only the Ordinary Shares. The directors, and only the directors, are entitled under the Articles to call a general meeting or a vote of shareholders of a particular class of shares, in which case the provisions described in this section would apply with respect to the shareholders of such class, acting as a separate class.

LIMITATION ON VOTING RIGHTS

     Each Ordinary Share has one vote on a poll of the shareholders, except that, if and for as long as the number of issued Controlled Shares (as defined below) of any U.S. person would constitute 10% or more of the issued shares of the Company (after giving effect to any prior reduction in voting power as described below), each such issued Controlled Share, regardless of the identity of the registered holder thereof, will confer a fraction of a vote as determined by the following formula (the "Formula"):

          (T - C) divided by (9.1 X C)

Where: "T" is the aggregate number of votes conferred by all the issued voting shares immediately prior to that application of the Formula with respect to any particular shareholder, adjusted to take into account any prior reduction taken with respect to any other shareholder pursuant to the "sequencing provision" described below; and

        "C" is the number of issued Controlled Shares attributable to such person. "Controlled Shares" of any U.S. person refers to all voting shares owned by such person, whether directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Code, together with all shares that such person is deemed to own beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder (including shares as to which beneficial ownership is disclaimed or would not otherwise exist by reason of certain statutory exceptions). With respect to any broker, dealer or investment adviser registered as such under the U.S. federal securities laws (and its affiliates), "Controlled Shares" do not include shares that are Controlled Shares solely because such broker, dealer or adviser has discretionary authority to vote or dispose of such shares on behalf of a client, if the voting rights carried by such shares are not being exercised by such broker, dealer or adviser (and the Company has received satisfactory assurances of the same).

The Formula will be applied successively as many times as may be necessary to ensure that no person will be a United States 10% Shareholder (as defined below) at any time (the "sequencing provision"). For the purposes of determining the votes exercisable by shareholders as of any date, the Formula will be applied to the shares of each shareholder in declining order based on the respective numbers of total Controlled Shares attributable to all shareholders. Thus, the Formula will be applied first to the votes of shares held by the shareholder to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the shareholder with the next largest number of total Controlled Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued voting shares as of such date, as reduced by the application of the Formula to any issued shares of any shareholder with a larger number of total Controlled Shares as of such date. "United States 10% Shareholder" means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Code, issued shares of the Company carrying 10% or more of the total combined voting rights attaching to all issued shares.

     As a result of the provisions described above, the grant by a shareholder of a revocable proxy to vote his shares (whether in the context of a proxy contest for the election of the Company's directors or any other matter requiring a shareholder vote) could result in a reduction of the voting power associated with such shares. This could occur because, as a result of the proxy grant, the grantee (and certain related persons) could be deemed to have acquired beneficial ownership of the proxy shares and, if the grantee (or any such related person) were a U.S. person, the proxy shares would become Controlled Shares of the grantee (or such related persons). If the grantee (and such related persons) already held a sufficiently large number of Controlled Shares so that, after the grant, his (or their) Controlled Shares exceeded the 10% threshold described above, then all his (or their) Controlled Shares, including the proxy shares, would be subject to a reduction in voting power pursuant to the provisions described above, even though the proxy shares were held by the grantor and in the absence of the proxy grant would not have been subject to such a reduction. This would not apply with respect to proxies solicited by the Company in connection with its annual meetings or other matters.

     The directors are empowered to require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other members or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

     The directors retain limited discretion to make such final adjustments to the aggregate number of votes attaching to the voting shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a United States 10% Shareholder at any time.

RESTRICTIONS ON TRANSFER

     The Articles contain several provisions restricting the transferability of Ordinary Shares. The directors are required to decline to register a transfer of shares if they have reasons to believe that the result of such transfer would be
(i) to increase the number of total Controlled Shares of any U.S. person other than a Goldman Sachs Person to 10% or more of the shares of the Company, (ii) to increase the number of total Controlled Shares of any Goldman Sachs Person to 10% or more of the shares of the Company without the prior written consent of Goldman, Sachs & Co. or (iii) that a Goldman Sachs Person would become or continue to be a United States 25% Shareholder, in each case without giving effect to the limitation on voting rights described above. "Goldman Sachs Person" means any of Goldman, Sachs & Co. and their affiliates and "United States 25% Shareholder" means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Code, more than 25% of either (i) the total combined voting rights attaching to the issued Ordinary Shares and the issued shares of any other class of the Company or (ii) the total combined value of the issued Ordinary Shares and any other issued shares of the Company, determined pursuant to Section 957 of the Code. Similar restrictions apply to the Company's ability to issue or repurchase shares. These transfer, issuance and repurchase restrictions would terminate when no Goldman Sachs Person holds total Controlled Shares representing 10% or more of the Company's shares.

     These restrictions provide an exception for Goldman, Sachs & Co. to exceed the 25% threshold solely in connection with market-making transactions, as long as they do not exceed the 25% threshold for more than 29 consecutive days at any time or for more than 29 days during any single calendar quarter, and as long as they do not exceed a 29% ownership threshold at any time. In addition, these restrictions would permit share transfers or issuances to any person acting as an underwriter pursuant to an agreement with the Company.

     The directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe (i) that such transfer may expose the Company, any subsidiary thereof, any shareholder or any person ceding insurance to the Company or any such subsidiary to adverse tax or regulatory treatment in any jurisdiction (including treatment of shareholders as United States shareholders of a CFC after the restriction described above is no longer in effect) or (ii) that registration of such transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected.

     The Company is authorized to request information from any holder or prospective acquiror of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any such transaction if complete and accurate information is not received as requested.


     Maples and Calder, Cayman Islands counsel to the Company, have advised the Company that while the precise form of the restrictions on transfer contained in the Articles is untested, as a matter of general principle, restrictions on transfers are enforceable under Cayman Islands law and are not uncommon. A registered holder of Ordinary Shares will be deemed to own such Ordinary Shares for all purposes (including dividend, voting and reporting purposes) until a transfer of such Ordinary Shares has been registered on the stock transfer records of the Company, including in the case of a purported transfer of Ordinary Shares in violation of the restrictions on transfer, and as to which registration is refused. However, a purported transfer as to which registration is refused may give rise to certain beneficial rights of the proposed transferee as against the proposed transferor.


     If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within thirty days of such refusal. The Articles also provide that the Board may suspend the registration of transfers for any reason and for such periods as the Board may determine, provided that they may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

     The directors may designate the Company's Chief Executive Officer to exercise their authority to decline to register transfers or to limit voting rights as described above, or to take any other action, for as long as such officer is also a director.

OTHER CLASSES OR SERIES OF SHARES

     The Articles authorize the directors to create and issue one or more classes or series of shares and determine the rights and preferences of each such class or series, to the extent permitted by the Articles and applicable law. Among other rights, the directors may determine: (i) the number of shares of that class or series and the distinctive designation thereof; (ii) the voting powers, full or limited, if any, of the shares of that class or series; (iii) the rights in respect of dividends on the shares of that class or series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that class or series and any limitations, restrictions or conditions on the payment of dividends; (iv) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that class or series, which the holders of the shares of that class or series shall be entitled to receive upon any liquidation, dissolution or winding up of the Company; (v) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that class or series may be redeemed, and any limitations, restrictions or conditions on such redemption; (vi) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that class or series; (vii) the terms, if any, upon which the shares of that class or series shall be convertible into or exchangeable for shares of any other class, classes or series, of securities, whether or not issued by the Company; (viii) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Company so long as any shares of that class or series are outstanding; and (ix) any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law or the Articles.

     In the event that the directors establish a separate class of shares of the Company, the directors (and only the directors) are authorized to call a meeting of that particular class of shares and to call for a vote of the holders of that class, acting separately as a single class. In addition, once a separate class of shares is issued, the rights attaching to that class of shares can be varied only with the written consent of the holders of at least 75% of the shares of that class or the approval of a special resolution passed by the holders of that class of shares.

     The restrictions on voting and ownership of the Company's shares, the authority of the Board to issue other classes of shares with such voting and other rights as they determine, the inability of shareholders to require that a shareholders' meeting be called and certain other provisions of the Articles, as well as certain requirements of Cayman Islands law (see "-- Differences in Corporate Law"), could have the effect of discouraging an attempt to obtain control of the Company through certain actions.

SHAREHOLDERS' AGREEMENT

     The Company has entered into an Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement") with all holders of Ordinary Shares acquired by them in the Company's initial private placement in 1993 (such holders, the "Original Holders" and such shares, other than those sold in the 1995 IPO or to be sold in the Offering, the "Original Shares"). Pursuant to the Shareholders' Agreement, (i) the Original Holders acknowledge and agree that the Original Shares have not been registered under the Securities Act and, accordingly, may not be transferred unless they are first so registered or are transferred pursuant to an available exemption from the registration requirements of the Securities Act, such as Rule 144 thereunder, and that certificates evidencing Original Shares will bear a restrictive legend to that effect (in each case subject to the Company's right to waive these requirements in compliance with applicable law), and (ii) the Company agrees to use its best efforts to satisfy certain information reporting requirements necessary to permit Original Holders to sell Original Shares into the open market in reliance on the exemption provided by Rule 144 (see "Shares Eligible for Future Sale"), and to cause any Original Shares that become freely tradeable in accordance with the requirements of the Securities Act to be approved for quotation in the Nasdaq National Market. Transferees of Original Shares that have not been registered under the Securities Act or sold in transactions pursuant to Rule 144 will be required to become parties to the Shareholders' Agreement with respect to such shares. The Shareholders' Agreement will prohibit Original Shareholders from selling any Original Shares for a period of 90 days beginning on the date of the final prospectus for the Offering without the consent of the Underwriters.

TRANSFER AGENT

     The Company's registrar and transfer agent for all Ordinary Shares is Chemical Mellon Shareholder Services, L.L.C.

DIFFERENCES IN CORPORATE LAW

     The Companies Law of the Cayman Islands is modeled after English legislation, and differs in certain aspects from the corporate laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of the more significant provisions of the Companies Law (including any modifications adopted pursuant to the Articles) applicable to the Company which differ from provisions generally applicable to United States corporations and their shareholders. These statements are a brief summary of certain significant provisions of Cayman Islands

Companies Law and, as such, do not deal with all aspects of every law that may be relevant to corporations and their shareholders.

  INTERESTED DIRECTORS

     Subject to disclosure of the interest to the other directors and to the Company, the Articles provide that any transaction entered into by the Company in which a director has an interest is not voidable by the Company nor can such director be liable to the Company for any profit realized pursuant to such transaction.

  DIVIDENDS

     Under the Articles the Company may pay dividends, other than share dividends, only out of accumulated or current year's profits and contributed or share premium (broadly equivalent to paid-in-surplus) and not out of share capital other than share premium.

  MERGERS AND SIMILAR ARRANGEMENTS

     The Company may acquire the business of another company and carry on such business when it is within the objects of its Memorandum. Under the Companies Law of the Cayman Islands, the Company may merge or amalgamate with another company and may reorganize or reconstruct itself pursuant to a plan that is approved by the holders of not less than 75% of the Ordinary Shares present and voting on the matter (after giving effect to the voting limitation described above) and thereafter sanctioned by the Cayman Islands courts. While a dissenting shareholder may have the right to express to a Cayman Islands court his view that the transaction sought to be approved would not provide the shareholders with the fair value of their shares, (i) the court ordinarily would not disapprove the transaction on that ground absent other evidence of fraud or bad faith, and (ii) if the transaction were approved and consummated, the dissenting shareholder would have no rights comparable to the appraisal rights (i.e., rights to receive payments in cash for the judicially determined value of their shares) ordinarily available to dissenting shareholders of U.S. corporations.

  TAKEOVERS

     Cayman Islands law also provides that where an offer is made by a company for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the dissenting shareholders to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to prevent the requirement of such transfer, which it will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

  SHAREHOLDERS' SUITS

     There has until recently been no official law reporting in the Cayman Islands, and actions subject to the Confidential Relationships (Preservation) Law 1976, as amended, are held in closed court. However, recently a derivative action was successfully brought by a shareholder in the Cayman Islands and, in this regard, the Cayman Islands courts ordinarily would be expected to follow English precedent, which would permit a minority shareholder to commence an action against or a derivative action in the name of the corporation only (i) where the act complained of is alleged to be beyond the corporate power of the corporation or illegal, (ii) where the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the corporation, (iii) where the act requires approval by a greater percentage of the corporation's shareholders than actually approved it or (iv) where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the corporation's memorandum of association.

  INDEMNIFICATION

     Cayman Islands law does not specifically limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be able to enforce indemnification for his own dishonesty or wilful neglect or default.

     The Articles contain provisions providing for the indemnity by the Company of an officer, director, or trustee of the Company for all actions, proceedings, claims, costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default, respectively.

  INSPECTION OF BOOKS AND RECORDS

     Shareholders of a company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     After consummation of the Offering (assuming no exercise of the overallotment option by the Underwriters) and the GCR Repurchase, the Original Holders will continue to hold Original Shares, which will total approximately 14,024,630 shares. The Original Shares have not been registered under the Securities Act and are not currently traded in the public market. The Company believes that, subject to the lock-up relating to the Offering described below, all the Original Shares are currently eligible for sale into the public market pursuant to Rule 144 under the Securities Act, subject to the volume and other limitations of that Rule described below, and that in October 1996 at least 64.5% of the Original Shares will become freely tradeable under that Rule without regard to such limitations. In addition to the Original Shares, 631,925 Ordinary Shares are issuable upon the exercise of outstanding options held by employees and directors of the Company.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years, including an "affiliate" of the issuer, is entitled to sell, within any three-month period, that number of such shares that does not exceed the greater of one percent of the then-outstanding shares of the same class (all Ordinary Shares in the case of the Company) or of the average weekly trading volume of the then-outstanding shares of such class during the four calendar weeks preceding the date on which notice of each such sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements as to manner of sale, notice and availability of current information about the issuer for at least 90 days. Under Rule 144(k), a person who is not deemed to be (and during the three months preceding the sale was not) an "affiliate" of the issuer, and whose shares were not acquired by it or any prior holder from the issuer or any "affiliate" thereof during the three years preceding the proposed sale, is entitled to sell such shares under Rule 144 without regard to the resale volume and other limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by or is under the common control with such issuer.

     The holders of all the Original Shares (and all the options referred to above) have agreed not to sell such shares (or any shares issued on exercise of such options) during a period of 90 days beginning on the date of this Prospectus without the prior written consent of the representatives of the Underwriters. The representatives may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to these agreements. The Company has agreed to a similar restriction. These agreements will not apply to sales in the Offering or to the issuance, by the Company, of options pursuant to employee plans existing on the date of this Prospectus or to the issuance of shares upon the exercise of employee or director options, nor will these restrictions apply to stabilization, brokerage and ordinary course of business transactions by Goldman, Sachs & Co. and their affiliates or sales by Goldman, Sachs & Co. in connection with market-making transactions. See "Underwriting." In addition, after the Offering and the GCR Repurchase, Goldman, Sachs & Co. and Johnson & Higgins and their respective affiliates will hold registration rights relating to approximately 34.3% of the Original Shares, which rights may be exercised following the 90-day period described above. See "Certain Relationships and Related Party Transactions -- Registration Rights."


     The Company expects to provide for Securities Act registration of Ordinary Shares to be acquired by employees and directors from time to time pursuant to options and other compensation arrangements provided by the Company (including most of the shares issued on exercise of the 631,925 options specified above), so that such shares may be sold into the public market from time to time without regard to any holding period requirement. No such sales would be permitted during the 90-day lock-up period relating to this Offering, although the registration could be effected during this period.

     Trading of the Ordinary Shares commenced on the Nasdaq National Market on December 19, 1995. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Ordinary Shares, or the perception that such sales could occur, could adversely affect prevailing market prices of the Ordinary Shares.

                           CERTAIN TAX CONSIDERATIONS

     The following summary of the taxation of the Company and Global Capital Re and the taxation of shareholders of the Company is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. The statements of United States federal income tax law set forth below represent the opinion of Sullivan & Cromwell, United States counsel to the Company. The statements of Bermuda and Cayman Islands tax law set forth below represent the opinions of Appleby, Spurling & Kempe, Bermuda counsel to the Company, and Maples and Calder, Cayman Islands counsel to the Company, respectively.

TAXATION OF THE COMPANY AND GLOBAL CAPITAL RE

  BERMUDA

     Global Capital Re and the Company have each been granted an undertaking by the Minister of Finance of the Government of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, which exempts each of Global Capital Re, the Company and their respective shareholders, until March 28, 2016, from any Bermudian taxes computed on profits or income or on any capital gains or appreciation or any tax in the nature of estate duty or inheritance tax (apart from the application of any such tax or duty on such persons as are ordinarily resident in Bermuda and apart from taxes on land in Bermuda owned by or leased to Global Capital Re or the Company).

  CAYMAN ISLANDS

     On the basis of the current legislation of the Cayman Islands, there are no income, profit, capital transfer, capital gains, inheritance or other similar taxes that would be applicable to the profits or gains of the Company.

     The Company has received an undertaking, dated June 1, 1993, from the Governor-in-Counsel of the Cayman Islands to the effect that, for a period of 20 years from the date thereof, no law that is enacted in the Cayman Islands after such date imposing a tax to be levied on profits or income or gains or appreciation shall apply to the Company or its operations and no such tax nor any tax in the nature of estate duty or inheritance tax shall be payable on the shares, debentures or other obligations of the Company.

  UNITED STATES

     The Company believes that the Company and Global Capital Re do not conduct business within the United States. Accordingly, the Company and Global Capital Re do not file United States income tax returns. However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Internal Revenue Code (the "Code") or regulations or court decisions, there can be no assurance that the Internal Revenue Service ("IRS") will not contend that Global Capital Re is engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of a tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation can anticipate an allowance of deductions and credits only if it files a United States income tax return. Under regulations, the foreign corporation would be entitled to deductions and credits for the taxable year only if the return for that year is timely filed under rules set forth therein. Penalties may be assessed for failure to file tax returns. The federal tax rates currently are a maximum of 35% for a corporation's effectively connected income and 30% for branch profits tax. The branch profits tax is imposed on net income after subtracting the regular corporate tax and making certain other adjustments.

     Under the income tax treaty between Bermuda and the United States (the "Treaty"), Global Capital Re is subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Treaty have been issued. While there can be no assurance, the Company does not believe that Global Capital Re has a permanent establishment in the United States. Global Capital Re would not be entitled to the benefits of the Treaty if (i) less than 50% of Global Capital Re's stock were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) Global Capital Re's income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. While there can be no assurance, the Company believes that no exception to Treaty benefits will apply after the sale of Ordinary Shares offered hereby.

     Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States as enumerated in section 881(a) of the Code (such as dividends and certain interest on investments). To date the Company and Global Capital Re have paid no such taxes.

     The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to Global Capital Re are 4% for directly-written casualty insurance premiums and 1% for reinsurance premiums.

     PROPOSED LEGISLATION. The Treasury Department has announced proposals that would affect the taxation of a foreign insurance company if 50% or more of the company's net premiums are attributable to the insurance or reinsurance of risks of related persons. While Global Capital Re intends to operate in a manner so that less than 50% of its premium income would be attributable to the insurance or reinsurance of risks of related persons, there can be no assurance that it will in fact do so or that any proposals enacted would not adversely affect the Company, Global Capital Re or holders of Ordinary Shares.

TAXATION OF SHAREHOLDERS

  CAYMAN ISLANDS TAXATION

     Shareholders will not be subject to income, capital gains, withholding, stamp, or other taxes in the Cayman Islands on dividends paid by the Company or on gains from the sale, exchange or other disposition of Ordinary Shares. Shareholders will not be subject to Cayman Islands estate duty or inheritance taxes.

  BERMUDA TAXATION

     Dividends paid by the Company are not subject to Bermuda withholding tax.

  UNITED STATES TAXATION OF U.S. AND NON-U.S. SHAREHOLDERS

  UNITED STATES SHAREHOLDERS

     GENERAL. The following discussion summarizes certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Ordinary Shares by a beneficial owner of Ordinary Shares that is (i) a citizen or resident of the United States, (ii) a United States domestic corporation or
(iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of Ordinary Shares. This summary deals only with Ordinary Shares acquired by purchasers in the Offering and held as capital assets and does not deal with the tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold Ordinary Shares as part of hedging or conversion transactions and investors whose functional currency is not the U.S. dollar) may be subject to special rules. Prospective purchasers of Ordinary Shares are advised to consult their own tax advisers with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other laws to which they may be subject.

     DIVIDENDS. Distributions with respect to the Ordinary Shares will be treated as ordinary dividend income to the extent of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the "controlled foreign corporation" or "passive foreign investment company" rules. Such dividends will not be eligible for the dividends-received deduction allowed to United States corporations under the Code. The amount of any distribution in excess of the Company's current and accumulated earnings and profits will first be applied to reduce the holder's tax basis in the Ordinary Shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of the Ordinary Shares.

     CLASSIFICATION OF GCR AS A CONTROLLED FOREIGN CORPORATION. Under section 951(a) of the Code, each "United States shareholder" of a "controlled foreign corporation" ("CFC") who owns shares in the CFC directly or indirectly on the last day of the CFC's taxable year must include in its gross income for United States federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. The Company anticipates that substantially all of the income of the Company and Global Capital Re will be subpart F income. Under Code section 951(b), any U.S. corporation, citizen, resident or other U.S. person who owns, directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in Code section 958(b), generally applying to family members, partnerships, estates, trusts or controlled corporations or holders of certain options), 10% or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a "United States shareholder." In general, a foreign insurance company such as Global Capital Re is treated as a CFC only if such "United States shareholders" collectively own more than 25% of the total combined voting power or total value of the corporation's stock for an uninterrupted period of 30 days or more during any tax year. The Company believes that, because of the dispersion of the Company's share ownership among holders other than Goldman, Sachs & Co. and their affiliates and the restrictions on transfer of Ordinary Shares, shareholders who acquire Ordinary Shares in the Offering will not be subject to treatment as United States shareholders of a

CFC. In addition, because the Company's Articles provide that no single shareholder (including Goldman, Sachs & Co. and its affiliates) is permitted to hold as much as 10% of the total combined voting power of the Company, shareholders of the Company should not be viewed as United States shareholders of a CFC for purposes of these rules. However, there can be no assurance that these rules will not apply to shareholders of the Company. Accordingly, U.S. persons who might directly or though attribution acquire 10% or more of the stock of the Company should consider the possible application of the CFC rules.

     RPII COMPANIES. Different definitions of "United States shareholder" and "controlled foreign corporation" are applicable in the case of a foreign corporation which earns "related person insurance income" ("RPII"). RPII is defined in Code section 953(c)(2) as any "insurance income" attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "United States shareholder" or a "related person" to such a shareholder. In general, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance in connection with risks located in a country other than the country under the laws of which the controlled foreign corporation is created or organized and which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company.

     Generally, the term "related person" for this purpose means someone who controls or is controlled by the U.S. shareholder or someone who is controlled by the same person or persons which control the U.S. shareholder. "Control" is measured by either more than 50% in value or more than 50% in voting power of stock applying constructive ownership principles similar to the rules of section 958 of the Code. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules similar to those contained in section 958, more than 50%, measured by vote or value, of the stock of the corporation. For purposes of inclusion of Global Capital Re's RPII in the income of United States shareholders, unless an exception applies, the term "United States shareholder" includes all U.S. persons who beneficially own any amount (rather than 10% or more) of Global Capital Re's stock. Global Capital Re will be treated as a controlled foreign corporation for RPII purposes if such persons collectively own, directly or indirectly, 25% or more of the stock of Global Capital Re by vote or value for an uninterrupted period of at least 30 days during any taxable year.

     In determining the "United States shareholders" of Global Capital Re, stock of Global Capital Re held indirectly by U.S. persons through the Company or any non-U.S. entity is treated as held by United States shareholders, but the constructive ownership rules of section 958(b) of the Code do not apply. Accordingly, U.S. persons holding options to subscribe for unissued shares of the Company are not treated as "United States shareholders" of Global Capital Re.

     RPII EXCEPTIONS. The special RPII rules do not apply if (A) direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated as owning less than 20% of the voting power and less than 20% of the value of the stock of Global Capital Re, (B) RPII, determined on a gross basis, is less than 20% of Global Capital Re's gross insurance income for the taxable year, (C) Global Capital Re elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a United States trade or business and to waive all treaty benefits with respect to RPII, or (D) Global Capital Re elects to be treated as a United States corporation. Global Capital Re does not intend to make either of the described elections. Where none of these exceptions applies, each United States person owning or treated as owning stock in the Company (and therefore, indirectly, in Global Capital Re) at the end of any taxable year, will be required to include in its gross income for United States federal income tax purposes its share of the RPII for the entire taxable year, determined as if all such RPII were distributed proportionately only to such United States shareholders at that date, but limited to Global Capital Re's current-year earnings and profits and reduced by the shareholder's pro rata share, if any, of certain prior-year deficits in earnings and profits.

     COMPUTATION OF RPII. In order to determine how much RPII Global Capital Re has earned in each fiscal year, the Company intends to obtain and rely upon information from its insureds to determine whether any of the insureds or persons related to such insureds own shares of the Company and are U.S. persons. Global Capital Re intends to include in its insurance application and renewal forms, or related documents, a provision requesting information as to whether the policyholders (or a related person) are or have been, and a notice if they should become, a U.S. shareholder of the Company. In addition, Global Capital Re will send a letter after each fiscal year to each person who was a policyholder during the year asking the policyholder to represent whether it was a U.S. shareholder of the Company or related to a U.S. shareholder during the year. For any taxable year in which Global Capital Re's gross RPII is 20% or more of its gross insurance income for the year, the Company may also seek information from its shareholders as to whether beneficial owners of its shares at the end of the year are United States persons so that the RPII may be determined and apportioned among such persons. To the extent the Company is unable to determine whether a beneficial owner of shares is a U.S. person, the Company may assume that such owner is not a U.S. person, thereby increasing the per share RPII amount for all U.S. shareholders. Although Global Capital Re intends to operate in a manner that would minimize the RPII portion of Global Capital Re's gross insurance income and the proportion of its direct and indirect insureds that own shares of the Company, there can be no assurances that investors will not be required to include amounts in income in respect of RPII in any taxable year.

     APPORTIONMENT OF RPII TO U.S. SHAREHOLDERS. If Global Capital Re's RPII for any future fiscal year exceeds 20% of its gross insurance income, every U.S. person who owns, directly or indirectly, Ordinary Shares on the last day of that year will be required to include in gross income its share of Global Capital Re's RPII for such year, whether or not distributed. A U.S. person who owns Ordinary Shares during the Company's fiscal year but not on the last day of the fiscal year for which Global Capital Re is a controlled foreign corporation within the meaning of the RPII provisions of the Code, which would normally be September 30, is not required to include in gross income any part of Global Capital Re's RPII. Correspondingly, a U.S. person who owns Ordinary Shares on the last day of the fiscal year in which Global Capital Re is a controlled foreign corporation for purposes of those provisions is required to include in its income its share of the RPII for the entire year, even though it does not own the Ordinary Shares for the entire year.

     INFORMATION REPORTING. Each U.S. person who is a direct or indirect shareholder of the Company on the last day of the Company's fiscal year must attach to the income tax or information return it would normally file for the period which includes that date a Form 5471 if Global Capital Re is a CFC for RPII purposes for any continuous thirty-day period during its fiscal year, whether or not any net RPII income is required to be reported. Global Capital Re will not be considered to be a CFC for this purpose and, therefore, Form 5471 will not be required, for any fiscal year in which Global Capital Re's gross RPII constitutes less than 20% of its gross insurance income. For any year in which Global Capital Re's gross RPII constitutes 20% or more of its gross insurance income, the Company intends to provide Form 5471 to its U.S. shareholders for attachment to the returns of shareholders. The amounts of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. Failure to file Form 5471 may result in penalties. In addition, U.S. persons who at any time own 5% or more of the shares of the Company may have an independent obligation to file certain information returns.

     TAX-EXEMPT SHAREHOLDERS. Based upon the analysis contained in published private letter rulings issued by the IRS, U.S. tax-exempt organizations to which RPII is allocated will not be required to treat such RPII as unrelated business taxable income within the meaning of Code section 512. However, such private letter rulings are only binding on the IRS with respect to the transaction for which they were requested. While the analysis contained in such private letter rulings should be applicable to tax-exempt organizations that are shareholders of the Company, there can be no assurance as to what position the IRS or a court might take in the future. Moreover, legislation has been proposed which, if enacted into law, would require tax-exempt entities to treat subpart F income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. There can be no assurance as to whether, or in what form, such legislation might be enacted into law.

     DIVIDENDS; BASIS; EXCLUSION OF DIVIDENDS FROM GROSS INCOME. A U.S. shareholder's tax basis in its Ordinary Shares will be increased by the amount of any RPII that the shareholder includes in income. The shareholder may exclude from income the amount of any distributions by the Company to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. The U.S. shareholder's tax basis in its Ordinary Shares will be reduced by the amount of such distributions that are excluded from income. While, in certain circumstances, a U.S. shareholder may be able to exclude from income distributions with respect to RPII that a prior shareholder included in income, that exclusion will not generally be available to holders who purchase Ordinary Shares in the Offering or in the public trading markets and are therefore unable to identify the previous shareholder and demonstrate that such shareholder had previously included the RPII in income.

     DISPOSITIONS OF ORDINARY SHARES. Subject to the discussion below relating to the potential application of Code section 1248 or the passive foreign investment company rules, a U.S. shareholder will, upon the sale or exchange of any Ordinary Shares, recognize a gain or loss for United States income tax purposes equal to the difference between the amount realized upon such sale or exchange and the shareholder's basis in the Ordinary Shares. If the shareholder's holding period for such Ordinary Shares is more than one year, any gain will be subject to tax at a current maximum marginal tax rate of 28% for individuals.

     Code section 1248 provides that if a U.S. person disposes of stock in a foreign corporation and such person owned, directly, indirectly or constructively, 10% or more of the voting shares of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% U.S. shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs. Code section 953(c)(7) generally provides that section 1248 also will apply to the sale or exchange of shares in a foreign corporation that earns RPII if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income. Existing Treasury regulations do not address whether Code section 1248 and the requirement to file Form 5471 would apply if the foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation (although, as discussed above, shareholders of 5% or more of the shares of the Company may have an independent obligation to file Form 5471). Code section 1248 and the requirement to file Form 5471 should not apply to dispositions of Ordinary Shares because the Company is not directly engaged in the insurance business and, under proposed regulations, these provisions should be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the proposed regulations will not be amended or promulgated in final form so as to provide that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of Ordinary Shares. In that event, the Company would notify shareholders that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of Ordinary Shares. Thereafter, the Company will send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Code section 1248 and the requirement to file Form 5471 apply to dispositions of Ordinary Shares. The Company will attach to this notice a copy of Form 5471 completed with all Company information and instructions for completing the shareholder information.

     FOREIGN TAX CREDIT. Because it is anticipated that U.S. persons will own a majority of the Company's shares, only a portion of the current income included under the CFC, RPII and passive foreign investment company rules, if any, and of dividends paid by the Company (including any gain from the sale of Ordinary Shares that is treated as a dividend under Section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. The Company will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is likely that substantially all of the amounts that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most U.S. shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

     UNCERTAINTY AS TO APPLICATION OF RPII. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. The description of RPII herein is therefore qualified. Accordingly, the meaning of the RPII provisions and the application thereof to the Company and its subsidiaries is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including ... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, there can be no assurance that the IRS will not challenge any determinations by the Company or Global Capital Re as to the amount, if any, of RPII that should be includible in the income of a holder of Ordinary Shares or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Each U.S. person who is considering an investment in Ordinary Shares should consult his tax advisor as to the effects of these uncertainties.

     PASSIVE FOREIGN INVESTMENT COMPANIES. Sections 1291 through 1297 of the Code contain special rules applicable to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of its assets produce passive income. If the Company were to be characterized as a PFIC, its United States shareholders would be subject to a penalty tax at the time of their sale of, or receipt of an "excess distribution" with respect to, its shares unless such shareholders elected to be taxed on their pro rata share of the Company's earnings whether or not such earnings were distributed. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the United States shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

     For the above purposes, passive income is defined to include income of the kind which would be foreign personal holding company income under Code section 954(c), and generally includes interest, dividends, annuities and other investment income. However, the PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business ...." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. In the Company's view, the Company and Global Capital Re are predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of their insurance business. The PFIC statutory provisions

(unlike the RPII provisions of the Code) contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received "directly its proportionate share of the income ..." and as if it "held its proportionate share of the assets ..." of any other corporation in which it owns at least 25% by value of the stock. While no explicit guidance is provided by the statutory language, under the look-through rule the Company should be deemed to own the assets and to have received the income of its insurance subsidiary directly for purposes of determining whether the Company qualifies for the aforementioned insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future. Each U.S. person who is considering an investment in Ordinary Shares should consult his tax advisor as to the effects of the PFIC rules.

     OTHER. Except as discussed below with respect to backup withholding, dividends paid by the Company will not be subject to a U.S. withholding tax.

  NON-U.S. SHAREHOLDERS

     Subject to certain exceptions, persons that are not U.S. persons will be subject to United States federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Ordinary Shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States. Nonresident alien individuals will not be subject to U.S. estate tax with respect to Ordinary Shares of the Company.

  ALL SHAREHOLDERS

     Information reporting to the IRS by paying agents and custodians located in the U.S. will be required with respect to payments of dividends on the Ordinary Shares to U.S. persons. Thus, a holder of Ordinary Shares may be subject to backup withholding at the rate of 31% with respect to dividends paid by such persons, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be credited against a holder's regular federal income tax liability.

     The foregoing discussion is based upon current law and is for general information only. The tax treatment of a holder of Ordinary Shares, or of a person treated as a holder of Ordinary Shares for United States federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of Ordinary Shares. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES.

                          VALIDITY OF ORDINARY SHARES

     The validity of the Ordinary Shares will be passed upon for the Company by Maples and Calder, George Town, Grand Cayman, Cayman Islands, British West Indies and for the Underwriters by W. S. Walker & Company, George Town, Grand Cayman, Cayman Islands, British West Indies. Sullivan & Cromwell, who serve as U.S. counsel to the Company, also served as U.S. counsel to Goldman, Sachs & Co. and Johnson & Higgins, the founding sponsors of GCR, in connection with the establishment of GCR in 1993 and continue to represent such firms from time to time. Certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of September 30, 1994 and 1995 and for the years then ended included in this Prospectus and in the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance on the authority of said firm as experts in accounting and auditing in giving such report.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a registration statement (the "Registration Statement") on Form S-1 with respect to the Ordinary Shares offered hereby with the Commission under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company currently will be treated as a domestic corporation for purposes of certain requirements of the Exchange Act including the proxy rules, because the Company currently does not fit the definition of a "foreign private issuer" within the meaning of Rule 3b-4 under the Exchange Act. Pursuant to current Rule 3b-4, a "foreign private issuer" is a non-U.S. issuer other than an issuer that meets the following conditions: (1) more than 50% of the outstanding voting securities are held of record by residents of the United States and (2) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than 50% of the assets are located in the United States, or (iii) the business is administered principally in the United States. By virtue of (1) and (2)(i), the Company currently is not and does not expect that it will become a "foreign private issuer," although there is no assurance of such. If the Company were to become a "foreign private issuer," it would be exempted from the proxy and short-swing profit rules under Sections 14 and 16 of the Exchange Act and, for reporting purposes under the Exchange Act, would be subjected to rules applicable to "foreign private issuers."

                      GLOSSARY OF SELECTED INSURANCE TERMS

Attachment point...........  The amount of loss (per occurrence or in the aggregate, as the case may be) above which excess of loss reinsurance becomes operative.

Broker.....................  One who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (1) a policy holder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a RETROCESSIONAIRE, on behalf of the reinsurer.

Catastrophe excess-of-loss
  reinsurance..............  A form of excess of loss reinsurance that, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. The actual reinsurance document is called a "catastrophe cover."

Change in Unearned
  Premiums.................  The change in the sum of the portions of premiums written that are applicable to the unexpired terms of policies in force between the beginning and the end of an accounting period.

Cede; Cedent; Ceding
  company..................  When a party reinsures all or part of its liability with another, it "cedes" business and is referred to as the "cedent" or "ceding company."

Clash reinsurance..........  A reinsurance policy covering losses arising from a single set of circumstances (occurrence) covered by more than one insurance policy. For example, if an insurer covers the owner of a hotel, the manager of the hotel, and the entity(ies) which provided furnishings to the hotel, and there was a hotel fire, clash reinsurance would protect the insurer from suffering a loss in the full amount of these multiple policies. Clash reinsurance would pay to the insurer a portion of the loss in excess of a specified per-occurrence retention up to the reinsurance limit amount.

Combined ratio.............  A combination of the underwriting expense ratio and the loss/loss expense ratio. The underwriting expense ratio measures the ratio of UNDERWRITING EXPENSES to written premiums. The loss/loss expense ratio measures the ratio of losses and loss expenses to earned premiums. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio over 100% generally indicates unprofitable underwriting prior to the consideration of investment income.

Excess-of-loss property
  reinsurance..............  A generic term describing property reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "level" or "retention." Also known as non-proportional reinsurance. Excess of loss reinsurance is written in layers. A reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program" and will typically be placed with predetermined reinsurers in prenegotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of a reinsurer's insolvency.

Incurred but not
reported...................  Reserves for estimated losses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer including estimated future developments on losses which are known to the insurer or reinsurer.

Layer......................  The interval between the retention or attachment point and the maximum limit of indemnity for which a reinsurer is responsible.

Loss expenses..............  The expenses of settling losses, including legal and other fees, and the portion of general expenses allocated to loss settlement costs.

Loss reserves..............  Liabilities established by insurers and reinsurers to reflect the estimated cost of loss payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss adjustment expenses.

Marine reinsurance.........  Reinsurance of insurers that underwrite marine risks, which include, but are not limited to, ships, cargo, oil and gas exploration property, yachts, marine liabilities and war.

Premiums written...........  Premiums written for a given period.

Proportional reinsurance...  A generic term describing all forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the reinsured. (Also known as pro-rata reinsurance, quota share reinsurance or participating reinsurance.) In proportional reinsurance the reinsurer generally pays the ceding company a ceding commission. The ceding commission generally is based on the ceding company's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense) and also may include a profit factor.

Rating scale...............  A scale of classifications assigned by the A.M.
                             Best Company to certain insurance and reinsurance companies as a measure of their financial strength and ability to meet their claims-paying obligations, both currently and in the near future, as follows:

  RATING
  SCALE                                        DESCRIPTION
- -----------   --------------------------------------------------------------------------------
A++           SUPERIOR: Assigned to companies which have achieved superior overall performance
A+            when compared to the standards established by the A.M. Best Company. A++ and A+
              (Superior) companies have a very strong ability to meet their obligations to policyholders over a long period of time.
A             EXCELLENT: Assigned to companies which have achieved excellent overall
A-            performance when compared to the standards established by the A.M. Best Company.
              A and A- (Excellent) companies have a strong ability to meet their obligations to policyholders over a long period of time.

  RATING
   SCALE                                        DESCRIPTION
- -----------   --------------------------------------------------------------------------------
B++           VERY GOOD: Assigned to companies which have achieved very good overall
B+            performance when compared to the standards established by the A.M. Best Company.
              B++ and B+ (Very Good) companies generally have a strong ability to meet their obligations to policyholders, but their financial strength may be susceptible to unfavorable changes in underwriting or economic conditions.
B             GOOD: Assigned to companies which have achieved good overall performance when
B-            compared to the standards established by the A.M. Best Company. B and B- (Good)
              companies generally have an adequate ability to meet their obligations to policyholders, but their financial strength is susceptible to unfavorable changes in underwriting or economic conditions.
C++           FAIR: Assigned to companies which have achieved fair overall performance when
C+            compared to the standards established by the A.M. Best Company. C++ and C+
              (Fair) companies generally have a reasonable ability to meet their obligations to policyholders, but their financial strength is vulnerable to unfavorable changes in underwriting or economic conditions.
C             MARGINAL: Assigned to companies which have achieved marginal overall performance
C-            when compared to the standards established by the A.M. Best Company. C and C-
              (Marginal) companies have a current ability to meet their obligations to policyholders, but their financial strength is very vulnerable to unfavorable changes in underwriting or economic conditions.
D             BELOW MINIMUM STANDARDS: Assigned to companies which meet minimum size and experience requirements, but do not meet the minimum standards established by the A.M. Best Company for a rating of "C-."
E             UNDER STATE SUPERVISION: Assigned to companies which are placed by a state insurance regulatory authority under any form of supervision, control or restraint, such as conservatorship or rehabilitation, but does not include liquidation. May be assigned to a company under a cease and desist order issued by a regulator from a state other than its state of domicile.
F             IN LIQUIDATION: Assigned to companies which have been placed under an order of liquidation or have voluntarily agreed to liquidate.


     An A.M. Best's rating is based upon both a quantitative and qualitative evaluation of the factors affecting the overall performance of an insurance company. Such rating is the opinion of A.M. Best and is not directed toward the protection of investors.

Reinstatement premium......  The premium charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence.

Reinsurance................  An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company.

                             Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.

Retention..................  The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level are paid by the reinsurer. In proportional treaties, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.

Retrocessional Reinsurance;
  Retrocessionaire.........  A transaction whereby a reinsurer cedes to another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

Risk excess-of-loss
property reinsurance.......  A form of excess-of-loss property reinsurance that covers a loss of the reinsured on a single "risk" in excess of its retention level of the type reinsured, rather than to aggregate losses for all covered risks, as does catastrophe excess of loss reinsurance. A "risk" in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy, which the reinsured treats as a single risk.

Tail.......................  The period of time that elapses between the writing of the applicable insurance policy or the loss event (or the insurer's knowledge of the loss event) and the payment in respect thereof.

Underwriting...............  The insurer's or reinsurer's process of reviewing applications submitted for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

Underwriting capacity......  The maximum amount that an insurance company can underwrite. The limit is generally determined by the company's retained earnings and investment capital. Reinsurance serves to increase a company's underwriting capacity by reducing its exposure from particular risks.

Underwriting expenses......  The aggregate of policy acquisition costs, including commissions, and the portion of administrative, general and other expenses attributable to underwriting operations.

U.S. generally accepted
  accounting principles
  ("GAAP").................  United States accounting principles as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                      GCR HOLDINGS LIMITED AND SUBSIDIARY
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants..............................................    F-2
Consolidated Balance Sheets as of March 31, 1996 and September 30, 1995 and 1994......    F-3
Consolidated Statements of Income for the Six Months Ended March 31, 1996 and 1995 and
  the Years Ended September 30, 1995 and 1994.........................................    F-4
Consolidated Statements of Changes in Shareholders' Equity for the Six Months Ended
  March 31, 1996 and the Years Ended September 30, 1995 and 1994......................    F-5
Consolidated Statements of Cash Flows for the Six Months Ended March 31, 1996 and 1995
  and the Years Ended September 30, 1995 and 1994.....................................    F-6
Notes to Consolidated Financial Statements............................................    F-7

                      GCR HOLDINGS LIMITED AND SUBSIDIARY
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO GCR HOLDINGS LIMITED:

     We have audited the accompanying consolidated balance sheets of GCR Holdings Limited (a Cayman Islands company) and subsidiary as of September 30, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GCR Holdings Limited and subsidiary as of September 30, 1995 and 1994 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN & CO.

Hamilton, Bermuda
November 3, 1995
(except with respect to the matters
discussed in Note 1, as to which the
date is December 22, 1995)

                      GCR HOLDINGS LIMITED AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                 MARCH 31, 1996 AND SEPTEMBER 30, 1995 AND 1994
(Expressed in thousands of United States Dollars, except for per share amounts)

                                                                               SEPTEMBER 30,
                                                              MARCH 31,     --------------------
                                                                1996          1995        1994
                                                             -----------    --------    --------
                                                             (UNAUDITED)
ASSETS
Fixed maturity investments, at fair value (amortized cost:
  $424,365, $484,858 and $363,570).........................   $ 423,432     $485,322    $360,813
Cash and cash equivalents..................................      25,337       41,490     121,496
Premiums receivable........................................      63,421       49,716      37,859
Accrued investment income..................................      10,414       10,073       7,295
Deferred acquisition costs.................................      10,840       10,257       5,975
Other assets...............................................       1,044          783         576
- ------------------------------------------------------------------------------------------------
TOTAL ASSETS...............................................   $ 534,488     $597,641    $534,014
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------
LIABILITIES
Reserve for losses and loss expenses.......................   $  34,331     $ 33,390    $ 19,705
Unearned premium reserve...................................      72,208       61,688      45,360
Loan payable...............................................          --      142,000          --
Loan interest payable......................................          --        1,017          --
Accrued expenses and accounts payable......................       1,711        3,149         882
- ------------------------------------------------------------------------------------------------
TOTAL LIABILITIES..........................................     108,250      241,244      65,947
- ------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Ordinary shares, 25,668,255, 22,361,600 and 22,562,050
  shares outstanding, par value US$0.10....................       2,567        2,236       2,256
Additional paid-in capital.................................     375,591      338,353     440,817
Notes receivable for shares issued.........................      (1,359)      (1,783)     (2,100)
Unrealized gains (losses) on investments, net..............        (933)         464      (2,721)
Retained earnings..........................................      50,372       17,127      29,815
- ------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY.......................................     426,238      356,397     468,067
- ------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY.......................   $ 534,488     $597,641    $534,014
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

The accompanying notes to the Consolidated Financial Statements are an integral part of these Balance Sheets.

                      GCR HOLDINGS LIMITED AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
            FOR THE SIX MONTHS ENDED MARCH 31, 1996 AND 1995 AND THE
                    YEARS ENDED SEPTEMBER 30, 1995 AND 1994
(Expressed in thousands of United States Dollars, except for per share amounts)

                                        SIX MONTHS ENDED MARCH
                                                  31,               YEAR ENDED SEPTEMBER 30,
                                       -------------------------   ---------------------------
                                          1996          1995          1995            1994
                                       -----------   -----------   -----------     -----------
                                              (UNAUDITED)
REVENUES
Premiums written.....................  $    74,024   $    79,290   $   136,884     $   102,065
Change in unearned premiums..........      (10,520)      (23,458)      (16,328)        (45,360)
- ----------------------------------------------------------------------------------------------
Premiums earned......................       63,504        55,832       120,556          56,705
Investment income, net...............       15,944        15,222        32,651          20,095
Realized gains (losses) on
  investments, net...................        1,140        (1,472)          391         (10,216)
Exchange (losses) gains, net.........           17           406           (20)            529
- ----------------------------------------------------------------------------------------------
     Total revenues..................       80,605        69,988       153,578          67,113
- ----------------------------------------------------------------------------------------------
EXPENSES
Losses and loss expenses.............       13,394        17,193        35,293          25,278
Acquisition expenses.................        9,380         6,743        17,063           6,743
General and administrative expenses..        5,109         3,179         8,602           5,277
Interest expense.....................        3,563            --         1,964              --
- ----------------------------------------------------------------------------------------------
     Total expenses..................       31,446        27,115        62,922          37,298
- ----------------------------------------------------------------------------------------------
NET INCOME...........................  $    49,159   $    42,873   $    90,656     $    29,815
- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------
Net income per share.................  $      2.01   $      1.88   $      3.94     $      1.32
Weighted average number of shares....   24,167,778    22,531,230    22,469,645      22,556,530

The accompanying notes to the Consolidated Financial Statements are an integral part of these Statements.

                      GCR HOLDINGS LIMITED AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1995
                    AND THE SIX MONTHS ENDED MARCH 31, 1996
  (Expressed in thousands of United States Dollars, except for share amounts)

                                                        SHARE CAPITAL
                                       -----------------------------------------------      INVESTMENT
                                         SHARES        PAR      PAID-IN       NOTES        APPRECIATION     RETAINED
                                       OUTSTANDING    VALUE     CAPITAL     RECEIVABLE    (DEPRECIATION)    EARNINGS
                                       -----------    ------    --------    ----------    --------------    ---------
Balance, October 1, 1993............           --     $   --    $     --     $     --        $     --       $      --
Issuance of shares..................   22,562,050      2,256     440,817       (2,100)
Unrealized appreciation
  (depreciation) of investments.....                                                           (2,721)
Net income..........................                                                                           29,815
- ---------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1994.........   22,361,600      2,256     440,817       (2,100)         (2,721)         29,815
Issuance of shares..................          965         --          20
Repurchase of shares................     (201,415 )      (20)     (4,573)
Repayments on notes receivable......                                              317
Unrealized appreciation
  (depreciation) of investments.....                                                            3,185
Net income..........................                                                                           90,656
Dividends to shareholders...........                             (97,911)                                    (103,344)
- ---------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1995.........   22,562,050      2,236     338,353       (1,783)            464          17,127
Unaudited:
  Issuance of shares................    3,306,655        331      37,238
  Repayments on notes receivable....                                              424
  Unrealized appreciation
    (depreciation) of investments...                                                           (1,397)
  Net income........................                                                                           49,159
  Dividends to shareholders.........                                                                          (15,914)
- ---------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1996
  (unaudited).......................   25,668,255     $2,567    $375,591     $ (1,359)       $   (933)      $  50,372
=====================================================================================================================

The accompanying notes to the Consolidated Financial Statements are an integral part of these Statements.

                      GCR HOLDINGS LIMITED AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE SIX MONTHS ENDED MARCH 31, 1996 AND 1995 AND THE
                    YEARS ENDED SEPTEMBER 30, 1995 AND 1994
               (Expressed in thousands of United States Dollars)

                                                  SIX MONTHS                 YEAR ENDED
                                                ENDED MARCH 31,            SEPTEMBER 30,
                                             ---------------------    ------------------------
                                               1996        1995         1995          1994
                                             ---------   ---------    ---------    -----------
                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................  $  49,159   $  42,873    $  90,656    $    29,815
Adjustments to reconcile net income to cash
  provided by operating activities:
  Depreciation and amortization............        189         191          314            216
  Realized (gains) losses on sale of
     investments...........................     (1,140)      1,472         (391)        10,216
  Add (deduct) changes in assets and
  liabilities:
     Premiums receivable...................    (13,705)    (20,699)     (11,857)       (37,859)
     Accrued investment income.............       (341)     (1,277)      (2,778)        (7,295)
     Deferred acquisition costs............       (583)     (4,056)      (4,282)        (5,975)
     Other assets..........................       (384)       (455)        (102)           (52)
     Reserve for losses and loss
       expenses............................        941       7,718       13,685         19,705
     Unearned premium reserve..............     10,520      23,458       16,328         45,360
     Loan interest payable.................     (1,017)         --        1,017             --
     Accrued expenses and accounts
       payable.............................     (1,438)       (147)       2,267            882
- ----------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES...............................     42,201      49,078      104,857         55,013
- ----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of
  investments..............................    590,270     335,108      677,375      1,355,700
Purchase of investments....................   (528,637)   (480,955)    (798,308)    (1,729,451)
Purchases of fixed assets..................        (66)       (305)        (419)          (739)
- ----------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES...............................     61,567    (146,152)    (121,352)      (374,490)
- ----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of shares..............     37,569          20           20        451,241
Less: Placement costs......................         --          --           --         (8,168)
      Issued for notes receivable..........         --          --           --         (2,100)
Retirement of shares.......................         --      (2,280)      (4,593)            --
Repayment of notes receivable..............        424         317          317             --
(Repayment) proceeds of borrowing..........   (142,000)         --      142,000             --
Dividends to shareholders..................    (15,914)         --     (201,255)            --
- ----------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY FINANCING
  ACTIVITIES...............................   (119,921)     (1,943)     (63,511)       440,973
- ----------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS..............................    (16,153)    (99,017)     (80,006)       121,496
Cash and cash equivalents at beginning of
  period...................................     41,490     121,496      121,496             --
- ----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of
  period...................................  $  25,337   $  22,479    $  41,490    $   121,496
==============================================================================================

The accompanying notes to the Consolidated Financial Statements are an integral part of these Statements.

                      GCR HOLDINGS LIMITED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION AS OF MARCH 31, 1996 AND FOR THE SIX MONTH PERIODS ENDED
                     MARCH 31, 1996 AND 1995 IS UNAUDITED)

1. GENERAL

     GCR Holdings Limited (the "Company") was incorporated on May 14, 1993, under the laws of the Cayman Islands. The Company raised $450,950,000 through a private placement in October 1993. After placement costs of $8,168,000, net proceeds of the offering were $442,782,000. The Company conducts business through its wholly owned subsidiary, Global Capital Reinsurance Limited ("Global Capital Re"), which was incorporated in Bermuda on June 11, 1993, and is licensed to write insurance business. The Company contributed capital of $440,000,000 to Global Capital Re from the proceeds of the private placement. Global Capital Re, which specializes in worldwide property catastrophe reinsurance written on an excess of loss basis, began writing business as of October 1, 1993.

     Global Capital Re underwrites property catastrophe reinsurance and has large aggregate exposures to natural and man-made disasters. Management expects that Global Capital Re's loss experience generally will involve infrequent events of great severity. Consequently, the occurrence of losses from catastrophic events is likely to result in substantial volatility in GCR's financial results.

     An initial public offering of 7.6 million shares of the Company held by existing shareholders was completed on December 22, 1995. In connection with the initial public offering, the shareholders approved an increase in the Company's authorized capital and the Board of Directors approved a share split in the form of a share dividend effected at a ratio of 5:1. In addition, the Company's sponsors exercised warrants to acquire 3.3 million shares at an aggregate exercise price of $36.3 million ($11.00 per share). Of that amount, $34 million was used to reduce outstanding borrowings. Net income per share is set forth in the consolidated statements of income for all periods after giving effect to the share split.

2. SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared using accounting principles generally accepted in the United States. These statements include the accounts of GCR Holdings Limited and its wholly owned subsidiary, Global Capital Re (together, "GCR"). All significant intercompany transactions have been eliminated. Certain reclassifications have been made to the 1994 balances to conform to the 1995 presentation. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     PREMIUMS. Written premiums are recognized on policies which have effective dates within the period of the consolidated income statement. Written premiums are recorded based on information provided by clients. Any subsequent premium adjustments are recognized in the period in which they are determined. Premiums are earned on a pro rata basis over the policy coverage period. Unearned premiums represent the portion of premiums written in respect of coverage applicable to the unexpired terms of policies in force.

     DEFERRED ACQUISITION COSTS. Acquisition costs, consisting of commissions and brokerage expenses incurred at policy issuance, are deferred and amortized on the same basis as the underlying policy premiums. Deferred acquisition costs are limited to estimated realizable value based on related unearned premium, and take into account anticipated claims and expenses, based on experience, and anticipated investment income.

     LOSSES AND LOSS EXPENSES. The reserve for losses and loss expenses includes reserves for unpaid losses and loss expenses and for losses incurred but not reported (IBNR). The reserve for losses and loss expenses is established by management based on information received from clients

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) modified, as necessary, using management's industry experience and judgment. The methods used to estimate the reserves are periodically reviewed to ensure that the assumptions made continue to be appropriate and that any adjustments resulting therefrom are reflected in income in the period in which the adjustments are made. For certain catastrophic events there is considerable uncertainty underlying the assumptions and associated estimated reserves for losses and loss adjustment expenses.

     Management believes that the reserve for losses and loss expenses is adequate to cover the ultimate net cost of losses and loss expenses incurred. However, the reserve is necessarily an estimate and the amount ultimately paid may be more or less than the estimate.

     INVESTMENTS. Investments are considered available for sale in response to changes in market interest rates, changes in liquidity needs or other factors, and are carried at fair value based on quoted market prices. Investments are recorded on a trade date basis with balances pending settlement accrued in the balance sheet. Realized gains and losses on sales of investments are determined on the basis of specific identification of the cost of securities sold. The net unrealized gain or loss on investments available for sale is included as a separate component of shareholders' equity. Investment income is recognized when earned and includes the amortization of bond premium and accretion of bond discount.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents includes amounts due from banks and short-term investments having maturities within three months of date of purchase. The carrying value approximates fair value due to the short maturity of these instruments.

     PREMIUMS RECEIVABLE. Reinsurance premiums receivable are stated net of an allowance for doubtful accounts. The allowance for doubtful accounts is nil at March 31, 1996, September 30, 1995 and 1994.

     FOREIGN EXCHANGE. The consolidated financial statements are expressed in United States Dollars. Transactions denominated in other currencies have been translated into United States Dollars using the rate of exchange in effect at the date of the transaction. The components of the consolidated balance sheets have been translated at the rates in effect at the balance sheet date, except for the unearned premium reserve and deferred acquisition costs, which are translated at historical rates of exchange.

     STOCK INCENTIVE COMPENSATION PLANS. The Company accounts for stock option grants in accordance with APB opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes compensation expense for stock option grants to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date. For certain of the stock options outstanding, the declaration of dividends results in a change in the option price and a new measurement date.

     START-UP EXPENSES AND OFFERING COSTS. The expenses of $8,168,000 related to the private placement have been deducted from additional paid-in capital. Expenses incurred in the incorporation of GCR and the public offerings have been charged to the consolidated statement of income.

     INCOME PER SHARE. Income per share is based upon the weighted average number of shares and share equivalents outstanding during the period. Stock options and warrants were considered share equivalents and were included in the number of weighted average shares outstanding using the treasury stock method. There is no material difference between primary and fully diluted net income per ordinary share.

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

3. INVESTMENTS AVAILABLE FOR SALE

     Amortized cost, fair value and related unrealized gains or losses on investments available for sale were as follows:

                                                                      MARCH 31, 1996
                                                    ---------------------------------------------------
                                                                   GROSS         GROSS
                                                    AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                      COST         GAINS         LOSSES        VALUE
                                                    ---------    ----------    ----------    ----------
                                                          (IN THOUSANDS OF UNITED STATES DOLLARS)
- -------------------------------------------------------------------------------------------------------
US Government and Government Agency bonds........   $ 231,499      $  173        $  472       $ 231,200
US Corporate bonds...............................     126,755         645         1,026         126,374
US Asset-backed securities.......................      66,111          14           267          65,858
- -------------------------------------------------------------------------------------------------------
                                                    $ 424,365      $  832        $1,765       $ 423,432
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------

                                                                    SEPTEMBER 30, 1995
                                                    ---------------------------------------------------
                                                                   GROSS         GROSS
                                                    AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                      COST         GAINS         LOSSES        VALUE
                                                    ---------    ----------    ----------    ----------
                                                          (IN THOUSANDS OF UNITED STATES DOLLARS)
- -------------------------------------------------------------------------------------------------------
US Government and Government Agency bonds........   $ 205,517      $  598        $   --       $ 206,115
US Corporate bonds...............................     223,497         711           776         223,432
US Asset-backed securities.......................      55,844          15            84          55,775
- -------------------------------------------------------------------------------------------------------
                                                    $ 484,858      $1,324        $  860       $ 485,322
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------

                                                                    SEPTEMBER 30, 1994
                                                    ---------------------------------------------------
                                                                   GROSS         GROSS
                                                    AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                      COST         GAINS         LOSSES        VALUE
                                                    ---------    ----------    ----------    ----------
                                                          (IN THOUSANDS OF UNITED STATES DOLLARS)
- -------------------------------------------------------------------------------------------------------
US Government and Government Agency bonds........   $ 105,371      $   --        $  367       $ 105,004
US Corporate bonds...............................     190,782          --         2,183         188,599
US Asset-backed securities.......................      67,417          --           207          67,210
- -------------------------------------------------------------------------------------------------------
                                                    $ 363,570      $   --        $2,757       $ 360,813
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------

     The contractual maturity of investments available for sale is shown below. The actual maturity of investments may differ because borrowers may have the right to call or prepay certain obligations.

                                                       MARCH 31, 1996           SEPTEMBER 30, 1995
                                                   -----------------------    -----------------------
                                                   AMORTIZED       FAIR       AMORTIZED       FAIR
                                                     COST         VALUE         COST         VALUE
                                                   ---------    ----------    ---------    ----------
                                                        (IN THOUSANDS OF UNITED STATES DOLLARS)
- -----------------------------------------------------------------------------------------------------
Due in less than one year.......................   $ 134,983     $ 134,541    $ 230,086     $ 229,739
Due after one year through three years..........     289,382       288,891      254,772       255,583
Due after more than three years.................          --            --           --            --
- -----------------------------------------------------------------------------------------------------
                                                   $ 424,365     $ 423,432    $ 484,858     $ 485,322
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

3. INVESTMENTS AVAILABLE FOR SALE (CONTINUED)
     The following table summarizes the composition of the portfolio by rating as assigned by Standard & Poor's Corporation or, with respect to non-rated issues, as estimated by GCR's investment advisor.

                                                                                 SEPTEMBER 30,
                                                            MARCH 31,         -------------------
                                                              1996            1995          1994
                                                            ---------         -----         -----
- -------------------------------------------------------------------------------------------------
Cash and cash equivalents................................       5.6%            8.0%         25.2%
US Government and Government Agency......................      51.5            39.1          21.8
AAA......................................................      14.7            10.5          14.0
A........................................................      22.1            26.3          20.1
BBB......................................................       6.1            16.1          18.9
- -------------------------------------------------------------------------------------------------
                                                              100.0%          100.0%        100.0%
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

Realized gains and losses included in income were as follows:

                                                   SIX MONTHS ENDED        YEAR ENDED SEPTEMBER
                                                      MARCH 31,                     30,
                                                 --------------------      ---------------------
                                                  1996         1995         1995          1994
                                                 -------      -------      -------      --------
                                                    (IN THOUSANDS OF UNITED STATES DOLLARS)
- ------------------------------------------------------------------------------------------------
Realized gains................................   $ 1,832      $   135      $ 2,007      $  4,732
Realized losses...............................      (692)      (1,607)      (1,616)      (14,948)
- ------------------------------------------------------------------------------------------------
Net realized gains/losses.....................   $ 1,140      $(1,472)     $   391      $(10,216)
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

Unrealized gains and losses included in shareholders' equity were as follows:

                                                                              SEPTEMBER 30,
                                                            MARCH 31,     ---------------------
                                                              1996         1995          1994
                                                            ---------     -------      --------
                                                              (IN THOUSANDS OF UNITED STATES
                                                                          DOLLARS)
- -----------------------------------------------------------------------------------------------
Unrealized gains.........................................   $    832      $ 1,324      $     36
Unrealized losses........................................     (1,765)        (860)       (2,757)
- -----------------------------------------------------------------------------------------------
Unrealized gains/losses, net.............................   $   (933)     $   464      $ (2,721)
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------

Net Investment income was as follows:

                                                   SIX MONTHS ENDED         YEAR ENDED SEPTEMBER
                                                      MARCH 31,                      30,
                                                ----------------------      ---------------------
                                                  1996          1995         1995          1994
                                                --------      --------      -------      --------
                                                     (IN THOUSANDS OF UNITED STATES DOLLARS)
- -------------------------------------------------------------------------------------------------
Interest income..............................   $ 16,257      $ 15,590      $33,334      $ 20,942
Investment expenses..........................       (313)         (368)        (683)         (847)
- -------------------------------------------------------------------------------------------------
Net investment income........................   $ 15,944      $ 15,222      $32,651      $ 20,095
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

A portion of Global Capital Re's cash and cash equivalents is pledged to secure letters of credit. Cash and cash equivalents pledged to secure letters of credit was $30,432,258, $15,674,885 and $2,649,000 at March 31, 1996, September 30,
1995 and 1994, respectively.

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

4. RESERVE FOR LOSSES AND LOSS EXPENSES

     Activity in the reserve for losses and loss expenses is summarized as follows:

                                                       SIX MONTHS
                                                         ENDED                   YEAR ENDED
                                                       MARCH 31,                SEPTEMBER 30,
                                                 ----------------------     ---------------------
                                                   1996          1995         1995        1994
                                                 --------      --------     --------    ---------
                                                      (IN THOUSANDS OF UNITED STATES DOLLARS)
- -------------------------------------------------------------------------------------------------
Balance at beginning of period................   $ 33,390      $ 19,705      $19,705       $--
Incurred related to:
  Current period..............................     13,650        13,581       29,880       25,278
  Prior periods...............................       (256)        3,612        5,413       --
- -------------------------------------------------------------------------------------------------
     Total incurred...........................     13,394        17,193       35,293       25,278
- -------------------------------------------------------------------------------------------------
Paid related to:
  Current period..............................      5,349         1,960        6,128        5,573
  Prior periods...............................      7,104         7,515       15,480       --
- -------------------------------------------------------------------------------------------------
     Total paid...............................     12,453         9,475       21,608        5,573
- -------------------------------------------------------------------------------------------------
Balance at end of period......................   $ 34,331      $ 27,423      $33,390      $19,705
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

     Losses incurred in the year ended September 30, 1995 and the six months ended March 31, 1995 included approximately $5,800,000 (offset in part by favorable developments in other lines of business) and $2,100,000, respectively, of loss development related to the Northridge earthquake which occurred on January 17, 1994.

5. SHARE CAPITAL

     The authorized share capital of the Company is $7.5 million consisting of 50,000,000 ordinary shares of $0.10 par value and 25,000,000 other shares of $0.10 par value. Other shares, of which none are outstanding, may be issued with such rights and preferences as the board of directors may authorize, subject to the Company's articles of association and applicable law. The following number of ordinary shares were issued and outstanding:

                                                                          SEPTEMBER 30,
                                                    MARCH 31,      ----------------------------
                                                      1996             1995            1994
                                                   -----------     ------------    ------------
- -----------------------------------------------------------------------------------------------
Ordinary shares outstanding.....................    25,668,255       22,361,600      22,562,050
Share capital...................................   $ 2,566,826       $2,236,160      $2,256,205
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------

     In 1993, the Company loaned $2,100,000 to officers to purchase an aggregate of 105,000 ordinary shares. The notes receivable are secured by a portion of the shares and bear interest at 7% per annum and mature at various dates in 2000 and 2001.

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

6. SHARE OPTIONS AND WARRANTS

     The Company has issued share options to officers and directors to purchase ordinary shares, $0.10 par value, as follows:

                                                               NUMBER OF            OPTION
                                                                 SHARES             PRICE
                                                               ----------      ----------------
YEAR ENDED SEPTEMBER 30, 1994
     Granted................................................     212,680       $10.38
     Exercised..............................................      --
     Cancelled..............................................      --
     Outstanding, end of year...............................     212,680       $10.38
     Exercisable, end of year...............................      42,536       $10.38

YEAR ENDED SEPTEMBER 30, 1995
     Granted................................................      35,245       $11.14
     Exercised..............................................      --
     Cancelled..............................................      --
     Outstanding, end of year...............................     247,925       $10.38 - $11.14
     Exercisable, end of year...............................      42,536       $10.38

SIX MONTHS ENDED MARCH 31, 1996
     Granted................................................     387,000       $15.24
     Exercised..............................................       3,000       $15.24
     Cancelled..............................................      --
     Outstanding, end of period.............................     631,925       $10.38 - $15.24
     Exercisable, end of period.............................     116,883       $10.38 - $15.24

     Options issued to officers and directors on October 8, 1993 are exercisable at the rate of 20% annually and lapse after ten years. Options issued on November 15, 1994 and November 16, 1995 are exercisable at the rate of 25% annually. Compensation expense has been recognized of $1,232,000 and $0 for the six months ended March 31, 1996 and 1995 and $404,000 and $0 for the years ended September 30, 1995 and 1994, respectively.

     Under the Company's share option plan, 1,104,755 shares are available for grant to key employees based on achievement of performance goals. Any such options will be granted at book value or, if the Company's shares are publicly traded, at the public market value. Options vest at the rate of 25% annually and lapse on the tenth anniversary of issue.

     Coincident with the private placement in 1993, the Company granted to sponsors warrants to purchase 3,303,655 ordinary shares at an exercise price of $11.00 per share between October 8, 1993 and October 8, 2003. These warrants were exercised in December 1995 (see Note 1).

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

7. PREMIUMS WRITTEN BY GEOGRAPHIC AREA

     Premiums written by geographic area of operations were as follows:

                                              SIX MONTHS            SIX MONTHS
                                                ENDED                  ENDED                   YEAR ENDED SEPTEMBER 30,
                                               MARCH 31,             MARCH 31,         -----------------------------------------
                                                 1996                  1995                   1995                   1994
                                           -----------------     -----------------     ------------------     ------------------
                                                                 (IN THOUSANDS OF UNITED STATES DOLLARS)
- --------------------------------------------------------------------------------------------------------------------------------
United States*...........................  $ 41,297     55.8%    $ 46,023     58.0%    $  78,069     57.0%    $  65,424     64.1%
Japan....................................         0        0            0        0        11,279      8.2         9,798      9.6
Europe (including the U.K.)..............    10,213     13.8        9,681     12.2         9,898      7.2         6,328      6.2
Australia/New Zealand....................       823      1.1          570      0.7         7,348      5.4         5,103      5.0
Caribbean................................     2,875      3.9        5,195      6.6         5,129      3.8           919      0.9
Worldwide**..............................    15,183     20.5       12,351     15.6        20,133     14.7         8,573      8.4
Worldwide, excluding U.S.***.............     2,333      3.1        3,653      4.6         2,433      1.8         2,245      2.2
Other....................................     1,300      1.8        1,817      2.3         2,595      1.9         3,675      3.6
- --------------------------------------------------------------------------------------------------------------------------------
        Total............................  $ 74,024    100.0%    $ 79,290    100.0%    $ 136,884    100.0%    $ 102,065    100.0%
================================================================================================================================

  * Policies covering risk events only in the United States.
 ** Policies covering risk events anywhere in the world including the United
    States.
*** Policies covering risk events anywhere in the world other than the United
    States.

8. RELATED PARTY TRANSACTIONS

     Goldman Sachs Asset Management International provides investment advisory services to GCR and, in that capacity, exercises discretionary authority with respect to GCR's entire investment portfolio. Goldman Sachs Asset Management International is an affiliate of Goldman, Sachs & Co., a sponsor of and (through affiliates) an investor in the Company. Fees for these services were $282,000 and $280,000 for the six months ended March 31, 1996 and 1995, respectively, and $559,000 and $497,000 for the years ended September 30, 1995, 1994, respectively. In addition, Goldman, Sachs & Co. acted as one of the representatives of the underwriters in the Company's initial public offering, in which the underwriters received aggregate underwriting discounts and commissions of approximately $9,142,500 from the selling shareholders in such offering. One director of the Company is a limited partner of Goldman, Sachs & Co. and another director of the Company is a general partner of Goldman, Sachs & Co.

     Approximately $6.9 million of the $8.2 million placement costs paid in 1993 were paid to Goldman, Sachs & Co., a sponsor of and investor in the Company.

     Willcox Incorporated, a reinsurance broker and an affiliate of Johnson & Higgins, a principal sponsor of and (through affiliates) an investor in the Company, provides reinsurance brokerage services to clients of GCR on a regular basis and accounted for approximately 11% of GCR's business based on premiums written under contracts in force on March 31, 1996. Johnson & Higgins, through Willcox, also provides insurance brokerage services to GCR directly. For the year beginning on December 1, 1995, GCR purchased insurance coverage through Willcox, for which Willcox earned brokerage commissions. Two directors of the Company are also directors and executive officers of Johnson & Higgins.

9. CONCENTRATION OF CREDIT RISK

     Other than investments in instruments issued by the US Government or US Government agencies, GCR does not have any investment in a single issuer which exceeds 10% of consolidated shareholders' equity.

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

10. LEASE

     The Company leases its office under a three year non-cancelable lease, with an option to renew for an additional three years at then current market rates. Annual occupancy costs are estimated to be $230,000, including services and taxes for the period remaining under the initial lease term.

11. TAXATION

     At the present time, no income or capital taxes are levied in the Cayman Islands, and no income, profit, capital or capital gains taxes are levied in Bermuda. In the event such taxes are levied, the Company has received an undertaking exempting it from such Cayman Islands taxes until 2013.

     Global Capital Re has received an undertaking from the Bermuda Government exempting it from such Bermuda taxes until 2016.

     The Company is not engaged in trade or business in the United States and, accordingly, does not expect to be subject to United States income taxation.

12. CREDIT AGREEMENT

     On August 17, 1995, the Company entered into a three-year revolving credit agreement (as amended, the "Credit Agreement") with a group of commercial banks. Under that agreement, the Company can borrow up to $150 million in the form of, at the Company's option, Eurodollar loans at an annual interest rate of LIBOR plus 60 or 70 basis points depending on the amount outstanding, or US floating rate loans at an annual interest rate equal to the lead bank's corporate base rate or the US Federal Funds rate plus 1/2%, whichever is higher. The capital stock of Global Capital Re is pledged as security for borrowings under the Credit Agreement. Prepayments of amounts borrowed may be made without penalty.

     On August 17, 1995 the Company borrowed $142 million under the Credit Agreement for an initial period of six months at an interest rate of 6.7%. The proceeds were used to fund, in part, the distribution made in August 1995 (see
Note 13). The Company has agreed to pay to the lenders under the Credit Agreement a commitment fee of between 0.175% and 0.20% of the daily unborrowed portion of the facility. Borrowings under the line of credit have been repaid; $34 million in December 1995 and the balance in February 1996.

     The Credit Agreement contains various financial and non-financial covenants, including the requirement to maintain consolidated net worth of the Company and net worth of Global Capital Re of at least $250 million in each case. The Company was in compliance with all covenants under the Credit Agreement as of March 31, 1996.

13. DIVIDENDS

     On August 17, 1995, the Board of Directors declared a distribution of $9.00 per ordinary share payable on August 18, 1995 to shareholders of record on the date of declaration. The total amount of the distribution was $201 million and was funded in part by borrowings under the Credit Agreement. The balance of the distribution was funded by the liquidation of certain investments. The distribution was accounted for as a distribution of all retained earnings as of June 30, 1995, and the balance as a distribution from additional paid-in capital.

     The Company paid a dividend of $0.62 per share ($15.9 million) in February 1996 and the Board of Directors has declared a dividend of $0.62 per share ($15.9 million) payable in May 1996.

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

13. DIVIDENDS (CONTINUED)
     The Company's ability to pay dividends is subject to certain regulatory restrictions on the payment of dividends by Global Capital Re. Global Capital Re is registered under the Bermuda Insurance Act 1978 and Related Regulations (the "Act") and is obliged to comply with various provisions of the Act regarding solvency and liquidity. The provisions have been met. The Registrar of Companies in Bermuda, in which Global Capital Re is domiciled, recognizes as net income and surplus (shareholders' equity) those amounts determined in conformity with statutory accounting practices prescribed or permitted in Bermuda, which differ in certain respects from generally accepted accounting principles. Under Bermuda regulations, the required minimum statutory capital and surplus at September 30, 1995 was $100 million. Global Capital Re's actual statutory capital and surplus at that date was $485.9 million. Statutory net income of Global Capital Re was $53.6 million and $38.6 million for the six months ended March 31, 1996 and 1995, respectively, and $88.3 million and $25.2 million for the years ended September 30, 1995 and 1994, respectively.

     In addition, regulations in Bermuda limit the maximum amount of annual dividends or other distributions available to shareholders without notification to the Registrar of such payment (and in certain cases the prior approval of the Registrar). The maximum amount of dividends which could be paid by Global Capital Re to the Company during fiscal 1996 without such notification is approximately $121.5 million.

     The Company's ability to pay dividends is also subject to the requirements of the Credit Agreement that consolidated net worth, and net worth of Global Capital Re, of $250 million be maintained and that dividends paid in any fiscal year not exceed consolidated net income in the prior fiscal year.

14. PENSION PLANS

     Effective October 8, 1993, Global Capital Re adopted combined savings and defined contribution pension plans for its officers and employees. Under these plans, Global Capital Re contributes 10% of participants' base salaries. Pension costs are fully funded and amounted to $94,028 and $81,428 for the six months ended March 31, 1996 and 1995, respectively, and $171,024 and $119,500 for the years ended September 30, 1995 and 1994, respectively.

15. FOREIGN EXCHANGE GAINS AND LOSSES

     The exchange gains (losses) comprise the net effect of realized and unrealized exchange gains and losses, excluding exchange gains and losses earned on the investment portfolio which are included in investment income. The unrealized component arises from the revaluation of certain foreign currency assets and liabilities at the balance sheet dates. The realized component arises from the difference between amounts previously recorded for foreign currency assets and liabilities and actual amounts received or paid during the year.

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

16. UNAUDITED QUARTERLY FINANCIAL DATA

                                                           FOR THE QUARTER ENDED
                                      (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT PER SHARE DATA)
                                  -----------------------------------------------------------------------
                                  DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,
                                    1994        1995         1995        1995         1995        1996
                                  --------    ---------    --------    ---------    --------    ---------
- ---------------------------------------------------------------------------------------------------------
Premiums written...............   $  7,229     $72,061     $ 40,455     $ 17,139    $  7,555     $66,469
Premiums earned................     25,181      30,651       31,848       32,876      32,894      30,610
Investment income, net.........      7,179       8,043        8,675        8,754       8,294       7,650
Realized gains (losses) on
  investments, net.............     (1,041)       (431)         146        1,717         763         377
Losses and loss expenses.......      6,177      11,016        3,085       15,015      10,210       3,184
Net income.....................   $ 20,259     $22,614     $ 30,656     $ 17,127    $ 22,716     $26,443
Net income per share...........   $   0.89     $  0.99     $   1.33     $   0.73    $   0.99     $  1.02
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------

                                                       DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,
                                                         1993        1994         1994        1994
                                                       --------    ---------    --------    ---------
- -----------------------------------------------------------------------------------------------------
Premiums written....................................   $  4,621     $51,288     $ 30,347     $ 15,809
Premiums earned.....................................        628      14,128       18,786       23,163
Investment income, net..............................      4,817       4,161        4,919        6,198
Realized gains (losses) on investments, net.........     (6,034)     (1,101)      (2,454)        (627)
Losses and loss expenses............................         --      14,127        6,686        4,465
Net income (loss)...................................   $ (2,100)    $   303     $ 11,525     $ 20,087
Net income (loss) per share.........................   $  (0.09)    $  0.01     $   0.51     $   0.89
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

17. EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT

     PUBLIC OFFERING. In May 1996, the Board of Directors approved a plan to register shares for sale to the public as a follow on to the initial public offering. All of the shares to be sold are being sold by existing shareholders. Consequently, the Company will not receive any of the proceeds of the offering. The Company will pay certain expenses related to the offering, including certain expenses incurred on behalf of the selling shareholders.

     SHARE REPURCHASE. In May 1996, the Board of Directors approved the repurchase of up to 1 million shares concurrent with the public offering and at the public offering price, net of underwriters' discount.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Selling Shareholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc. and Smith Barney Inc. are acting as representatives, has severally agreed to purchase from the Selling Shareholders, the respective number of Ordinary Shares set forth opposite its name below:


                                                                          NUMBER OF
                                                                           ORDINARY
                                  UNDERWRITERS                              SHARES
        ----------------------------------------------------------------  ----------
        Goldman, Sachs & Co.............................................
        Donaldson, Lufkin & Jenrette
          Securities Corporation........................................
        J.P. Morgan Securities Inc. ....................................
        Smith Barney Inc. ..............................................

                                                                          ----------
             Total......................................................   4,000,000
                                                                          ==========


     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Ordinary Shares offered hereby, if any are taken.

     The Underwriters propose to offer the Ordinary Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $ per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $   per share to certain brokers and
dealers. After the Ordinary Shares are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     At the request of the Company, the Underwriters have reserved 1,000,000 of the Ordinary Shares offered hereby for sale to Global Capital Re in the GCR Repurchase, at the initial public offering price net of the underwriting discount set forth on the cover page of this Prospectus. The closing for the GCR Repurchase will occur simultaneously with the closing of the sale of the shares to the Underwriters.


     Certain of the Selling Shareholders have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 600,000 additional Ordinary Shares solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Ordinary Shares to be purchased by each of them, as shown in the foregoing table, bears to the 4,000,000 Ordinary Shares offered hereby.

     The Company has agreed, during the period of 90 days beginning on the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any Ordinary Shares or any other securities of the Company that are substantially similar to the Ordinary Shares, including but not limited to any securities of the Company that are convertible into or exchangeable for, or that represent the right to receive, Ordinary Shares or any substantially similar securities, without the prior written consent of the representatives, except pursuant to employee and director compensation arrangements existing on the date of this Prospectus. The Selling Shareholders and all other persons holding Original Shares (or any options outstanding prior to the Offering) have also agreed to a similar restriction on sales of Original Shares (or shares issued on exercise of such options) during such 90-day period, except for sales in the Offering and the GCR Repurchase or with the prior written consent of the representatives of the Underwriters. Goldman, Sachs & Co. and Johnson & Higgins will have registration rights relating to the Ordinary Shares, but such rights will not be exercisable until after such 90-day period. For a discussion of these matters, see "Certain Relationships and Related Party
Transactions -- Registration Rights" and "Shares Eligible for Future Sale."


     Goldman, Sachs & Co. and certain of their affiliates own 4,420,489 Ordinary Shares representing 17.2% of the Ordinary Shares of the Company and, upon completion of the Offering and the GCR Repurchase, will own approximately 14.6% of the Ordinary Shares based on current assumptions about the levels of Selling Shareholder participation in Offering (in each case calculated on the basis set forth in the notes to "Principal and Selling Shareholders"). See "Principal and Selling Shareholders." Goldman, Sachs & Co. and such affiliates are subject to the 90-day lock-up that applies to other shareholders as described above. Notwithstanding such restriction, however, Goldman, Sachs & Co. and their affiliates will be permitted to engage in stabilization, brokerage and ordinary course of business transactions and will be permitted, pursuant to a registration statement under the Securities Act maintained by the Company, to sell Ordinary Shares and related securities in connection with market-making transactions from time to time, both during and after the 90-day period. See "Shares Eligible for Future Sale."



     Goldman, Sachs & Co. and certain of their affiliates maintain certain contractual relationships with the Company. See "Certain Relationships and Related Party Transactions." In addition, one director of the Company, J. Markham Green, is a limited partner and another director of the Company, John P. McNulty, is a general partner of Goldman, Sachs & Co. Goldman, Sachs & Co. and their affiliates do not have any right to designate directors of the Company. See "Management."


     Because Goldman, Sachs & Co. and certain of their affiliates own in excess of 10% of the Ordinary Shares of the Company, the underwriting arrangements for the Offering must comply with the requirements of Schedule E to the By-laws ("Schedule E") of the NASD. Those requirements provide that, when a NASD member firm participates in distributing an affiliate's equity securities, the price of the securities must be determined by a "qualified independent underwriter." Accordingly, Donaldson, Lufkin & Jenrette Securities Corporation (the "Independent Underwriter") is acting as a qualified independent underwriter for purposes of determining the price of the Ordinary Shares offered hereby and has conducted due diligence in connection with its responsibilities as a qualified independent underwriter. The Independent Underwriter will receive compensation from the Company in the amount of $5,000 for serving in such role. The price at which the Ordinary Shares are being sold to the public will be no higher than the price recommended by the Independent Underwriter. In addition, in light of Schedule E, Goldman, Sachs & Co. have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval of such transactions by the customer.

     Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc. and Smith Barney Inc. acted as the representatives of the underwriters in the 1995 IPO and received underwriting discounts and commissions from the selling shareholders in such offering. Goldman, Sachs & Co. and certain of their affiliates have provided, and currently provide, investment banking services to GCR. For a description of these services and the consideration received in respect thereof, see "Certain Relationships and Related Party Transactions."

     The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to continue to make a market in the Ordinary Shares. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act.

     The Company and the Underwriters have entered into an agreement with respect to such market-making activities. Because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. will be required to deliver a current prospectus to any purchaser in connection with any such market-making transactions. The Company has agreed to make from time to time certain amendments or supplements to the Prospectus and to pay certain expenses relating to such amendments or supplements.

     In connection with the Offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualifying registered market makers on Nasdaq may engage in passive market-making transactions in the Ordinary Shares on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act, during the two business day period before commencement of sales in the Offering. The passive market-making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market-maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market-maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market-maker on each day are generally limited to a specified percentage of the passive market-maker's average daily trading volume in the Ordinary Shares during a price period and must be discontinued when such limit is reached. Passive market-making may stabilize the market price of the Ordinary Shares at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Company and the Selling Shareholders have agreed to indemnify the several Underwriters and the Independent Underwriter against certain liabilities, including liabilities under the Securities Act.

- ------------------------------------------------------
- ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        -----
Enforceability of Civil Liabilities
  Under United States Laws...........       2
Prospectus Summary...................       3
Risk Factors.........................      13
Use of Proceeds......................      23
Dividend Policy......................      23
Price Range of Ordinary Shares.......      24
Capitalization.......................      25
Selected Consolidated Financial
  Data...............................      26
Selected Pro Forma Financial Data....      28
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      29
Business.............................      37
Management...........................      59
Principal and Selling Shareholders...      72
Certain Relationships and Related
  Party Transactions.................      75
Description of Capital Shares........      77
Shares Eligible for Future Sale......      83
Certain Tax Considerations...........      84
Validity of Ordinary Shares..........      92
Experts..............................      92
Additional Information...............      92
Glossary of Selected Insurance
  Terms..............................      93
Index to Financial Statements........     F-1
Underwriting.........................     U-1


- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------


                                4,000,000 SHARES


                              GCR HOLDINGS LIMITED

                                ORDINARY SHARES
                          (PAR VALUE $0.10 PER SHARE)

                            ------------------------

                                      LOGO

                            ------------------------

                              GOLDMAN, SACHS & CO.
                          DONALDSON, LUFKIN & JENRETTE
             SECURITIES CORPORATION

                               J.P. MORGAN & CO.
                               SMITH BARNEY INC.

                      REPRESENTATIVES OF THE UNDERWRITERS
- ------------------------------------------------------
- ------------------------------------------------------

     A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                [ALTERNATE PAGE]


                   SUBJECT TO COMPLETION, DATED JUNE 26, 1996

LOGO                          GCR HOLDINGS LIMITED
                                ORDINARY SHARES
                          (par value $0.10 per share)

                            ------------------------

     SEE "RISK FACTORS" ON PAGES 13 THROUGH 23 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE ORDINARY SHARES.

     The Ordinary Shares are quoted in the Nasdaq National Market under the symbol "GCREF."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Ordinary Shares related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. The closing of the Offering referred to herein is expected to
occur on             , 1996. See "Plan of Distribution."

                              GOLDMAN, SACHS & CO.
                            ------------------------

               The date of this Prospectus is             , 1996.

                                [ALTERNATE PAGE]

                             PRINCIPAL SHAREHOLDERS

     The table below sets forth the beneficial ownership of the Company's Ordinary Shares by the principal shareholders and the directors and officers of the Company following the sale of the Ordinary Shares in the Offering and the GCR Repurchase.


                                                                       BENEFICIAL OWNERSHIP(1)
                                                                       -----------------------
                NAME AND ADDRESS OF BENEFICIAL OWNER                    NUMBER         PERCENT
- ---------------------------------------------------------------------  ---------       -------
5% BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS:
The Goldman Sachs Group, L.P.........................................  3,612,020(2)      14.6
  85 Broad Street
  New York, NY 10004
Johnson & Higgins....................................................  1,141,402(3)       4.6
  125 Broad Street
  New York, NY 10004
Alfred Lerner........................................................     53,233(4)         *
Steven H. Newman.....................................................     75,692(5)         *
Lawrence S. Doyle....................................................     66,576(6)         *
Robert L. Nason......................................................     25,042(7)         *
Stephen S. Outerbridge...............................................     31,160(7)         *
William G. Fanning...................................................     17,862(8)         *
Frederick W. Deichmann...............................................     27,595(9)         *
J. Markham Green.....................................................      3,000            *
John P. McNulty......................................................      3,000(10)        *
David A. Olsen.......................................................      9,711(4)         *
Jerry S. Rosenbloom..................................................      3,000(4)         *
Joseph D. Roxe.......................................................     13,323(4)         *
Michael E. Satz......................................................      3,000(4)         *
Richard D. Spurling..................................................      3,000(4)         *
Donald J. Zuk........................................................      4,000(11)        *
All Directors and Executive Officers as a group (16 persons).........    344,694          1.4


- ---------------
  *  Less than 1% of the outstanding shares.


 (1) In accordance with Commission rules, each beneficial owner's holdings have been calculated assuming full exercise of outstanding options exercisable
     by such owner within 60 days after July        , 1996, but no exercise of
     outstanding options held by any other person. For the purposes of these calculations, all shares purchased by Global Capital Re in the GCR Repurchase are treated as if they have ceased to be outstanding (although such shares will continue to carry voting, dividend and other rights while they are held by Global Capital Re). For further information about the calculation of beneficial ownership, see the footnotes below.



 (2) Includes 3,012,099 Ordinary Shares beneficially owned by certain investment limited partnerships, including GS Capital Partners, L.P., of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner or managing general partner. GS Group disclaims beneficial ownership of shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates. Also includes 599,921 Ordinary Shares beneficially owned by Goldman, Sachs & Co., also an affiliate of GS Group. Does not include certain shares held in customer accounts managed by affiliates of GS Group, which affiliates do not intend to exercise voting rights over such shares. Also does not include shares which may be held by Goldman, Sachs & Co. and certain of its affiliates as a result of market-making activities.


 (3) Consists of Ordinary Shares beneficially owned by Johnson & Higgins (Bermuda) Limited, a subsidiary of Johnson & Higgins. Does not include shares beneficially owned by Messrs. Olsen and Roxe, officers of Johnson & Higgins and directors of the Company.

 (4) Includes 3,000 Ordinary Shares issuable upon the exercise of options.
 (5) Includes 28,192 Ordinary Shares issuable upon the exercise of options; does not include 376,746 shares held by Underwriters Reinsurance Company, a subsidiary of Allegheny Corporation.
 (6) Includes 26,576 Ordinary Shares issuable upon the exercise of options.

 (7) Includes 11,160 Ordinary Shares issuable upon the exercise of options.

 (8) Includes 7,397 Ordinary Shares issuable upon the exercise of options.
 (9) Includes 7,595 Ordinary Shares issuable upon the exercise of options. Also includes 200 Ordinary Shares held by Mr. Deichmann for the benefit of his children and as to which he disclaims beneficial ownership.

(10) Includes 3,000 Ordinary Shares issuable upon the exercise of options. Does not include 4,417,489 shares which may be deemed to be beneficially owned by GS Group. See note (2) above. The general partners of Goldman, Sachs & Co. may be deemed to share beneficial ownership of the shares shown as beneficially owned by certain affiliates of GS Group. Mr. McNulty, who is a general partner of Goldman, Sachs & Co., disclaims beneficial ownership of the shares owned by GS Group and certain of its affiliates.

(11) Includes 3,000 Ordinary Shares issuable upon the exercise of options. Does not include 188,373 shares held by Southern California Physicians Insurance Exchange.

                                [ALTERNATE PAGE]

                              PLAN OF DISTRIBUTION

     This Prospectus may be used by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in the Ordinary Shares effected from time to time after the commencement of the Offering. Goldman, Sachs & Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     For a description of certain relationships and transactions between Goldman, Sachs & Co. and their affiliates and the Company, see "Management," "Certain Relationships and Related Party Transactions" and "Principal Shareholders."

     The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently make a market in the Ordinary Shares. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity is subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be sustained. See "Risk Factors -- Limited Prior Public Market."

     The Company has agreed to indemnify Goldman, Sachs & Co. with respect to certain liabilities in connection with this Prospectus, including liabilities under the Securities Act.

                                [ALTERNATE PAGE]

- ------------------------------------------------------
- ------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            -----
Enforceability of Civil Liabilities Under
  United States Laws.....................
Prospectus Summary.......................
Risk Factors.............................
Dividend Policy..........................
Price Range of Ordinary Shares...........
Capitalization...........................
Selected Consolidated Financial Data.....
Selected Pro Forma Financial Data........
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations.............................
Business.................................
Management...............................
Principal Shareholders...................
Certain Relationships and Related Party
  Transactions...........................
Description of Capital Shares............
Shares Eligible for Future Sale..........
Certain Tax Considerations...............
Plan of Distribution.....................
Validity of Ordinary Shares..............
Experts..................................
Additional Information...................
Glossary of Selected Insurance Terms.....
Index to Financial Statements............


- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                              GCR HOLDINGS LIMITED

                                ORDINARY SHARES
                          (PAR VALUE $0.10 PER SHARE)

                            ------------------------

                                      LOGO

                            ------------------------
                              GOLDMAN, SACHS & CO.
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.


    SEC registration fee...................................................   $    39,656
    NASD filing fee........................................................        12,000
    Blue sky fees and expenses.............................................        30,000
    Printing and engraving expenses........................................       250,000
    Legal fees and expenses................................................       650,000
    Accounting fees and expenses...........................................        67,000
    Miscellaneous..........................................................        51,344
                                                                              -----------
              Total........................................................   $ 1,100,000
                                                                               ==========


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Cayman Islands law does not specifically limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be able to enforce indemnification for his own dishonesty or wilful neglect or default.

     Article 123 of the Articles, filed as Exhibit 3.2A to this Registration Statement, and Article 107 of the proposed Articles of Association of the Company, filed as Exhibit 3.2B to this Registration Statement, contains provisions providing for the indemnification by the Company of an officer, director or trustee of the Company for all actions, proceedings, claims, costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own respective wilful neglect or default.

     Section 7 of the Underwriting Agreement and Section 1 of the Indemnity Agreement, filed as Exhibits 1.1A and 1.1B to the Registration Statement, provide for indemnification of the Company, its officers and its directors by the Underwriters and the Selling Shareholders with respect to certain portions of the Registration Statement. The Company has agreed to provide indemnification to two of its officers, with respect to their serving as attorneys-in-fact for the Selling Shareholders, in connection with the Offering. See Exhibit 1.1C.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following information is furnished as to securities of the Company sold within the past three years which were not registered under the Securities Act. Exemption from registration under the Securities Act is claimed for those transactions which are subject to the Securities Act under Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering. No underwriting discounts or commissions were paid in connection with such sales. All share and per share information below gives effect to the Share Split.

     On October 8, 1993, the Company issued 22,547,550 Ordinary Shares to investors in its initial share placement. The placement was made on a private basis, pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, to persons who certified to the Company that they qualified as "accredited investors" within the meaning of Regulation D. Concurrently with such issuance, the Company issued options to purchase an aggregate of 3,495,595 Ordinary Shares to 5 of its directors and officers in connection with their employment by Global Capital Re, and to its two sponsors, Goldman, Sachs & Co. and Johnson & Higgins, and certain of their affiliates, in connection with their efforts in the formation of the Company and Global Capital Re. On Decem-ber 22, 1995 Goldman, Sachs & Co., Johnson & Higgins and their respective affiliates exercised warrants for 3,303,655 Ordinary Shares, constituting all warrants held by such entities, at an exercise price of $11.00 per Ordinary Share. This sale was exempt from registration under Section 4(2) of the Securities Act.

     The Company issued the following securities to the named individual on the dates and for the amounts indicated pursuant to Section 4(2) of the Securities Act or a related exemption thereunder:

        NAME                    DATE                  SECURITY                  PRICE
     Mr. Fanning          January 15, 1994      7,500 Ordinary Shares       $20 per share
                            June 28, 1994       2,000 Ordinary Shares       $20 per share
                          November 15, 1994      965 Ordinary Shares      $20.76 per share
   Mr. Witherspoon          May 16, 1994        5,000 Ordinary Shares       $20 per share
      Mr. Green           February 6, 1996      3,000 Ordinary Shares     $15.24 per share

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a) Exhibits


EXHIBIT
NUMBER                                         DESCRIPTION
- -------       ------------------------------------------------------------------------------
  1.1         Form of Underwriting Agreement between the Company, the Selling Shareholders and the Underwriters
 +1.2         Form of Indemnity Agreement between the Company and the Selling Shareholders
 +1.3         Form of Indemnity Agreement between the Company, Lawrence S. Doyle and
              Frederick W. Deichmann
 +3.1         Amended and Restated Memorandum of Association of the Company
 +3.2         Amended and Restated Articles of Association of the Company
 +3.3         Amended and Restated Shareholders Agreement, dated as of December 18, 1995, among the Shareholders (as defined therein) and the Company
 +3.4         Registration Rights Agreement, dated December 18, 1995, between the Company and The Goldman Sachs Group, L.P. and Johnson & Higgins
  4           Form of Share Certificate (incorporated by reference to the Company's
              Registration Statement on Form S-1 (File No. 33-97736))
 +5           Opinion of Maples and Calder regarding the validity of the securities registered
 +8           Opinion of Sullivan & Cromwell with respect to tax matters
 10.1         Employment Agreement, dated as of June 16, 1993, between the Company and
              Lawrence S. Doyle (the "Doyle Employment Agreement") (incorporated by reference to the Company's Registration Statement on Form S-1 (File No.
              33-97736))
+10.1A        Amendment to the Doyle Employment Agreement, dated as of December 12, 1995
 10.2         Employment Agreement, dated as of August 16, 1993, between the Company and
              Frederick W. Deichmann (the "Deichmann Employment Agreement") (incorporated by reference to the Company's Registration Statement on Form S-1 (File No.
              33-97736))
+10.2A        Amendment to the Deichmann Employment Agreement, dated as of December 12, 1995
 10.3         Employment Agreement, dated as of January 15, 1994, between the Company and
              William G. Fanning (the "Fanning Employment Agreement") (incorporated by reference to the Company's Registration Statement on Form S-1 (File No.
              33-97736))
+10.3A        Amendment to the Fanning Employment Agreement, dated as of December 12, 1995
 10.4         Employment Agreement, dated as of June 16, 1993, between the Company and
              Robert L. Nason (the "Nason Employment Agreement") (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-97736))
+10.4A        Amendment to the Nason Employment Agreement, dated as of December 12, 1995
 10.5         Employment Agreement, dated as of June 16, 1993, between the Company and
              Stephen S. Outerbridge (the "Outerbridge Employment Agreement") (incorporated by reference to the Company's Registration Statement on Form S-1 (File No.
              33-97736))

EXHIBIT
NUMBER                                         DESCRIPTION
- -------       ------------------------------------------------------------------------------
+10.5A        Amendment to the Outerbridge Employment Agreement, dated as of December 12,
              1995
 10.6         Non-Recourse Note, dated as of October 8, 1993, between the Company and Steven
              H. Newman (the "Newman Note") (incorporated by reference to the Company's
              Registration Statement on Form S-1 (File No. 33-97736))
+10.6A        Amendment to the Newman Note dated as of April 30, 1996
 10.7         Non-Recourse Note, dated as of October 8, 1993, between the Company and
              Lawrence S. Doyle (the "Doyle Note") (incorporated by reference to the
              Company's Registration Statement on Form S-1 (File No. 33-97736))
+10.7A        Amendment to the Doyle Note dated as of April 30, 1996
 10.8         Non-Recourse Note, dated as of October 8, 1993, between the Company and
              Frederick W. Deichmann (the "Deichmann Note") (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-97736))
+10.8A        Amendment to the Deichmann Note dated as of April 30, 1996
 10.9         Non-Recourse Note, dated as of January 15, 1994, between the Company and
              William G. Fanning (the "Fanning Note") (incorporated by reference to the
              Company's Registration Statement on Form S-1 (File No. 33-97736))
+10.9A        Amendment to the Fanning Note dated as of April 30, 1996
 10.10        Non-Recourse Note, dated as of October 8, 1993, between the Company and Robert
              L. Nason (the "Nason Note") (incorporated by reference to the Company's
              Registration Statement on Form S-1 (File No. 33-97736))
+10.10A       Amendment to the Nason Note dated as of April 30, 1996
 10.11        Non-Recourse Note, dated as of October 8, 1993, between the Company and
              Stephen S. Outerbridge (the "Outerbridge Note") (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-97736))
+10.11A       Amendment to the Outerbridge Note dated as of April 30, 1996
 10.16        Chairman's Incentive Agreement, dated as of June 16, 1993, between the Company and Steven H. Newman (incorporated by reference to the Company's Registration
              Statement on Form S-1 (File No. 33-97736))
 10.16A       Amended and Restated Chairman's Incentive Agreement, dated as of November 16,
              1995, between the Company and Steven H. Newman (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-97736))
 10.17        The Company's Share Option Plan (incorporated by reference to the Company's
              Registration Statement on Form S-1 (File No. 33-97736))
 10.17A       The Company's Amended and Restated Share Option Plan (incorporated by reference to the Company's Registration Statement on Form S-1 (File No.
              33-97736))
 10.18        The Company's Incentive Compensation Plan (incorporated by reference to the
              Company's Registration Statement on Form S-1 (File No. 33-97736))
 10.18A       The Company's Amended and Restated Incentive Compensation Plan (incorporated by reference to the Company's Registration Statement on Form S-1 (File No.
              33-97736))
 10.19        Custodian Agreement, dated December 16, 1994, between Global Capital Re and
              Mellon Bank, N.A., London Branch (incorporated by reference to the Company's
              Registration Statement on Form S-1 (File No. 33-97736))
 10.20        Discretionary Investment Advisory Agreement, dated October 8, 1993, between
              Global Capital Re and Goldman Sachs Asset Management International, as amended by letter dated February 28, 1994 (incorporated by reference to the Company's
              Registration Statement on Form S-1 (File No. 33-97736))
 10.21        Credit Agreement, dated as of August 17, 1995, among the Company, the Lenders named therein and The First National Bank of Chicago, as Agent (the "Credit
              Agreement") (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-97736))

EXHIBIT
NUMBER                                         DESCRIPTION
- -------       ------------------------------------------------------------------------------
 10.22        Amendment No. 1 to the Credit Agreement, dated as of October 27, 1995
              (incorporated by reference to the Company's Registration Statement on Form S-1
              (File No. 33-97736))
 10.23        Share Pledge Agreement, dated as of September 29, 1995, between the Company and The First National Bank of Chicago, as Agent (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-97736))
 10.24        Software License Agreement, dated October 8, 1993, between Applied Insurance
              Research, Inc. and Global Capital Re (incorporated by reference to the
              Company's Registration Statement on Form S-1 (File No. 33-97736))
+10.25        The Company's Amended and Restated Nonemployee Directors Share Option Plan,
              dated as of April 18, 1996
+10.26        The Company's Amended and Restated 1995 Share Option Plan, dated as of April
              18, 1996
+10.27        Amendment No. 2 to the Credit Agreement, dated as of February 28, 1996
+10.28        Form of Share Option Agreement between the Company and employees of the
              Company who received grants of options pursuant to the Company's 1995 Share
              Option Plan
+10.29        Form of Restricted Share Agreement between the Company and employees of the
              Company who received grants of Restricted Shares of the Company pursuant to the Company's 1995 Share Option Plan
+10.30        Form of Share Option Agreement between the Company and the directors of the
              Company who received grants of options pursuant to the Company's Nonemployee
              Directors Share Option Plan
 11.          Statement regarding computation of per share earnings for the fiscal year ended September 30, 1995 (incorporated by reference to the Company's
              Registration Statement on Form S-1 (File No. 33-97736))
 21.          Subsidiary of the Company (incorporated by reference to the Company's
              Registration Statement on Form S-1 (File No. 33-97736))
+23.1         Consent of Maples and Calder (included in their opinion filed as Exhibit 5)
 23.2         Consent of Arthur Andersen & Co.
+23.3         Consent of Appleby, Spurling & Kempe
+23.4         Consent of Sullivan & Cromwell (included in their opinion filed as Exhibit 8)
+24           Powers of Attorney


- ---------------

+ Previously filed.


  (b) Financial Statement Schedules

     The following schedules contain summary financial information extracted from the consolidated financial statements of the Company and are qualified in their entirety by reference to such financial statements.

  SCHEDULE
- ------------
Schedule I      Summary of Investments Other Than Investments in Related Parties at September
                30, 1995
Schedule II     Condensed Financial Information of Registrant
Schedule III    Supplementary Insurance Information as of and for the years ended September
                30, 1995 and 1994
Schedule IV     Reinsurance for the years ended September 30, 1995 and 1994
Schedule VI     Supplementary Information Concerning Property -- Casualty Insurance
                Operations for the years ended September 30, 1995 and 1994

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i)(A)(i) and (i)(A)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (5) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to

     Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (7) That for the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on the 25th day of June, 1996.


                                          GCR HOLDINGS LIMITED


                                          By: /s/  FREDERICK W. DEICHMANN
                                             -----------------------------------
                                                   Frederick W. Deichmann
                                          Chief Financial Officer and Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 25th day of June, 1996.



                SIGNATURE                                  TITLE                      DATE
- ------------------------------------------   ----------------------------------  --------------
                    *                        President, Chief Executive Officer  June 25, 1996
- ------------------------------------------   and Director (Principal Executive
            Lawrence S. Doyle                Officer)

                    *                        Chief Financial Officer and         June 25, 1996
- ------------------------------------------   Secretary (Principal Financial and
          Frederick W. Deichmann             Accounting Officer)

                    *                        Chairman of the Board of Directors  June 25, 1996
- ------------------------------------------
             Steven H. Newman

                    *                        Director                            June 25, 1996
- ------------------------------------------
             J. Markham Green

                    *                        Director                            June 25, 1996
- ------------------------------------------
              Alfred Lerner

                    *                        Director                            June 25, 1996
- ------------------------------------------
             John P. McNulty

                    *                        Director                            June 25, 1996
- ------------------------------------------
              David A. Olsen

                    *                        Director                            June 25, 1996
- ------------------------------------------
              Joseph D. Roxe

                    *                        Director                            June 25, 1996
- ------------------------------------------
           Jerry S. Rosenbloom

                SIGNATURE                                  TITLE                      DATE
- ------------------------------------------   ----------------------------------  --------------
                    *                        Director                            June 25, 1996
- ------------------------------------------
             Michael E. Satz

                    *                        Director                            June 25, 1996
- ------------------------------------------
           Richard D. Spurling

                    *                        Director                            June 25, 1996
- ------------------------------------------
              Donald J. Zuk

    *By:  /s/  FREDERICK W. DEICHMANN
- ------------------------------------------
          Frederick W. Deichmann
             ATTORNEY-IN-FACT


                           AUTHORIZED REPRESENTATIVE


     Pursuant to the requirements of the United States Securities Act of 1933, this Registration Statement has been signed below in Newark, Delaware on June 25, 1996, by the undersigned as the duly authorized representative of the Registrant in the United States.



                                                 /s/  DONALD PUGLISI
                                          --------------------------------------
                                                        Puglisi & Associates
                                                 By: Donald Puglisi
                                                 Title: Managing Director

                               INDEX TO SCHEDULES

SCHEDULE                                                                                PAGES
                                                                                        -----
            Report of Independent Public Accountants on Schedules..................      S-2
I           Summary of Investments Other Than Investments in Related Parties at
              September 30, 1995...................................................      S-3
II          Condensed Financial Information of Registrant..........................      S-4
III         Supplementary Insurance Information as of and for the years ended
              September 30, 1995 and 1994..........................................      S-7
IV          Reinsurance for the years ended September 30, 1995 and 1994............      S-8
VI          Supplementary Information Concerning Property -- Casualty Insurance
              Operations for the years ended September 30, 1995 and 1994...........      S-9

     Schedules other than those listed above are omitted for the reason that they are not applicable.

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES

TO GCR HOLDINGS LIMITED

We have audited, in accordance with generally accepted auditing procedures, the consolidated financial statements of GCR Holdings Limited and Subsidiary as of September 30, 1995 and 1994 and for the years then ended and have issued our report thereon dated November 3, 1995 (included elsewhere in the Registration Statement). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedules listed on page S-1 of the Registration Statement are the responsibility of management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not a part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN & CO.

HAMILTON, BERMUDA

NOVEMBER 3, 1995
(EXCEPT WITH RESPECT TO THE
MATTERS DISCUSSED IN NOTE 1
TO THE CONSOLIDATED FINANCIAL
STATEMENTS AS TO WHICH THE
DATE IS DECEMBER 22, 1995)

                                                                      SCHEDULE I

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

                             SUMMARY OF INVESTMENTS
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
               (Expressed in thousands of United States Dollars)

                                                                   AT SEPTEMBER 30, 1995
                                                      -----------------------------------------------
                                                                                          AMOUNT AT
                                                                                            WHICH
                                                                                        SHOWN IN THE
                                                      AMORTIZED COST    MARKET VALUE    BALANCE SHEET
                                                      --------------    ------------    -------------
TYPE OF INVESTMENT:
Fixed Maturities Available for Sale:
     U.S. government and government
       agency bonds................................      $205,517         $206,115        $ 206,115
     U.S. corporate bonds..........................       223,497          223,432          223,432
     U.S. asset-backed securities..................        55,844           55,775           55,775
                                                         --------         --------        ---------
          Subtotal.................................       484,858          485,322          485,322
Cash and Cash Equivalents..........................        41,490           41,490           41,490
                                                         --------         --------        ---------
          Total Investments and Cash and Cash
            Equivalents............................      $526,348         $526,812        $ 526,812
                                                         ========         ========        =========

                                                                     SCHEDULE II

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                              GCR HOLDINGS LIMITED

                                 BALANCE SHEET
                                (PARENT COMPANY)
                          SEPTEMBER 30, 1995 AND 1994

  (Expressed in thousands of United States Dollars, except per share amounts)

                                                                           SEPTEMBER 30,
                                                                        --------------------
                                                                          1995        1994
                                                                        --------    --------
                               ASSETS
Cash and cash equivalents............................................   $  5,428    $     32
Investment in Wholly Owned Subsidiary................................    496,209     468,408
Due from Subsidiary..................................................         --          --
Other Assets.........................................................        365         145
                                                                        --------    --------
     Total assets....................................................   $502,002    $468,585
                                                                        ========    ========
                             LIABILITIES
Loan payable.........................................................   $142,000    $     --
Loan interest payable................................................      1,017          --
Due to Subsidiary....................................................        958         518
Other liabilities....................................................      1,630          --
                                                                        --------    --------
     Total liabilities...............................................    145,605         518
                                                                        --------    --------
                        SHAREHOLDERS' EQUITY
Common Shares, $0.10 par value -- authorized 50,000,000 shares issued and outstanding at September 30, 1995 -- 22,361,600 shares and, at
  September 30, 1994 -- 22,562,500 shares............................      2,236       2,256
Additional paid-in capital...........................................    338,353     440,817
Loans to officers and employees......................................     (1,783)     (2,100)
Unrealized loss on investment........................................        464      (2,721)
Retained earnings....................................................     17,127      29,815
                                                                        --------    --------
     Total shareholders' equity......................................    356,397     468,067
                                                                        --------    --------
          Total liabilities and shareholders' equity.................   $502,002    $468,585
                                                                        ========    ========

                                                                     SCHEDULE II

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

          CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)

                              GCR HOLDINGS LIMITED

                              STATEMENT OF INCOME
                                (PARENT COMPANY)
                FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994

               (Expressed in thousands of United States Dollars)

                                                                             YEAR ENDED
                                                                           SEPTEMBER 30,
                                                                        --------------------
                                                                          1995       1994
                                                                        --------   ---------
Revenues:
  Investment income.................................................    $  2,962   $     154
  Realized gains, net...............................................         296          --
                                                                        --------   ---------
          Total revenues............................................       3,258         154
                                                                        --------   ---------
Expenses:
  Organizational expenses...........................................          --         152
  Interest expense..................................................       1,964          --
  Operating costs and expenses......................................       3,254       1,316
                                                                        --------   ---------
          Total expenses............................................       5,218       1,468
                                                                        --------   ---------
Loss before equity in net income of wholly owned subsidiary.........      (1,960)     (1,314)
Equity in net income of wholly owned subsidiary.....................      92,616      31,129
                                                                        --------   ---------
Net income..........................................................      90,656      29,815
                                                                        --------   ---------
  Retained earnings, beginning of period............................      29,815           0
  Distribution......................................................    (103,344)         --
                                                                        --------   ---------
  Retained earnings, end of period..................................    $ 17,127   $  29,815
                                                                        ========   =========

                                                                     SCHEDULE II

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

          CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)

                              GCR HOLDINGS LIMITED

                            STATEMENT OF CASH FLOWS
                                (PARENT COMPANY)

                FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994

               (Expressed in thousands of United States Dollars)

                                                                           YEAR ENDED
                                                                          SEPTEMBER 30,
                                                                     -----------------------
                                                                       1995          1994
                                                                     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.........................................................  $  90,656     $  29,815
Less equity in net income of subsidiaries (net of distribution of
  $68,000 in 1995).................................................    (24,616)      (31,129)
                                                                     ---------     ---------
                                                                        66,040        (1,314)
Adjustments to reconcile net income to cash provided by operating activities:
  Realized gains, net..............................................       (296)           --
  Add (deduct) changes in assets and liabilities:
     Other assets..................................................       (220)         (145)
     Loan interest payable.........................................      1,017            --
     Due to subsidiary.............................................        440           518
     Other liabilities.............................................      1,630            --
                                                                     ---------     ---------
     Net cash provided by operating activities.....................     68,611          (941)
                                                                     ---------     ---------
CASH FLOWS APPLIED TO INVESTING ACTIVITIES:
     Contributions to subsidiary...................................         --      (440,000)
     Proceeds from sale of investments.............................     71,554            --
     Purchases of investments......................................    (71,258)           --
                                                                     ---------     ---------
     Net cash applied to investing activities......................        296      (440,000)
                                                                     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issue of ordinary shares........................         20       451,241
     Less: Placement costs.........................................         --        (8,168)
            Issued for notes receivable............................         --        (2,100)
     Retirement of ordinary shares.................................     (4,593)           --
     Repayment of notes receivable.................................        317            --
     Proceeds of borrowing.........................................    142,000            --
     Distribution to shareholders..................................   (201,255)           --
                                                                     ---------     ---------
     Net cash provided by financing activities.....................    (63,511)      440,973
                                                                     ---------     ---------
Net increase in cash...............................................      5,396            32
Cash and cash equivalents, beginning of period.....................         32            --
                                                                     ---------     ---------
Cash and cash equivalents, end of period...........................  $   5,428     $      32
                                                                     =========     =========

                                                                    SCHEDULE III

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

                      SUPPLEMENTARY INSURANCE INFORMATION

               (Expressed in thousands of United States Dollars)

                                SEPTEMBER 30, 1995
                    ------------------------------------------
                                       FUTURE
                                       POLICY
                     DEFERRED         BENEFITS,
                      POLICY       LOSSES, CLAIMS
                    ACQUISITION      AND CLAIMS       UNEARNED
                       COSTS          EXPENSES        PREMIUMS
                    -----------    --------------     --------
Property.........    $10,257         $ 33,390         $61,688
                     =======         ========         =======

                                                       YEAR ENDED SEPTEMBER 30, 1995
                     ---------------------------------------------------------------------------------------------
                                                                          AMORTIZATION
                                                    BENEFITS, CLAIMS,     OF DEFERRED
                      PREMIUM                          LOSSES AND            POLICY           OTHER
                      REVENUE     NET INVESTMENT       SETTLEMENT         ACQUISITION       OPERATING     PREMIUMS
                      EARNED          INCOME            EXPENSES             COSTS          EXPENSES      WRITTEN
                     --------     --------------    -----------------     ------------      ---------     --------
Property.........    $120,556       $ 32,651           $35,293             $ 17,063         $ 8,602       $136,884
                     ========       ========           =======             ========         =======       ========



                                SEPTEMBER 30, 1995
                    ------------------------------------------
                                       FUTURE
                                       POLICY
                     DEFERRED         BENEFITS,
                      POLICY       LOSSES, CLAIMS
                    ACQUISITION      AND CLAIMS       UNEARNED
                       COSTS          EXPENSES        PREMIUMS
                    -----------    --------------     --------
Property.........   $ 5,975         $ 19,705          $45,360
                     =======         ========         =======

                                                       YEAR ENDED SEPTEMBER 30, 1995
                     ---------------------------------------------------------------------------------------------
                                                                          AMORTIZATION
                                                    BENEFITS, CLAIMS,     OF DEFERRED
                      PREMIUM                          LOSSES AND            POLICY           OTHER
                      REVENUE     NET INVESTMENT       SETTLEMENT         ACQUISITION       OPERATING     PREMIUMS
                      EARNED          INCOME            EXPENSES             COSTS          EXPENSES      WRITTEN
                     --------     --------------    -----------------     ------------      ---------     --------
Property.........    $56,705        $ 20,095           $25,278            $6,743            $ 5,277       $102,065
                     ========       ========           =======             ========         =======       ========

                                                                     SCHEDULE IV

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

                                  REINSURANCE

               (Expressed in thousands of United States Dollars)

                                                                  ASSUMED                   PERCENTAGE
                                                    CEDED TO       FROM                     OF AMOUNT
                                         GROSS        OTHER        OTHER                    ASSUMED TO
                                        AMOUNT      COMPANIES    COMPANIES    NET AMOUNT       NET
                                       ---------    ---------    ---------    ----------    ----------
Year ended September 30, 1994
     Property Premiums Written......   $ 102,065       $--       $ 102,065     $102,065         100%
                                       =========       ===       =========     ========         ===
Year ended September 30, 1995
     Property Premiums Written......   $ 136,884       $--       $ 136,884     $136,884         100%
                                       =========       ===       =========     ========         ===

                                                                     SCHEDULE VI

                      GCR HOLDINGS LIMITED AND SUBSIDIARY

                      SUPPLEMENTARY INFORMATION CONCERNING
                     PROPERTY/CASUALTY INSURANCE OPERATIONS

               (Expressed in thousands of United States Dollars)

                                          RESERVE
                                            FOR                                                        CLAIMS AND CLAIMS EXPENSES
                           DEFERRED       UNPAID                                                           INSURED RELATED TO
                            POLICY      CLAIMS AND     DISCOUNT,                             NET       --------------------------
    AFFILIATION WITH      ACQUISITION     CLAIMS        IF ANY      UNEARNED    EARNED    INVESTMENT     CURRENT         PRIOR
       REGISTRANT            COSTS       EXPENSES      DEDUCTED     PREMIUMS   PREMIUMS     INCOME         YEAR          YEARS
- ------------------------- -----------   -----------   -----------   --------   --------   ----------   ------------   -----------
Consolidated Subsidiary
    Year ended September
      30, 1995...........   $10,257       $33,390         $--       $61,688    $120,556    $ 29,690      $ 29,880       $ 5,413
                            =======       =======         ===       =======    ========    ========      ========       =======
    Year ended September
      30, 1994...........   $ 5,975       $19,705         $--       $45,360    $ 56,705    $ 19,941      $ 25,278       $    --
                            =======       =======         ===       =======    ========    ========      ========       =======


                           AMORTIZATION
                           OF DEFERRED
                             POLICY      PAID CLAIMS
    AFFILIATION WITH       ACQUISITION   AND CLAIMS    PREMIUMS
       REGISTRANT             COSTS       EXPENSES     WRITTEN
- -------------------------  -----------   -----------   --------
Consolidated Subsidiary
    Year ended September
      30, 1995...........    $17,063       $21,608     $136,884
                             =======       =======     ========
    Year ended September
      30, 1994...........    $ 6,743       $ 5,573     $102,065
                             =======       =======     ========